Filed by Powerwave Technologies, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
And deemed filed pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Powerwave Technologies, Inc.
Commission File No. 000-21507

As filed with the Securities and Exchange Commission on January 26, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POWERWAVE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3663	11-2723423
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1801 E. St. Andrew Place

Santa Ana, California 92705

(714) 466-1000

(Address, including zip code, and telephone number, including area code,

of each of the co-registrants’ principal executive offices)

Bruce C. Edwards

President and Chief Executive Officer

Powerwave Technologies, Inc.

1801 E. St. Andrew Place

Santa Ana, California 92705

(714) 466-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nick E. Yocca, Esq.

Mark L. Skaist, Esq.

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed proxy statement/prospectus.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.0001	54,600,000	(1)	$10.29	$561,834,000(1)(2)	$51,689	(3)

(1)	Represents the maximum number of shares of Powerwave Technologies common stock to be issued if all shares of LGP Allgon are tendered based on an exchange ratio of 1.1 shares of Powerwave Technologies common stock for each share of LGP Allgon stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(l) of the Securities Act of 1933. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated on the basis of $10.29, which is the average of the high and low prices of shares of Powerwave Technologies common stock as reported on the Nasdaq National Market on January 21, 2004, a date within five (5) business days prior to the date of filing of this registration statement.

(3)	Fee in the amount of $33,371.49 was previously paid by Powerwave Technologies in connection with the filing of its PREM14A, file no. 00021507, on December 30, 2003. Fee is offset as provided in Rule 0-11(a)(2) of the Securities and Exchange Act of 1934 and Section 6(b) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JANUARY     , 2004

OFFER TO EXCHANGE 1.1 SHARES OF COMMON STOCK OF

POWERWAVE TECHNOLOGIES, INC. OR $

AT YOUR ELECTION AND SUBJECT TO PRORATION ON CASH

FOR EACH OUTSTANDING SHARE OF

LGP ALLGON HOLDING AB

THE OFFER WILL COMMENCE ON FEBRUARY     , 2004. THE WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., LOS ANGELES TIME, ON FEBRUARY     , 2004 UNLESS EXTENDED. LGP ALLGON SHARES TENDERED PURSUANT TO OUR OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF OUR OFFER.

Powerwave is offering to exchange 1.1 shares of its common stock for each LGP Allgon share that is validly tendered and not properly withdrawn. In addition, Powerwave is offering LGP Allgon shareholders the opportunity, under a cash alternative to receiving common stock, to elect for all or a specified number of their LGP Allgon shares to be acquired for $             in cash per LGP Allgon share. The cash alternative is subject to an aggregate maximum of $125 million. If holders of LGP Allgon shares elect, in the aggregate, to receive more than $125 million, then such elections shall be subject to proration, as discussed in this proxy statement/prospectus.

Our common stock trades on the Nasdaq National Market under the symbol “PWAV.” On January     , 2004, the last reported sale price of our common stock was $             per share.

This proxy statement/prospectus is being provided to United States holders of LGP Allgon stock pursuant to the requirements of the United States federal securities laws. In, addition, this proxy statement/prospectus includes the proxy statement and related form of proxy under which we are soliciting the shareholders of Powerwave to approve such matters.

Our obligation to pay for and to exchange our common stock for LGP Allgon common stock is subject to the conditions listed under “Conditions to the Exchange Offer” including the condition that our shareholders approve the issuance of our shares in the Exchange Offer and approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of our authorized shares of common stock.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, PLEASE CAREFULLY READ THE SECTION CAPTIONED “RISK FACTORS” BEGINNING ON PAGE 37.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is January     , 2004, and is being mailed to  Powerwave shareholders on or about             , 2004

Powerwave files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy these reports and other information filed by Powerwave at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Powerwave, who file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The address of this site is http://www.sec.gov.

You may also request copies of these documents from us, without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone made to us at the following address or telephone number:

Powerwave Technologies, Inc.

1801 E. St. Andrew Place, Santa Ana, California 92705

Attention: Investor Relations

Phone: (714) 466-1000; Fax: (714) 466-5801

YOU MUST REQUEST ANY INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE ON WHICH YOU MUST MAKE YOUR INVESTMENT DECISION, WHICH IS FEBRUARY     , 2004.

Dear Powerwave Shareholders:

On behalf of the Board of Directors of Powerwave Technologies, we are pleased to deliver this Proxy Statement/Prospectus and cordially invite you to attend the Special Meeting of shareholders of Powerwave Technologies in relation to the proposed combination of LGP Allgon Holding AB (“LGP Allgon”) with Powerwave, to be held on February     , 2004, at 9:00 a.m.

The purpose of the Special Meeting will be (1) the approval of the issuance of that number of shares of our common stock necessary to consummate our proposed acquisition of LGP Allgon Holding AB, a company incorporated in Sweden, such acquisition to be effected through an exchange offer for all of the outstanding shares of LGP Allgon, referred to as the Exchange Offer; and (2) the approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 135,000,000 to 250,000,000. We currently estimate that the consummation of the Exchange Offer in accordance with its terms will require the issuance of not more than 54,600,000 shares of our common stock.

Approval of the issuance of our common stock requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Special Meeting and entitled to vote thereon, provided that a quorum consisting of a majority of the shares of our common stock entitled to vote is present in person or by proxy. Approval of the amendment of our Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the shares entitled to vote, which is a majority of the shares of common stock of Powerwave outstanding as of the record date.

This booklet includes the notice of the Special Meeting and the Proxy Statement/Prospectus . The Proxy Statement/Prospectus describes the business to be transacted at the Special Meeting and provides information about us and our proposed combination with LGP Allgon that you should know when you vote your shares. We encourage you to read this Proxy Statement/Prospectus, which includes important information about this combination. The section entitled “Risk Factors” beginning on page 37 of this Proxy Statement/Prospectus contains a description of some of the risks that you should consider in evaluating our proposed combination with LGP Allgon.

Your Board of Directors has unanimously approved the Exchange Offer and the issuance of up to 54,600,000 shares of our common stock pursuant to the Exchange Offer. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ISSUANCE OF UP TO 54,600,000 SHARES OF OUR COMMON STOCK PURSUANT TO THE EXCHANGE OFFER AND “FOR” APPROVAL OF THE AMENDMENT TO POWERWAVE’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 135,000,000 to 250,000,000 SHARES.

Whether or not you plan to attend the meeting, your vote is very important. Please sign and submit your proxy as soon as possible so that your shares can be voted at the Special Meeting in accordance with your instructions. You can vote your shares via the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for using these convenient services appear on the instructions on the enclosed proxy card. On behalf of Powerwave, we look forward to seeing you at the Special Meeting and we thank you for your support.

Sincerely,

Bruce C. Edwards
President and Chief Executive Officer
Powerwave Technologies, Inc.

POWERWAVE TECHNOLOGIES, INC.

1801 E. St. Andrew Place,

Santa Ana, California 92705

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On February     , 2004

To our Shareholders:

A Special Meeting of shareholders of Powerwave Technologies, Inc. (“Powerwave” or the “Company”), will be held at the principal executive offices of the Company at 1801 E. St. Andrew Place, Santa Ana, California 92705, on Friday, February     , 2004 at 9:00 a.m., local time, for the following purposes:

(1)  To approve the issuance of up to 54,600,000 shares of Powerwave’s common stock, par value $0.0001 per share, representing the number necessary to consummate our proposed acquisition of LGP Allgon Holding AB, a company incorporated in Sweden, such acquisition to be effected through an exchange offer for all the outstanding shares of LGP Allgon, referred to herein as the Exchange Offer, as required by Nasdaq marketplace rules.

(2)  To approve an amendment to Powerwave’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 135,000,000 to 250,000,000 and the total number of authorized shares of Powerwave’s capital stock from 140,000,000 to 255,000,000.

(3)  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on January 19, 2004 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting. A list of shareholders as of the Record Date will be available during normal business hours for examination by any shareholder for any purpose germane to the Special Meeting for a period of ten days prior to February     , 2004, at the principal executive offices of Powerwave Technologies, Inc., 1801 E. St. Andrew Place, Santa Ana, California 92705.

All shareholders are urged to attend the meeting in person or by proxy. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE SPECIAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS (BENEFICIAL OWNERS MAY VOTE OVER THE INTERNET, BY TELEPHONE, OR BY MAILING THE ENCLOSED VOTING INSTRUCTIONS). For specific instructions on voting, please refer to the instructions on your enclosed proxy card. The proxy is revocable and will not affect your right to vote in person in the event you attend the Special Meeting. You may revoke your proxy at any time before it is voted. If you receive more than one proxy card because your shares are registered in different names or at different addresses, please sign and return each proxy card so all your shares will be represented at the Special Meeting. In addition, if you plan to attend the Special Meeting in person, please check the appropriate box so that we can ensure we have proper accommodations.

By Order of the Board of Directors,

Kevin T. Michaels
Senior Vice President, Finance,
Chief Financial Officer and Secretary

Santa Ana, California

This proxy statement/prospectus and the accompanying proxy are first being mailed to stockholders on January 26, 2004

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE PROPOSALS AND THE EXCHANGE OFFER	1

CAUTIONARY STATEMENT RELATED TO FORWARD LOOKING STATEMENTS	10

PROPOSAL ONE — APPROVAL OF THE ISSUANCE AND EXCHANGE OF UP TO 54,600,000 SHARES OF POWERWAVE’S COMMON STOCK	11

PROPOSAL TWO — APPROVAL OF AN AMENDMENT TO POWERWAVE’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 135,000,000 TO 250,000,000	12

THE EXCHANGE OFFER	16
Background of the Exchange Offer	16
Powerwave’s Reasons for the Exchange Offer	19
Opinion of Deutsche Bank Securities Inc., Financial Advisor to Powerwave	21
Terms of the Exchange Offer	29
Procedures for Tendering in the Exchange Offer	30
Conditions to the Exchange Offer	32
Exchange Offer Period	34
Extension, Termination and Amendment	34
Right to Extend the Acceptance Period	34
Withdrawal Rights	34
Anticipated Accounting Treatment	34
Appraisal Rights and Dissenters’ Rights	34
Governmental and Regulatory Matters	34
Material United States Federal Income Tax Considerations	35
Listing of Powerwave Common Stock to be Issued in the Exchange Offer	35
Restriction on Resales of Powerwave Common Stock	35
Principal Agreements	35
Non-solicitation Agreement	35
Option Agreements	36
Lock-up Agreements	36
Board of Directors	36

RISK FACTORS	37
Risks Relating to the Proposed Exchange Offer	37
Risks Relating to Powerwave After the Exchange Offer	42

SELECTED HISTORICAL FINANCIAL DATA	45

EXCHANGE RATE INFORMATION	46

SELECTED PRO FORMA COMBINED FINANCIAL DATA	47

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA	48

MARKET PRICE AND DIVIDEND INFORMATION	49

DESCRIPTION OF POWERWAVE COMMON STOCK	50

INFORMATION REGARDING LGP ALLGON	52

BUSINESS STRATEGY	52

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE PROPOSALS

AND THE EXCHANGE OFFER

This section highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To better understand the proposed transactions, you should read this entire Proxy Statement/Prospectus carefully, as well as those additional documents to which we refer you. You may obtain more information by following the instructions in the section captioned “WHERE YOU CAN FIND MORE INFORMATION” on page     . We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

Powerwave Technologies, Inc.

1801 E. St. Andrew Place

Santa Ana, CA 92705

(714) 466-1000

Powerwave is a leading independent supplier of high performance radio frequency power amplifiers. Powerwave designs, manufactures and markets both single carrier and multi-carrier ultra-linear radio frequency power amplifiers. Powerwave’s high performance products are key components in wireless communications networks, including Cellular, PCS and next generation or “3G” networks. Powerwave’s mission statement is to be the leading supplier of advanced radio frequency power amplifier solutions for the wireless communications industry.

LGP Allgon Holding AB

Antennvägen 6

SE-187 80 Täby

Sweden

46 85 40 82200

LGP Allgon Holding AB (“LGP Allgon”) develops, manufactures and markets telecommunications products to improve radio coverage, capacity and data speed in mobile communications networks throughout the world. Their product range comprises antenna systems, coverage solutions, base-station systems and radio-link systems. LGP Allgon was created from the combination of LGP Telecom Holding AB and Allgon AB. LGP Allgon is a leading supplier of booster products to operators and repeater systems, and has a strong market position in the fields of base station antennas, tower mounted amplifiers and RF filters for the co-siting of base stations. LGP Allgon is also a contract manufacturer of advanced industrial components for the automotive, food, medical and technology industries. LGP Allgon has approximately 1,400 employees in 13 countries. LGP Allgon is listed on Stockholmsbörsen (the Stockholm Exchange).

Why am I receiving this Proxy Statement/Prospectus?

Powerwave Shareholders

Powerwave and LGP Allgon have agreed to combine their businesses in a strategic transaction under which Powerwave will acquire all of the outstanding shares of LGP Allgon. This transaction will be effected through an offer (the “Exchange Offer”) for all of LGP Allgon’s shares whereby Powerwave will exchange 1.1 newly issued Powerwave shares of common stock for each LGP Allgon share. In order to complete this transaction, Powerwave shareholders must approve the issuance of shares of common stock in connection with the proposed Exchange Offer and must approve an amendment to Powerwave’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 135,000,000 to 250,000,000 and the total number of authorized shares of Powerwave’s capital stock from 140,000,000 to 255,000,000.

LGP Allgon Shareholders

This Proxy Statement/Prospectus also describes the Exchange Offer and provides LGP Allgon shareholders the means to tender their shares in connection with the Exchange Offer.

Why are Powerwave and LGP Allgon proposing this transaction? (see “Powerwave’s Reasons for the Exchange Offer” on pages 19 to 21)

Our offer for LGP Allgon reflects our strategy to extend our reach in the wireless infrastructure market by providing an increased portfolio of radio frequency-based solutions. We believe that this combination will enable us to be one of the key providers of products and solutions to the wireless infrastructure industry. We, along with LGP Allgon management, believe that customers in the wireless infrastructure market can benefit from more complete end-to-end solutions for their complex network requirements. Powerwave and LGP Allgon have highly complementary product portfolios and technologies and a key benefit of the combination will be to expand our product portfolio while leveraging our engineering and design capabilities to provide total radio frequency-based solutions to the wireless infrastructure marketplace. After reviewing several strategic alternatives to address the opportunities and challenges facing our industry, the boards of directors of both Powerwave and LGP Allgon concluded that this combination represents an attractive strategic alternative for the respective companies. Specifically, we believe that, when consummated, this transaction will, among other benefits:

•	provide an enhanced platform to capture the rollout of next generation or 3G technologies with a broader product portfolio which includes multi-carrier radio frequency power amplifiers, antennas, repeaters, integrated transceivers and tower-mounted amplifiers;

•	provide to both OEM and mobile network operators a wider range of current generation products, including antennas, radio frequency filters, radio frequency power amplifiers, tower mounted amplifiers, combiners, repeaters and a wide range of integrated products for use with wireless networks worldwide;

•	provide a more balanced geographic footprint, by combining Powerwave’s strength in the North American marketplace with LGP Allgon’s strength in the European marketplace and both companies’ strengths in Asia;

•	broaden and diversify the combined company’s customer base and provide the opportunity for significant incremental cross-selling opportunities on a global basis with an increased exposure to wireless network operators; and

•	generate synergies and cost savings following the integration of the two companies that are currently expected to reach a rate of at least $15 million on an annual basis. A portion of these synergies is expected to be realized beginning in the first full quarter following completion of the offer for LGP Allgon. This cost savings estimate is based upon preliminary assumptions regarding purchasing synergies and economies of scale in procurement of materials, rationalization of research and development and sales functions of the combined company, as well as consolidation of facilities and other considerations.

What information is contained in these materials?

The information included in this Proxy Statement/Prospectus relates to the proposals to be voted on at the Special Meeting of shareholders of Powerwave related to the proposed acquisition of LGP Allgon, along with information on the voting process and where to find additional information. Also included are pro forma condensed combined financial information for Powerwave and LGP Allgon related to the proposed acquisition, a proxy card and a return envelope, as well as information and transmittal materials providing the means for LGP Allgon shareholders to tender their shares in connection with the Exchange Offer.

Why are Powerwave shareholders being asked to approve the issuance of shares of common stock and the amendment to the certificate of incorporation?

We are proposing to combine with LGP Allgon by offering to exchange, in the Exchange Offer, for all of the outstanding shares of LGP Allgon, consideration comprised of shares of our common stock. In addition, we are offering LGP Allgon shareholders the opportunity to elect to take cash for all or a specific number of their shares in lieu of our common stock. The cash alternative is subject to an aggregate maximum of $125 million. If

LGP Allgon shareholders elect to exchange LGP Allgon shares for cash, they will receive 61.87 Swedish kronor, or SEK 61.87, in cash for each tendered LGP Allgon share. Depending on the form of consideration elected by LGP Allgon shareholders and assuming that all outstanding LGP Allgon shares are tendered into the Exchange Offer, we currently estimate that between 37,800,000 shares and 54,600,000 shares of our common stock, or between 37% and 46% of our estimated total shares of common stock outstanding after the transaction, will be issued to LGP Allgon shareholders.

The Nasdaq marketplace rules require the approval of our shareholders prior to the issuance of additional shares of our common stock in any transaction if (1) the common stock has, or will have upon issuance, voting power in excess of 20% of the voting power outstanding before the issuance of such common stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Therefore, your approval is required.

In addition, the number of shares of common stock currently authorized by our Amended and Restated Certificate of Incorporation is insufficient to permit the issuance of the number of shares necessary to effect the Exchange Offer. Therefore, your approval of the proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock is also required.

What are the terms of the Exchange Offer to LGP Allgon shareholders? (See “Terms of the Exchange Offer” on page 29)

We are offering to exchange 1.1 shares of our common stock for each LGP Allgon share that is validly tendered and not properly withdrawn. In addition, we are offering LGP Allgon shareholders the opportunity, under a cash alternative to receiving common stock, to elect for all or a specified number of their LGP Allgon shares to be acquired for SEK 61.87 in cash per LGP Allgon share. The cash alternative is subject to an aggregate maximum of $125 million and is, therefore, subject to both potential pro-ration and currency exchange rate risk due to the fact that the funds available for the cash alternative are fixed in US dollars and will be converted to Swedish Kronor at the completion of the Exchange Offer at the then current exchange rate. It is currently anticipated that the Exchange Offer will expire on February 27, 2004.

Completion of the Exchange Offer is subject to, among other conditions, Powerwave acquiring more than 90% of LGP Allgon’s stock in the Exchange Offer and through the exercise of the options under the option agreements. See “Principal Agreements—Option Agreements.” Following completion of the Exchange Offer, any LGP Allgon shares that remain outstanding may be purchased at a future date by a to-be-formed Swedish subsidiary of Powerwave for cash pursuant to compulsory acquisition proceedings under Swedish law.

How do LGP Allgon shareholders tender their shares in the Exchange Offer (See “Procedures for Tender in the Exchange Offer” on page 30)

LGP Allgon shareholders must carefully read the section of this Proxy Statement/Prospectus entitled “Procedures for Tender in the Exchange Offer” and must complete the acceptance form which is attached as an exhibit to this Proxy Statement/Prospectus.

Are there any conditions to this proposed transaction? (See “Conditions to the Exchange Offer on page 30)

The consummation of the Exchange Offer is conditioned upon the following: (1) approval by our shareholders of the issuance of up to 54,600,000 shares of our common stock to LGP Allgon shareholders and the increase in our total number of authorized shares of common stock, (2) listing of the newly issued Powerwave common stock on Nasdaq, (3) receipt of all required government approvals, including competition authorities, (4) the Exchange Offer is accepted to such an extent that Powerwave will acquire more than 90% of the shares of

LGP Allgon, either through the Exchange Offer or through the exercise of options under the option agreements granted by certain LGP Allgon shareholders, (5) no withdrawal or material modification by LGP Allgon’s Board of Directors of the recommendation that LGP Allgon shareholders tender there shares in the Exchange Offer, (6) there has been no material adverse change in the condition of LGP Allgon, (7) the combination of Powerwave and LGP Allgon is not made impossible or significantly impaired by legislation or court action in Sweden or the United States, and (8) Powerwave not discovering any information made public by LGP Allgon that is inaccurate or misleading in any material respect. For a more detailed description of the conditions to the Exchange Offer, please see the section captioned “Conditions to the Exchange Offer.”

Are there risks associated with this proposed transaction? (See “Risks Relating to the Proposed Exchange Offer” on pages 34-41)

Yes. The combined company may not achieve the expected benefits of this transaction because of the risks and uncertainties discussed in the section entitled “RISK FACTORS” beginning on page 37 of this Proxy Statement/Prospectus. In deciding whether to approve the increase in our authorized shares and the issuance of additional shares of our common stock in connection with the Exchange Offer, we urge you to carefully read and consider the risk factors contained in the section captioned “RISK FACTORS.”

How much of Powerwave will current LGP Allgon shareholders own upon completion of the Exchange Offer?

Immediately following the completion of the Exchange Offer with LGP Allgon shareholders, depending on the form of consideration elected and assuming that all outstanding LGP Allgon shares are tendered into the Exchange Offer, we estimate that LGP Allgon shareholders will hold between 37% and 46% of our common stock.

How does Powerwave’s Board of Directors recommend that I vote? (Pages 11 and 15)

Powerwave’s Board of Directors recommends that all shareholders vote “FOR” the proposal to approve the issuance and exchange of up to 54,600,000 shares of Powerwave common stock to LGP Allgon shareholders in connection with the proposed acquisition of LGP Allgon and “FOR” the approval of the amendment to Powerwave’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 135,000,000 to 250,000,000 shares.

Why is the Board of Directors recommending that I vote for the issuance?

To review the background of and reasons for the issuance and Exchange Offer, please see the section captioned “THE EXCHANGE OFFER—Background of the Exchange Offer” on page 16, and “—Our Reasons for the Exchange Offer” on page 19.

Was there a Fairness Opinion delivered to Powerwave in connection with this transaction? (Page 21)

In connection with the proposed transaction, Powerwave’s financial advisor, Deutsche Bank Securities Inc., or “Deutsche Bank,” delivered a written opinion to Powerwave’s Board of Directors as to the fairness to Powerwave, from a financial point of view, of the consideration to be paid to the shareholders of LGP Allgon. The full text of Deutsche Bank’s written opinion, dated November 30, 2003, is attached to this Proxy Statement/Prospectus as Annex A. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. DEUTSCHE BANK’S OPINION IS ADDRESSED TO POWERWAVE’S BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE ISSUANCE OF THE ADDITIONAL SHARES OF OUR COMMON STOCK RELATED TO THE EXCHANGE OFFER OR ANY OTHER MATTER.

Are there any material United States federal income tax consequences to Powerwave’s shareholders from the stock issuance or the proposed Exchange Offer? (Page 32)

There are no material U.S. federal income tax consequences to our current shareholders that will result from our issuance of additional shares of our common stock in the Exchange Offer.

Are there any material United States federal income tax consequences to LGP Allgon’s U.S. shareholders from the proposed Exchange Offer? (Page 35)

The material U.S. federal income tax consequences to LGP Allgon’s U.S. shareholders that will result from the Exchange Offer are described in the section entitled “Material United States Federal Income Tax Considerations.”

How will the proposed acquisition of LGP Allgon be accounted for? (Page 32)

The proposed acquisition of LGP Allgon will be accounted for using the purchase method of accounting following accounting principles generally accepted in the United States. For a more detailed discussion of the anticipated accounting treatment, please see the section captioned “EXCHANGE OFFER—Anticipated Accounting Treatment.”

Are there any regulatory approvals required in connection with proposed transaction? (Page 32)

The issuance of shares of our common stock and the amendment to our Amended and Restated Certificate of Incorporation are subject to the approval of our shareholders. The proposed combination with LGP Allgon is subject to notice and filing requirements with certain regulatory authorities. For a detailed discussion of regulatory matters, please see the section captioned “EXCHANGE OFFER—Governmental and Regulatory Matters.”

When do you expect the Exchange Offer to expire?

It is currently anticipated that the Exchange Offer will expire on February     , 2004. For a more complete discussion of the timing of the Exchange Offer, please see the sections captioned “THE EXCHANGE OFFER—Exchange Offer Period” and “—Extension, Termination and Amendment.”

When do you expect the Exchange Offer to be completed?

We currently anticipate that the Exchange Offer will commence on or about February     , 2004. The initial stage of the Exchange Offer will be completed once we acquire more than 90% of the shares of LGP Allgon. At that time, if required due to less than 100% of the outstanding shares being tendered, we will commence compulsory acquisition proceedings to acquire the remaining LGP Allgon shares for cash.

Are Powerwave shareholders entitled to dissenters’ rights? (Page 32)

No. Under Delaware law and our Amended and Restated Certificate of Incorporation, holders of shares of Powerwave’s common stock are not entitled to any dissenters’ rights to seek appraisal of their shares, or to any preemptive rights, in connection with the proposed transactions.

When and where will the Special Meeting be held and what business will occur at the meeting? (Page 1)

Our Special Meeting of shareholders will be held at the offices of Powerwave located in Santa Ana, California, on Friday, February     , 2004, at 9:00 a.m. At the Special Meeting, shareholders will consider and vote upon the issuance of up to approximately 54,600,000 shares of our common stock in connection with the proposed offer for all the outstanding shares of LGP Allgon and to approve an amendment to our Amended and

Restated Certificate of Incorporation to increase the amount of our authorized common stock. You do not need to be present at the Special Meeting to have your vote counted. By utilizing any one of the various voting procedures described in this Proxy Statement/Prospectus prior to the date of the Special Meeting, your vote will be counted and included in the final results.

Who may vote at the Special Meeting?

The shares of common stock of Powerwave constitute the only class of securities entitled to notice of, to attend and to vote at the Special Meeting of Shareholders. Only shareholders of record at the close of business on January 19, 2004, the record date for the meeting, are entitled to receive notice of and to participate in the Special Meeting. As of January 19, 2004 there were 63,257,429 shares of common stock issued and outstanding. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of Powerwave common stock will be entitled to one vote on each matter.

As of the record date, the directors, executive officers and affiliates of Powerwave held 957,845 shares of Powerwave common stock.

What is the difference between holding shares as a shareholder of record or as a beneficial owner?

Most shareholders of Powerwave hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Powerwave’s transfer agent, U.S. Stock Transfer Corporation, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Powerwave. As the shareholder of record, you have the right to grant your voting proxy directly to Powerwave or to vote in person at the Special Meeting. Powerwave has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Special Meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. The voting instruction card provides various alternative voting methods, such as via the Internet, by telephone or by mail.

How many votes may a shareholder cast?

At the Special Meeting, each shareholder will be entitled to one vote per share of common stock owned by such shareholder as of the record date.

How can I vote my shares in person at the Special Meeting?

Shares held directly in your name as the shareholder of record may be voted in person at the Special Meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Special Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Special Meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares in person.

How can I vote my shares without attending the Special Meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. You may vote your directly held shares by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or nominee following the instructions on the form included with this package.

What vote is required to approve each item?

In order to conduct business at the Special Meeting, a quorum must be present. The holders of a majority of the shares of common stock entitled to vote at the Special Meeting, either present in person or represented by proxy, constitutes a quorum under Powerwave’s bylaws. We will treat shares of our common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the Special Meeting for the purposes of determining the existence of a quorum. If a quorum is not present, it is expected that the Special Meeting will be adjourned or postponed to solicit additional proxies.

Approval of the proposal for the issuance and exchange of up to 54,600,000 shares of common stock in relation to the proposed acquisition of LGP Allgon requires the affirmative vote of a majority of the shares of Powerwave common stock represented in person or by proxy and entitled to vote on the proposal.

Approval of the proposal to increase the number of authorized shares of common stock from 135,000,000 to 250,000,000 requires the affirmative vote of a majority of the shares of Powerwave common stock entitled to vote, which is a majority of the shares of Powerwave outstanding as of the record date.

A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What does it mean if I receive more than one proxy or voting instruction card?

It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

May I change my vote after I have given it?

You may change your proxy instructions (and your vote) at any time prior to the vote at the Special Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) and delivering such new proxy to the Secretary of Powerwave either by mail or by calling the phone number or accessing the Internet address listed on the proxy card or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you specifically request to do so. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker, bank or nominee.

Who bears the cost of soliciting proxies?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We have retained the services of MacKenzie Partners, Inc. (“MacKenzie”) to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. We estimate that we will pay MacKenzie a fee of $7,500 for its services, plus out of pocket expenses. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

How are votes counted?

For both proposals, you may vote “FOR”, “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board described in this proxy. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

If my shares are held in “Street Name” by my broker, will my broker vote my shares for me?

Your broker will vote your shares only if you provide instructions on how to vote. Included with this package, you should have received from your broker a voting instruction card with instructions on how to vote your shares and how to provide instructions to your broker on how you want your shares voted. If you have any questions regarding the procedures necessary for your broker to vote your shares, you should contact your broker directly. Please instruct your broker as to how you would like him or her to vote your shares following the procedures on the instruction card. If you do not instruct your broker how to vote your shares, your shares will not be voted by your broker.

What do Powerwave shareholders need to do now?

After carefully reading and considering the information contained in this Proxy Statement/Prospectus, you should either complete, sign and date your proxy card and voting instructions and return them in the enclosed postage-paid envelope, by phone or by the Internet as provided for on the voting instruction card included in this package, or vote in person at the Special Meeting. You can simplify your voting and save Powerwave expense by either voting via the Internet or calling the toll-free number listed on the proxy card. Please vote your shares as soon as possible so that your shares will be represented at the Special Meeting.

Where can I find the voting results of the Special Meeting?

We will announce preliminary voting results at the Special Meeting and we will issue a press release with the final results after the Special Meeting is completed. In addition, we will publish the final results in our quarterly report on Form 10-Q for the first quarter of fiscal 2004.

What will happen if Proposal One or Proposal Two is not approved?

If either proposal is not approved, the Exchange Offer with LGP Allgon cannot proceed. If Proposal One is not approved, we cannot issue the additional shares of our common stock pursuant to applicable Nasdaq Marketplace Rules. If Proposal Two is not approved, we will not have a sufficient number of authorized shares of our common stock to issue shares in the Exchange Offer.

Who can help answer my questions?

If you have any questions about the Exchange Offer with LGP Allgon or how to vote or revote your proxy, or if you need additional copies of this Proxy Statement/Prospectus, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue – 14th Floor

New York, New York 10016

(800) 322-2885 Toll Free

(212) 929-5500

email:    Proxy@mackenziepartners.com

CAUTIONARY STATEMENT RELATED TO FORWARD LOOKING STATEMENTS

This Proxy Statement/Prospectus includes certain “forward-looking” statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to the benefits of the proposed Exchange Offer, integration plans, expected synergies, anticipated future financial and operating performance and results, including estimates for growth, improved cash flows, time to market for new products, satisfaction of conditions to closing, accretion to per share earnings and expectations for our products and plans for development and expansion. These statements are based on Powerwave and LGP Allgon’s respective management’s current expectations based upon information currently available to them and is subject to various risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that Powerwave or management “estimates,” “expects,” “anticipates,” “plans,” “believes,” “projects,” “continues,” “may,” “could” or “would” or statements concerning “potential” or “opportunity” or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact are also forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially. For example, we may be unable to obtain shareholder or regulatory approvals required for the Exchange Offer. Problems may arise in successfully integrating our businesses. The Exchange Offer may involve unexpected costs. We may be unable to achieve cost-cutting synergies. Our businesses may suffer as a result of uncertainty surrounding the Exchange Offer. Other potential risks and uncertainties include but are not limited to: customer order cancellations or deferrals; delays or cancellations of wireless network capacity expansions and buildouts for both existing 2G and 2.5G networks and new 3G networks; we require continued success in the design of new amplifier products and such products must be manufacturable and of good quality and reliability; our dependence on a limited number of customers for the majority of our revenues exposes us to potential reductions in revenues if such customers cease purchasing products from us; our business requires continued favorable business conditions and growth in the wireless communications infrastructure equipment industry. For additional risk factors, please refer to the section of this Proxy Statement/Prospectus entitled “RISK FACTORS” beginning on page 37 of this Proxy Statement/Prospectus. Powerwave also notes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also notes that the market price of its common stock has exhibited high levels of volatility and therefore may not be suitable for all investors. More detailed information on these and additional factors which could affect Powerwave’s operating and financial results are described in Powerwave’s Form 10-Q for the quarterly period ended September 28, 2003 and the form 10-K for the fiscal year ended December 29, 2002 both of which are filed with the SEC and other risks detailed from time to time in Powerwave’s reports filed with the SEC. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that Powerwave faces. Additionally Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

PROPOSAL ONE—

APPROVAL OF THE ISSUANCE AND EXCHANGE OF UP TO 54,600,000 SHARES OF

POWERWAVE’S COMMON STOCK

Powerwave is seeking shareholder approval of the issuance of up to 54,600,000 shares of its common stock in the Exchange Offer described below, as required by The Nasdaq Stock Market marketplace rule 4350(i)(1)(D)(ii).

Our Board of Directors has approved the acquisition, pursuant to the Exchange Offer, of all of the outstanding LGP Allgon shares, in exchange for shares of our common stock and cash. Additionally, in connection with the Exchange Offer, our Board of Directors has approved the issuance of that number of shares of our common stock necessary to consummate the Exchange Offer and has directed that the proposal be submitted to the vote of the shareholders at the Special Meeting.

Nasdaq Requirements

Nasdaq rules require the approval of our shareholders prior to the issuance of additional shares of our common stock in any transaction if, (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. As of January 19, 2004, there were 63,257,429 shares of our common stock outstanding and 10,908,490 shares reserved or issued for options. If we were to acquire 100% of the outstanding LGP Allgon shares, it is currently estimated that approximately 54,600,000 shares of our common stock would be issued, representing an increase of approximately 86% over our currently outstanding shares of common stock. The issuance of the shares of our common stock will allow us to conduct and consummate the Exchange Offer discussed below.

Impact of Issuance on Existing Shareholders

Powerwave’s existing common shareholders will have rights which are equal to those of the holders of the newly-issued common stock. In determining whether to vote for this proposal, shareholders should consider that they are subject to the risk of substantial dilution to their interests which will result from the issuance of shares of common stock, and that as a result of the issuance of such common stock, the current shareholders will own a smaller percentage of the outstanding common stock of Powerwave.

Registration under the Securities Act of 1933

The shares to be issued in the Exchange Offer will be registered under the Securities Act of 1933, as amended (“Securities Act”). Shares received in the Exchange Offer and held by nonaffiliates of Powerwave subsequent to the closing of the Exchange Offer shall be freely saleable and not subject to the registration requirements of the Securities Act.

Required Vote and Recommendation of Board of Directors

The minimum vote which will constitute shareholder approval shall be a majority of the total votes cast on the proposal in person or by proxy. Proxies solicited by management for which no specific direction is included will be voted “for” the approval of the issuance and exchange of up to 54,600,000 shares of common stock in the Exchange Offer described above. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE ISSUANCE AND EXCHANGE OF UP TO 54,600,000 SHARES OF POWERWAVE’S COMMON STOCK.

PROPOSAL TWO—

APPROVAL OF AN AMENDMENT TO POWERWAVE’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 135,000,000 TO 250,000,000

Powerwave’s Amended and Restated Certificate of Incorporation currently authorizes the issuance of 135,000,000 shares of common stock and 5,000,000 shares of preferred stock. On November 30, 2003, the Board of Directors adopted a resolution approving, and declared advisable, subject to shareholder approval, an amendment to the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Powerwave’s common stock from 135,000,000 to 250,000,000. An increase in the number of authorized shares of common stock is necessary to enable Powerwave to have a sufficient number of authorized and unissued shares of common stock to conduct the Exchange Offer described above, as well as for corporate opportunities, such as additional stock offerings, conversion of outstanding convertible notes, acquisitions, stock dividends and compensation plans. If the shareholders approve this proposal, the first sentence of the first paragraph of Article IV of Powerwave’s Amended and Restated Certificate of Incorporation would be amended to read in its entirety as follows:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Two Hundred Fifty Five Million (255,000,000) shares. Two Hundred Fifty Million (250,000,000) shares shall be Common Stock, $.0001 par value and Five Million (5,000,000) shares shall be Preferred Stock, $.0001 par value.”

If the shareholders do not approve this proposal, Powerwave will not be able to undertake the Exchange Offer as described in this Proxy Statement/Prospectus.

Effect of Amendment to Amended and Restated Certificate of Incorporation

The proposed amendment to the Amended and Restated Certificate of Incorporation will increase the number of authorized shares of common stock from 135,000,000 to 250,000,000. Other than the shares of common stock Powerwave has reserved for issuance under its existing stock option plans, the employee stock purchase plan and upon conversion of outstanding convertible notes, and other than the shares to be issued in connection with the Exchange Offer, Powerwave currently has no specific commitments or agreements to issue any shares of common stock pursuant to any stock offerings, acquisitions, stock dividends or compensation plans. However, the availability of additional shares for issuance, without the delay and expense of obtaining shareholder approval at a Special Meeting, will restore Powerwave’s flexibility to issue common stock to a level that the Board of Directors believes is advisable. Also, while it is not the intent of this proposal, in addition to general corporate purposes, the proposed share increase can be used to make a change in control of Powerwave more difficult. See the section of this Proxy Statement/Prospectus titled “Potential Anti-Takeover Effect of Authorized Securities” below.

The additional shares of common stock for which authorization is sought would be identical to the shares of common stock of Powerwave authorized prior to approval of this proposal. Holders of common stock do not have preemptive rights to subscribe to additional securities that may be issued by Powerwave, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of Powerwave in order to maintain their proportionate ownership of Powerwave.

Following the issuance of 54,600,000 shares of common stock in the Exchange Offer, there will be approximately 132,000,000 authorized but unissued shares of common stock, not taking into account shares reserved for issuance under Powerwave’s existing stock option plans and its employee stock purchase plan or upon conversion of its outstanding convertible notes.

As of the record date, a total of 63,257,429 shares of common stock of Powerwave were issued and outstanding, and a total of 24,665,663 shares of common stock were committed or available for issuance pursuant to outstanding stock options under Powerwave’s stock option plans, employee stock purchase plan and upon conversion of outstanding convertible notes. This total committed for issuance includes existing grants as well as shares available for grant under all of Powerwave’s stock option plans. As of the record date, 5,000,000 shares of Preferred Stock were authorized. No increase in the number of authorized shares of preferred stock of Powerwave is proposed or anticipated at the present time.

If approved by the shareholders, the proposed amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware amending Powerwave’s Amended and Restated Certificate of Incorporation, which filing will be made as soon as reasonably practicable after receiving shareholder approval. If approved, and assuming all of the outstanding shares of LGP Allgon are acquired in the Exchange Offer and under the option agreements entered into with certain shareholders of LGP Allgon, between 37,800,000 and 54,600,000 shares will be issued in the Exchange Offer and pursuant to the option agreements and, excluding 24,665,663 shares of common stock as of December 23, 2003, committed or available and reserved for issuance pursuant to our stock option plans, employee stock purchase plan and conversion of our outstanding convertible notes, there will be approximately between 107,500,000 and 124,300,000 shares available for issuance from time to time for such purposes and consideration as the Board of Directors may approve, and no further vote of shareholders of Powerwave will be required, except as provided under Delaware law or under applicable stock exchange or stock market rules.

Potential Anti-Takeover Effect of Increase in Authorized Securities

The increase in Powerwave’s authorized common stock may facilitate certain anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control. The Board of Directors could create impediments to a takeover or transfer of control of Powerwave by causing such additional authorized shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid. In this connection, the Board of Directors could issue shares of common stock to a holder that would thereby have sufficient voting power to assure that certain types of proposals would not receive the requisite shareholder vote, including any proposal to remove directors, to accomplish certain business combinations opposed by the Board of Directors, or to alter, amend or repeal provisions in Powerwave’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws relating to any such action. Furthermore, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through the acquisition of a substantial number of shares of common stock, to acquire control of Powerwave, since the issuance of such shares could dilute the common stock ownership of such person or entity. Employing such devices may adversely impact shareholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving Powerwave. By use of such anti-takeover devices, the Board of Directors may thwart a merger or tender offer even though shareholders might be offered a substantial premium over the then current market price of the common stock. At the present time, Powerwave is not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of Powerwave, and this Proposal Two is not being made in response to any such attempt.

Powerwave’s Bylaws contain certain provisions that could aid Powerwave’s management in delaying or preventing a change of control in Powerwave. Powerwave’s Bylaws (i) eliminate the ability of shareholders of Powerwave to call a Special Meeting, (ii) impose advance notice requirements for shareholder nominations to the Board of Directors and shareholder proposals, (iii) require that nominating shareholders provide information comparable to that which would be required of Powerwave under applicable federal securities laws, and (iv) do not provide for cumulative voting. These provisions could enable Powerwave to delay or prevent a change in control by limiting an insurgent’s ability to elect directors to Powerwave’s Board of Directors, and by providing Powerwave with the necessary time and information to adequately respond to undesirable shareholder action.

The Amended and Restated Certificate of Incorporation of Powerwave authorizes the issuance of 5,000,000 shares of preferred stock, of which 4,350,000 shares remain undesignated. In 2001, the Board of Directors designated 650,000 shares of preferred stock as Series A Junior Participating preferred stock in connection with the adoption of its Shareholder Rights Plan, as described below. The Board of Directors, within the limitations and restrictions contained in the Certificate of Incorporation and without further action by Powerwave’s shareholders, has the authority to issue the remaining undesignated preferred stock from time to time in one or more series and to fix the number of shares and the conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of Powerwave by increasing the number of outstanding shares entitled to vote and increasing the number of votes required to approve a change in control of Powerwave.

On May 31, 2001, the Board of Directors adopted the Shareholder Rights Plan, or Rights Plan, pursuant to which preferred stock rights, or Rights, were distributed in the form of a dividend to shareholders of record on June 18, 2001 on the basis of one Right (after adjustments for stock splits and stock dividends to date) for each share of common stock held. The Right also attaches to each share of common stock issued by Powerwave subsequent to June 18, 2001, and prior to the Distribution Date (defined below). In general, the Rights become exercisable or transferable only upon the occurrence of certain events related to changes in ownership of the common stock. Once exercisable, each Right entitles its holder to purchase from Powerwave 1/100 of a share of Powerwave’s Series A Preferred Stock. The purchase price was set at $115.00 per 1/100 of a share, subject to adjustment. The Rights will separate from the common stock and become exercisable or transferable on a distribution date which will occur on the earlier of (i) 10 days following a public announcement that a person or a group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of securities representing 15% or more of the common stock, or (ii) 10 days following the commencement of a tender or exchange offer that would result in a person or group of related persons becoming an Acquiring Person. Upon the occurrence of certain other events related to changes in the ownership of Powerwave stock, each holder of a Right would be entitled to purchase shares of Powerwave’s common stock, or an acquiring corporation’s common stock. The Rights expire on the earlier of (a) June 1, 2011 or (b) the exchange or the redemption of the Rights. Subject to certain conditions, the Rights may be redeemed by Powerwave’s Board of Directors at any time at a price of $0.001 per Right. The Rights are not currently exercisable and trade together with the shares of common stock to which they are attached. The Rights, if exercised, could cause a substantial dilution to the equity interest in Powerwave to a person’s or group’s ownership interest in the common stock that attempts to acquire Powerwave on terms not approved by Powerwave’s Board of Directors. The Rights Plan may be amended or terminated at any time at the sole discretion of Powerwave’s Board of Directors.

Powerwave is also governed by Section 203 of the Delaware General Corporation Law, which provides that certain business combinations between a Delaware corporation whose stock is generally traded or held of record by more than 2,000 shareholders, such as Powerwave, and an interested shareholder, which is generally defined as a shareholder who beneficially owns 15% or more of a Delaware corporation’s voting stock, are prohibited for a three-year period following the date that such shareholder became an interested shareholder, unless certain exceptions apply. The term business combination is defined generally to include, among other transactions, mergers, tender offers and transactions which increase an interested shareholder’s percentage ownership of stock in a Delaware corporation.

Under the terms of our outstanding 1.25% convertible subordinated notes due 2008, each holder of such notes may require that we repurchase the holder’s notes on the date fixed by us that is not less than 45 days nor more than 60 days after we give notice of a “change in control.” In connection with such a repurchase, we would be obligated to pay an amount of cash equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest to but not including the date of repurchase. For this purpose a “change in control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets, to any person or group of related persons, as defined in Section 13(d) of the Exchange Act (a “Group”); (ii) the approval by the holders of our capital stock of any plan or proposal for our liquidation or dissolution, whether or not otherwise in compliance with the provisions of the indenture; (iii) any person or Group becomes the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding voting stock of, or any successor to, all or substantially all of our assets; or (iv) the first day on which a majority of the members of our Board of Directors are not “continuing directors” (as defined below). For this purpose, a “continuing director” means, as of any date of determination, any member of our Board of Directors who was a member of our Board of Directors on the date of the original issuance of the notes, or was nominated for election or elected to our Board of Directors with the approval of a majority of the continuing directors who were members of our Board of Directors at the time of their nomination or election. This obligation to repurchase the outstanding notes upon the election of the holders of such notes following a change in control could have the effect of delaying or preventing a change in control of Powerwave. The consummation of the Exchange Offer is not considered a “change in control” for this purpose.

While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by the Board of Directors.

Required Vote and Recommendation of Board of Directors

Approval of the amendment to increase the number of authorized shares of common stock under Powerwave’s Amended and Restated Certificate of Incorporation will require the affirmative vote of a majority of the shares of common stock of Powerwave outstanding as of the record date. Proxies solicited by management for which no specific direction is included will be voted “for” the amendment to increase the number of authorized shares of common stock under Powerwave’s Amended and Restated Certificate of Incorporation from 135,000,000 to 250,000,000. THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK UNDER POWERWAVE’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION FROM 135,000,000 TO 250,000,000.

THE EXCHANGE OFFER

Background of the Exchange Offer

Our strategic objective has been to become a leader in the design, development, manufacturing and marketing of products for the wireless communications infrastructure equipment industry. In this regard, we have been looking to expand our product offerings as well as increase our market share and presence worldwide, particularly in Europe. As a key element of our execution of this strategy, we have, from time to time, explored possible acquisitions of complementary businesses and technologies to expand product offerings and market presence, including the acquisition of LGP Allgon.

On July 7, 2003, Mr. Bruce C. Edwards, our President and Chief Executive Officer, had a telephone conversation with Mr. Bengt Broman, President and Chief Executive Officer of LGP Allgon to discuss strategic alternatives between the two companies. Mr. Broman and Mr. Edwards had another telephone conversation on July 8, 2003, where they agreed to meet in person in New York in a few weeks.

On July 22, 2003, Mr. Edwards and Mr. Broman met in New York and had preliminary discussions to determine if there was a mutual interest in a potential business combination between Powerwave and LGP Allgon. As part of this meeting, both parties signed a confidentiality agreement and agreed to meet again when Mr. Edwards next came to Sweden.

On August 18 and 19, 2003, Mr. Edwards met with Mr. Dag Tigerschiöld, the Chairman of the Board of LGP Allgon, Mr. Mikael Gottschlich, the Vice Chairman of the Board of LGP Allgon and Mr. Broman at the offices of Skanditek Industriförvaltning AB (“Skanditek”) in Stockholm, Sweden. At this meeting the parties further discussed the possibility of a potential business combination between Powerwave and LGP Allgon. Mr. Edwards and Mr. Broman agreed to meet again on Mr. Edward’s next trip to Europe in September 2003.

On September 14, 2003, Mr. Edwards and Mr. Ronald J. Buschur, Powerwave’s Chief Operating Officer, visited LPG Allgon’s facilities in Sweden and met with Mr. Broman, Mr. Tigerschiöld, Mr. Gottschlich and Mr. Johan Ek, the Vice President and Manager of Telecom Operations of LGP Allgon. On September 15, 2003, Mr. Edwards met with Mr. Broman, Mr. Tigerschiöld, Mr. Gottschlich and Mr. Claes Silfverstolpe, Chief Financial Officer of LGP Allgon at the offices of Skanditek. At this meeting, the parties had further discussions regarding a potential business combination, including the terms of a potential business combination, a potential valuation range for LGP Allgon, as well as discussions regarding LGP Allgon’s operations and technologies.

On September 29, 2003, Mr. Edwards had a telephone conference with Mr. Broman, Mr. Tigerschiöld and Mr. Gottschlich to discuss a potential business combination and review a potential valuation range for LGP Allgon. Following the telephone conference, Powerwave sent LGP Allgon a due diligence document request list of items that Powerwave desired to review.

On October 5, 2003, a meeting was held at Powerwave’s offices in Santa Ana, California that was attended by Mr. Broman, Mr. Tigerschiöld, Mr. Gottschlich and Mr. Ek from LGP Allgon and Mr. Edwards, Mr. Buschur, Mr. Kevin T. Michaels, Powerwave’s Chief Financial Officer, Ms. Marianna Murane, Powerwave’s Vice President of Organizational Development, Bill Vassilakis, Powerwave’s Vice President of Strategic Marketing, and Mr. Kim Bui, Powerwave’s Director of Strategic Planning. At this meeting, the representatives of Powerwave gave an overview of Powerwave operations, including historical financial results, products, product strategy, technology, manufacturing operations, customers and human resources. The parties also discussed general forms of a proposed combination of the two companies.

On October 6, 2003, Mr. Tigerschiöld, Mr. Gottschlich, Mr. Broman and Mr. Ek received a tour of Powerwave’s facilities in Santa Ana, California from Mr. Edwards and Mr. Buschur.

On October 9, 2003, Mr. Edwards and Mr. Michaels met with representatives of Deutsche Bank to discuss engaging Deutsche Bank for investment banking services related to the proposed transaction with LGP Allgon.

On October 10, 2003, Powerwave engaged Deutsche Bank as its financial advisor in connection with its potential interest in the acquisition of LPG Allgon.

On October 15, 2003, Powerwave held a regularly scheduled meeting of its Board of Directors. At this meeting, representatives of Deutsche Bank reviewed with the Board of Directors, valuation considerations and approaches, structural considerations involved in a potential acquisition as well as strategies for moving forward with a non-binding offer. Representatives of Stradling Yocca Carlson & Rauth discussed structuring issues regarding a potential non-binding offer. After discussing reasons for the proposed transaction, Powerwave’s Board of Directors authorized Mr. Edwards and Mr. Michaels to continue the diligence investigation of LGP Allgon as well as to make a non-binding offer to acquire all of the shares of LGP Allgon.

Following the Board of Directors meeting on October 15, 2003, Mr. Edwards submitted to Mr. Broman a non-binding indicative offer letter to make an exchange offer for all of the shares of LGP Allgon. The letter contained a valuation range and proposed alternative transaction structures and was expressly subject to completion of mutual due diligence reviews. The exchange offer also was subject to certain conditions including, without limitation (i) that the offer be accepted by more than 90% of the shares and votes in LGP Allgon; (ii) that the shareholders of Powerwave approve the issuance of shares of Powerwave in the exchange offer; and (iii) that all authorizations and regulatory approvals be obtained.

On October 19, 2003, Mr. Edwards and Mr. Tigerschiöld had a telephone conversation and reviewed the merits of a business combination and a potential valuation range for LGP Allgon.

On October 20, 2003, following conversations between the financial advisor for LGP Allgon, Merrill Lynch, and Deutsche Bank, as well as conversations between Mr. Broman and Mr. Edwards and Mr. Tigerschiöld and Mr. Edwards, Mr. Edwards submitted to Mr. Broman a revised non-binding indicative offer letter to make an exchange offer for all of the shares of LGP Allgon. The revised offer included a higher valuation range and was again expressly subject to completion of due diligence and subject to the same conditions described above. The revised offer also included proposed non-solicitation and standstill terms.

On October 21, 2003, Mr. Tigerschiöld responded to Mr. Edwards’ proposal dated October 20, 2003 with some suggested amendments to Powerwave’s proposal. Also, on October 21, 2003, representatives of Merrill Lynch and Deutsche Bank had several discussions and negotiations regarding valuation issues and the terms of the non-binding offer.

On October 22, 2003, Mr. Edwards sent a letter to Mr. Broman and Mr. Tigerschiöld confirming Mr. Tigerschiöld’s request for amendments to the offer and acknowledging that such requests would be addressed during further negotiations. After further discussions between Mr. Broman and Mr. Edwards on October 22, 2003, both parties instructed their respective financial advisors to begin scheduling formal due diligence reviews and management presentations.

During the week of November 2-8, 2003, representatives of Powerwave’s legal advisors, Stradling Yocca Carlson & Rauth and the Swedish firm, Vinge, representatives of Deutsche Bank, as well as representatives of Powerwave, conducted due diligence of LGP Allgon in Stockholm, Sweden. LGP Allgon established a data room to facilitate the review of financial, accounting, legal and operational matters. Powerwave was assisted in its review of certain finance and tax matters by the Swedish affiliate of PricewaterhouseCoopers. Vinge continued its due diligence review in the LGP Allgon data room through November 17, 2003.

During the period between November 2-14, 2003, Powerwave established a data room, both in Newport Beach, California and in Stockholm to facilitate LGP Allgon’s, and its financial and legal advisors’, Merrill Lynch and Sullivan & Cromwell, due diligence review of Powerwave.

On November 5, 2003, Mr. Edwards met with Mr. Broman in Stockholm, Sweden and they further discussed valuation issues and potential synergies in combining the two companies, as well as management structure for the combined company.

During November 4–7, 2003, representatives of LGP Allgon management, including Mr. Broman, Mr. Silfverstolpe, Mr. Ek and Mr. Mattias Nyström, Research and Development Manager for LGP Allgon, made presentations to Powerwave management, representatives of Deutsche Bank, Vinge and Stradling Yocca Carlson & Rauth regarding the business operations of LPG Allgon.

Also during November 4–7, 2003, representatives of Powerwave management, including Mr. Edwards, Mr. Michaels, Ms. Murane and Mr. Buschur, made presentations to LGP Allgon management, representatives of Merrill Lynch and representatives of Mannheimer Swartling Advokatbyrå, Swedish legal counsel for LGP Allgon, and Sullivan & Cromwell, U.S. legal counsel for LGP Allgon regarding the business operations of Powerwave.

On November 5, 2003, Mr. Robert Legendre, Powerwave’s Senior Vice President of Global Contract Manufacturing, Mr. Ted Heil, Powerwave’s Vice President of Engineering and Mr. Buschur toured LGP Allgon’s manufacturing facilities outside of Stockholm, Sweden and reviewed manufacturing, research and development and supply chain details with Mr. Ek and Mr. Nyström.

During November 4–6, 2003, there were ongoing negotiations regarding the terms and conditions of the offer, including valuation issues, transaction structure, shareholder irrevocable tender agreements and lock up agreements. Mr. Edwards, Mr. Buschur, Mr. Michaels, as well as representatives of Deutsche Bank, Stradling Yocca Carlson & Rauth and Vinge participated in these negotiations for Powerwave and Mr. Broman, Mr. Tigerschiöld, Mr. Gottschlich and Mr. Silfverstolpe and representatives of Merrill Lynch and Mannheimer Swartling participated in these negotiations for LGP Allgon. During these negotiations and discussions, several iterations of the Exchange Offer terms and conditions were exchanged between the parties.

On November 7, 2003, the Board of Directors of Powerwave held a telephone meeting with representatives of Powerwave management to discuss the Exchange Offer negotiations and progress of due diligence activities.

On November 8, 2003, Mr. Edwards had a conference call with Mr. Tigerschiöld and Mr. Gottschlich to further discuss and negotiate valuation issues and transaction terms.

During November 10–11, 2003, Mr. Nyström and Mr. Henrik Huss, LGP Allgon’s Vice President for Business Unit Coverage, met with Mr. Edwards, Mr. Vassilakis, Mr. Bui and Mr. Chuck Baril, Powerwave’s Vice President of Quality Assurance in Santa Ana, California to review Powerwave’s research and development, manufacturing and engineering operations.

On November 11, 2003, Mr. Edwards had a conference call with Mr. Tigerschiöld, Mr. Broman and Mr. Gottschlich to further negotiate valuation issues and transaction terms.

Between November 11–18, 2003, further discussions were held between Mr. Edwards, Mr. Tigerschiöld, Mr. Broman and Mr. Gottschlich, as well as between the financial advisors of Powerwave and LGP Allgon, regarding valuation issues.

On November 18, 2003, Mr. Edwards, Mr. Buschur and Mr. Michaels had a conference call with Mr. Tigerschiöld and Mr. Gottschlich to further negotiate valuation issues and transaction terms. On this call, the parties reached an understanding on valuation, subject to confirmatory diligence activities.

Between November 19–21, 2003, LGP Allgon and Powerwave, through their legal advisors and financial advisors, further negotiated the Exchange Offer terms, conditions to the offer and agreements necessary to document the offer.

On November 21, 2003, the Board of Directors of Powerwave held a telephone meeting with representatives of Powerwave management and representatives of Stradling Yocca Carlson & Rauth. At this meeting, management provided an update on the status of transaction negotiations, including the proposed exchange offer financial terms as well as an update on potential synergies between the two companies and open issues to be negotiated. Powerwave management also provided a substantive update of due diligence activities. In addition, representatives of Stradling Yocca Carlson & Rauth reviewed Delaware law regarding board of director fiduciary duties and the application of Delaware law in the context of acquisitions.

Between November 24 and November 29, 2003, Powerwave and LGP Allgon continued to negotiate the terms and conditions of the Exchange Offer and related agreements, including lock up agreements and option agreements from key shareholders as well as the content of the proposed press releases announcing the offer. From November 24 through November 28, Mr. Edwards and Mr. Broman held a daily conference call to identify and address key issues to be resolved. During this same period, LGP Allgon and Powerwave, through their legal advisors and financial advisors continued to negotiate the Exchange Offer terms, conditions to the offer and agreements necessary to document the offer. Also, the parties continued to share legal and financial diligence materials.

On November 26, 2003, there was a conference call with Mr. Broman, Mr. Silfverstolpe and representatives of Mannheimer Swartling as well as Mr. Edwards, Mr. Michaels and representatives of Vinge, Stradling Yocca Carlson & Rauth and Deutsche Bank. The purpose of this call was to address open due diligence questions.

On November 26, 2003, the Board of Directors of Powerwave held a telephone meeting with representatives of Powerwave management. At this meeting, management of Powerwave provided an update on the status of transaction negotiations and a further substantive update of due diligence activities.

On November 30, 2003, Powerwave’s Board of Directors held a Special Meeting to discuss the final terms of the Exchange Offer as well as the proposed final drafts of an agreement between Powerwave and LGP Allgon with the offer terms, the form of the shareholder option agreement and the shareholder lock up agreement as well as discuss legal, financial and business diligence investigations. Representatives of Deutsche Bank reviewed in detail the proposed terms of the Exchange Offer, including changes from the Exchange Offer summary that were distributed prior to the meeting of the Board of Directors. Representatives from Stradling Yocca Carlson & Rauth also addressed questions regarding the Exchange Offer terms. Representatives of Deutsche Bank presented its financial analysis of the Exchange Offer and discussed the analysis with the Board of Directors. Deutsche Bank then delivered its opinion orally, which was subsequently confirmed in writing as of the same date, to the Board of Directors that the consideration to be paid to the shareholders of LGP Allgon in the Exchange Offer was fair to Powerwave from a financial point of view. After additional discussion, Powerwave’s Board of Directors unanimously approved the Exchange Offer and related documents, as well as an amendment to Powerwave’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock. The Board of Directors also directed that the issuance of shares in the Exchange Offer and the amendment to Powerwave’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock, be submitted to the Powerwave shareholders for approval.

In the afternoon on November 30, 2003, after receiving confirmation that the Board of Directors of LGP Allgon approved the Exchange Offer and related agreements, LGP Allgon and Powerwave entered into an agreement regarding, among other matters, non-solicitation in connection with the Exchange Offer. In addition, Powerwave and certain shareholders of LGP Allgon entered into definitive option and lock up agreements. The companies then publicly announced the Exchange Offer by issuing joint press releases in Sweden and the United States on December 1, 2003.

Powerwave’s Reasons for the Exchange Offer

In reaching its decision to pursue a combination of Powerwave and LGP Allgon, our Board of Directors consulted with senior management and our financial and legal advisors and considered a number of factors, including those set forth below. We believe that a combination of Powerwave and LGP Allgon represents an opportunity to increase value for the shareholders of Powerwave and LGP Allgon by combining Powerwave with a long-term strategic partner that will provide us with a myriad of strategic advantages resulting in growth opportunities within the wireless communications infrastructure equipment industry.

We believe that the combination will create a global leader in the design, development, manufacture and marketing of wireless communications infrastructure equipment. We also believe that the combination of Powerwave and LGP Allgon will (i) generate approximately $15 million in annual operational efficiencies and cost savings by the end of the first full year after closing of the Exchange Offer and (ii) be accretive to Powerwave’s earnings per share in the first full quarter following the completion of the Offer, excluding transaction and integration costs. We believe that the strategic compatibility of the products and technologies of Powerwave and LGP Allgon will provide the combined company with significant earnings power and a strong platform from which it can actively pursue growth opportunities in the industry. For Powerwave, LGP Allgon provides a unique platform for growth and diversification in Europe as well as in the wireless communications infrastructure equipment industry.

Global Scale and Increased Geographic Market

The combination of Powerwave and LGP Allgon is expected to expand Powerwave’s global reach and enhance its position as a market leader in the wireless infrastructure industry. Powerwave and LGP Allgon have highly complementary geographic presences, with Powerwave occupying an established market position in North America and LGP Allgon having an established market position in Europe. Combined, the companies will have a more balanced global presence and will have a strong base of operations in North America, Europe and Asia. The combined company will have 1,900 employees operating in 21 facilities in 13 countries throughout the world. As a result, we believe that the combination of Powerwave and LGP Allgon will create a more diversified and balanced operating model.

Complementary Product Lines

We believe Powerwave’s focus on radio frequency power amplifiers is an excellent complement to LGP Allgon’s diversified product offering. After the combination, Powerwave will have an enhanced platform to capture the rollout of next generation or 3G technologies due to its broader product portfolio, which will include multi-carrier power amplifiers, antennas, repeaters, integrated transceivers and tower-mounted amplifiers. The combined company will also be able to offer both OEMs and mobile network operators a wide range of current generation products, including antennas, radio frequency filters, radio frequency power amplifiers, tower mounted amplifiers, combiners, repeaters, and a wide range of integrated products for use with wireless networks worldwide.

We also believe that the combined company’s broader product portfolio will increase our addressable market from less than $2 billion to more than $10 billion, as we will be able to offer to customers a larger range of wireless infrastructure products. We believe the broader product portfolio will also help solidify the leadership positions each company has in its respective markets. After completion of the Exchange Offer, Powerwave will continue to have the number one market position as an independent supplier of radio frequency power amplifiers. In addition, it will occupy the number one position in tower mounted amplifiers and the number three position in base station antennas.

Customers

Both Powerwave and LGP Allgon have well-established customer relationships with the world’s leading OEMs and wireless network operators. The combination with LGP Allgon broadens Powerwave’s customer base and provides the opportunity for significant incremental cross-selling opportunities on a global basis with an increased exposure to wireless network operators. We believe that customers in the wireless infrastructure market can benefit from a comprehensive solutions provider for their complex network needs.

Potential Synergy Benefits

We believe that this combination will provide Powerwave with several achievable cost reduction synergies totaling approximately $15 million on an annual basis going forward. We expect to achieve savings in materials purchasing resulting from the increased purchasing power of the combined operations, coupled with Powerwave’s experience in supply chain management. From an operations perspective, we expect to focus on increasing efficiencies and process improvements while leveraging our contract manufacturing expertise. We also believe that we can integrate our research and development activities and focus on common design platforms to leverage our products and to deliver better value to customers. Lastly, we believe that we can optimize our sales and marketing organizations as we integrate the companies.

In the long term, we believe that this combination creates even more potential synergies in growth for Powerwave. These opportunities include leveraging our sales channels and cross selling our expanded product line across our entire customer base. We expect to be able to enhance our product marketing and leverage our competitive position in the markets we serve, and thereby strengthen our brand awareness.

Financial Benefits

We believe that the combination of Powerwave and LGP Allgon will result in increased production and development capabilities and will result in a combined company that is more profitable and better positioned in the wireless infrastructure industry. The combination of Powerwave and LGP Allgon will create a stronger, more balanced operating model and improve the combined company’s cash flow and balance sheet. In addition, the ability to cross-sell into each company’s respective customer base represents an opportunity to realize revenue synergies over time. Lastly, the combination is expected to be immediately accretive to Powerwave’s earnings per share in the first full quarter following completion of the Offer, excluding any transaction and integration expenses.

Opinion of Deutsche Bank Securities Inc., Financial Advisor to Powerwave

Deutsche Bank has acted as financial advisor to Powerwave in connection with the Exchange Offer. At the November 30, 2003 meeting of Powerwave’s Board of Directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing as of the same date, to Powerwave’s Board of Directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the Exchange Offer consideration to be paid to the shareholders of LGP Allgon was fair, from a financial point of view, to Powerwave.

The full text of Deutsche Bank’s written opinion, dated November 30, 2003, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. Powerwave shareholders are urged to read the Deutsche Bank opinion in its entirety. The summary of the Deutsche Bank opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Deutsche Bank opinion.

In connection with Deutsche Bank’s role as financial advisor to Powerwave, and in arriving at its opinion, Deutsche Bank, among other things, reviewed publicly available financial and other information concerning Powerwave and LGP Allgon and certain internal analyses and other information prepared and furnished to it by Powerwave and LGP Allgon. Deutsche Bank has also held discussions with the members of the senior management of Powerwave and LGP Allgon regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for LGP Allgon’s shares and Powerwave’s common stock;

•	compared certain financial and stock information for Powerwave and LGP Allgon with similar information for selected companies whose securities are publicly traded;

•	reviewed the financial terms of selected recent business combinations which it deemed comparable in whole or in part;

•	reviewed the pro forma impact of the Exchange Offer on Powerwave’s earnings per share;

•	reviewed the terms of the Offer Related Documents (as defined in the opinion); and

•	performed other studies and analyses and considered other factors as it deemed appropriate.

In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, the accuracy or completeness of any information, whether publicly available or furnished to it, concerning Powerwave or LGP Allgon, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Deutsche Bank has also relied upon, without independent verification, assessment by management of LGP Allgon and Powerwave of their respective technology and products, and the integration of Powerwave’s technology with LGP Allgon’s technology and the timing of introduction of future products incorporating such technology. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information (and, for certain of the information, the English language translations thereof). Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Powerwave or LGP Allgon. With respect to LGP Allgon, Deutsche Bank has been furnished with financial statements and data indicated to have been prepared in accordance with Swedish generally accepted accounting principles, or GAAP. Deutsche Bank has, with Powerwave’s concurrence, relied upon such information in preparing its opinion, made no independent review, reconciliation or investigation of differences, or the materiality thereof, that may exist between Swedish GAAP and United States GAAP, and makes no representation as to the effect such differences, if any, might have on the comparability of such information for purposes of its analyses. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, strategic or other information regarding operating efficiencies and financial synergies expected by Powerwave and LGP Allgon to be achieved as a result of the Exchange Offer (collectively referred to as the synergies), made available to Deutsche Bank and used in its analysis, Deutsche Bank assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Powerwave and LGP Allgon, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no opinion as to the reasonableness of any financial data or estimates, forecasts or projections, including the synergies, or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it, or otherwise used, as of the date of its opinion and is without regard to any market, economic, financial, currency exchange, legal or other circumstances or event of any kind or nature which may exist or occur after such date.

In rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis:

•	all necessary conditions to the obligations of each of Powerwave and LGP Allgon to consummate the Exchange Offer will be satisfied without any waiver thereof;

•	all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Exchange Offer will be obtained;

•	in connection with obtaining any necessary governmental, regulatory, or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which Powerwave or LGP Allgon is a party or subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would be materially adverse to Powerwave or LGP Allgon or materially reduce the contemplated benefits of the Exchange Offer to Powerwave; and

•	the Exchange Offer will be tax-free to each of Powerwave and LGP Allgon.

Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Powerwave Board of Directors at its meeting on November 30, 2003:

Historical Stock Performance.    Deutsche Bank reviewed and analyzed recent and historical market prices and trading volume for Powerwave common stock and LGP Allgon shares and compared these market prices to certain stock market indices.

Sum-of-the-Parts Analysis.    Deutsche Bank performed a “sum-of-the-parts” analysis and analyzed LGP Allgon’s two main business units, telecommunications and contract manufacturing, separately using selected publicly traded companies and selected precedent transactions for each of the two business units. The results of the two separate analyses were then combined to derive implied ranges for LGP Allgon as a whole and are addressed under “Sum-of-the-Parts Analysis—Combined LGP Allgon”. Based on the nine months ended September 30, 2003, total revenue for LGP Allgon’s telecommunications and contract manufacturing business units accounted for approximately 85% and 15% of total LGP Allgon revenues, respectively. The analysis of LPG Allgon’s contract manufacturing business unit is addressed under “Sum-of-the-Parts Analysis—Contract Manufacturing” and the analysis of LGP Allgon’s telecommunications business unit is addressed under “Sum-of-the-Parts Analysis—Telecommunications—Analysis of Selected Publicly Traded Companies” and “—Analysis of Selected Precedent Transactions” below.

Sum-of-the-Parts Analysis—Telecommunications:

Analysis of Selected Publicly Traded Companies.    Deutsche Bank compared financial information and commonly used valuation measurements for LGP Allgon and Powerwave to corresponding information and measurements for a group of six other publicly traded companies in the wireless telecommunications infrastructure industry, which Deutsche Bank refers to as the telecommunications selected companies, consisting of:

•	Anaren Microwave, Inc.

•	Andrew Corporation

•	Filtronic PLC

•	Nera ASA

•	REMEC, Inc.

•	Stratex Networks, Inc.

The financial information and valuation measurements that Deutsche Bank compared included, among other things,

•	common equity market valuation;

•	ratios of common equity market value as adjusted for debt and cash, or enterprise value, to:

•	revenues; and

•	earnings before interest expense, income taxes and depreciation and amortization, or EBITDA; and

•	ratios of common equity market value, or equity value, to earnings per share.

To calculate the trading multiples for LGP Allgon, Powerwave and the telecommunications selected companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by equity research analysts, and certain internal analyses and other financial information prepared and furnished to it by LGP Allgon.

Deutsche Bank’s analysis of the selected companies yielded the multiple ranges and the resultant Deutsche Bank implied reference multiples set forth in the chart below.

Referral multiples	Relevant multiple ranges	Median	Deutsche Bank implied reference range
Enterprise value to 2003E revenue	0.6x – 2.8x	1.6x	1.1x – 1.8x
Enterprise value to 2004E revenue	0.5x – 2.6x	1.3x	0.9x – 1.5x
Enterprise value to 2004E EBITDA	5.6x – 18.0x	12.5x	7.5x – 13.0x
Equity value to 2004E earnings	15.4x – 89.7x	45.8x	18.0x – 40.0x

2004 Earnings

None of the companies used as a comparison are identical to LGP Allgon or Powerwave. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

Analysis of Selected Precedent Transactions.    Deutsche Bank reviewed the financial terms, to the extent publicly available, of seven pending or completed mergers and acquisition transactions since 2001 involving companies in the wireless telecommunications infrastructure industry, which Deutsche Bank refers to as the telecommunications selected transactions. The transactions reviewed were:

Date Announced	Acquiror	Target
10/31/03	REMEC, Inc.	Paradigm Wireless Systems Inc.
02/18/03	Andrew Corporation	Allen Telecom Inc.
01/21/03	LGP Telecom Holding AB	Allgon AB
10/29/02	REMEC, Inc.	Spectrian Corporation
02/19/02	Andrew Corporation	Celiant Corporation
01/17/02	Western Multiplex Corporation	Proxim Inc.
10/08/01	REMEC, Inc.	Solitra Oy (ADC Telecom)

Deutsche Bank calculated various financial multiples based on certain publicly available information for each of the telecommunications selected transactions. Deutsche Bank’s analysis of the selected transactions yielded the multiple ranges and the resultant Deutsche Bank implied reference multiples set forth in the chart below.

Referral multiples	Relevant multiple ranges	Median	Deutsche Bank implied reference range
Enterprise value to last twelve month revenue	0.9x – 2.2x	1.1x	0.9x – 1.5x
Enterprise value to next twelve month estimated revenue	0.8x – 2.1x	1.1x	0.9x – 1.4x
Enterprise value to next twelve month estimated EBITDA	14.9x – 22.2x	17.2x	12.0x – 17.0x

All the multiples for the telecommunications selected transactions were based on public information available at the time of the announcement of such transaction, without taking into account differing market and other conditions during the three-year period during which the telecommunications selected transactions occurred, other than adjustments made to the stock portion of the nominal transaction values for the price changes in the NASDAQ composite from the time of announcement of each of the telecommunications selected transactions to the date of Deutsche Bank’s opinion.

Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of LGP Allgon, Powerwave and the companies involved in the telecommunications selected transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the Exchange Offer that could affect the value of the subject companies and businesses of Powerwave and LGP Allgon.

Sum-of-the-Parts Analysis—Contract Manufacturing:

Deutsche Bank compared financial information and commonly used valuation measurements for LGP Allgon’s contract manufacturing to corresponding information and measurements (see also Analysis of Selected Publicly Traded Companies under the heading of Sum-of-the Parts Analysis—Telecommunications above for details on measurements and calculations) for a group of four other publicly traded companies with enterprise values of less than $1 billion in the electronics manufacturing, or EMS, industry, which Deutsche Bank refers to as the EMS selected companies, consisting of:

•	Elcoteq Network

•	Plexus Corporation

•	Pemstar Inc.

•	Semtech Corporation

Deutsche Bank also reviewed the financial terms, to the extent publicly available, of five pending or completed mergers and acquisition transactions since 2000 involving companies in the EMS industry with transactions values less than $1 billion, which Deutsche Bank refers to as the EMS selected transactions. The transactions reviewed were:

Date Announced	Acquiror	Target
10/15/03	Celestica Inc.	Manufacturers’ Services Ltd.
06/15/01	Celestica Inc.	Omni Industries
06/01/01	Celestica Inc.	Primetech Electronics Inc.
08/10/00	Flextronics International Ltd.	JIT Holdings Ltd.
03/16/00	ACT Manufacturing Inc.	GSS Array Technology

Deutsche Bank calculated various multiples based on publicly available information for each of the EMS selected companies and transactions. Deutsche Bank’s analysis of the selected companies and transactions yielded the multiple ranges and the resultant Deutsche Bank reference multiples set forth in the chart below. For the purposes of simplifying the analysis in the Sum-of-the-Parts Analysis—Combined LGP Allgon below and based upon the midpoint of the various implied enterprise values as derived from the implied reference multiples above, Deutsche Bank ascribed an implied enterprise value of $35 million for LGP Allgon’s contract manufacturing business unit.

Referral multiples	Relevant multiple ranges	Median	Deutsche Bank implied reference multiple
Enterprise value to last twelve months revenue based on EMS selected companies	0.2x – 0.9x	0.3x	0.4x
Enterprise value to last twelve months EBITDA based on EMS selected companies	5.0x – 7.7x	6.8x	6.0x
Enterprise value to last twelve months revenue based on EMS selected transactions	0.3x – 1.0x	0.7x	0.7x
Enterprise value to last twelve months EBITDA based on EMS selected transactions	8.0x – 17.7x	11.4x	9.0x

None of the EMS selected companies used as a comparison are identical to LGP Allgon. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

All the multiples for the EMS selected transactions were based on public information, available at the time of the announcement of that transaction, without taking into account differing market and other conditions during the three-year period during which the telecommunications selected transactions occurred, other than adjustments made to the stock portion of nominal transaction values for the price changes in the NASDAQ composite from the time of announcement of each of the EMS selected transactions to the date of Deutsche Bank’s opinion. Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of LGP Allgon and the companies involved in the telecommunications selected transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the Exchange Offer that could affect the value of the subject companies and businesses of Powerwave and LGP Allgon.

Sum-of-the-Parts Analysis—Combined LGP Allgon:

As discussed above, the results of Deutsche Bank’s analysis regarding LGP Allgon’s telecommunications business unit and contract manufacturing business unit were combined to derive implied ranges for LGP Allgon as a whole. Based on the implied telecommunications reference range calculated in Sum-of-the-Parts Analysis—Analysis of Selected Publicly Traded Companies and Sum-of-the-Parts Analysis—Contract Manufacturing above, and assuming a notional transaction consideration of approximately SEK 61.87 ($8.20 at the currency exchange rate of 7.55 SEK per U.S. Dollar as of November 28, 2003) per LGP Allgon share, Deutsche Bank calculated the following:

($ in millions)

Referral multiples	Implied telecom reference range	Implied contract manufacturing reference value	Implied combined reference range	Implied blended reference multiple range	Implied transaction multiple
Enterprise value to 2003E revenue	$268 – $439	$35	$303 – $474	1.1x – 1.7x	1.5x
Enterprise value to 2004E revenue	266 – 443	35	301 – 478	0.9x – 1.4x	1.2x
Enterprise value to 2004E EBITDA	259 – 449	35	294 – 484	6.9x – 11.3x	10.1x
Equity value to 2004E earnings	309 – 655	35	344 – 690	20.2x – 42.2x	25.8x

Based on the implied telecommunications reference range calculated in Sum-of-the-Parts Analysis—Analysis of Selected Precedent Transactions and Sum-of-the-Parts Analysis—Contract Manufacturing above, and assuming a notional transaction consideration of approximately SEK 61.87 ($8.20 at the currency exchange rate of 7.55 SEK per U.S. Dollar as of November 28, 2003) per LGP Allgon share, Deutsche Bank calculated the following:

($ in millions)

Referral multiples	Implied telecom reference range	Implied contract manufacturing reference value	Implied combined reference range	Implied blended reference multiple range	Implied transaction multiple
Enterprise value to last twelve month revenue	$221 – $368	$35	$256 – $403	0.9x –1.4x	1.5x
Enterprise value to next twelve month estimated revenue	259 – 403	35	294 – 438	0.9x – 1.3x	1.3x
Enterprise value to next twelve month estimated EBITDA	388 – 550	35	423 – 585	10.4x – 14.4x	10.7x

Premia Analysis.    Deutsche Bank reviewed information related to publicly disclosed all stock, all cash and stock and cash combination transactions in the US, Europe and Sweden, provided by Securities Data Corporation, involving non-financial and non-real estate companies in the $100 - $500 million range for non-Swedish transactions and in the $50 million - $1 billion range for Swedish transactions. For each transaction, Deutsche Bank reviewed the premium or discount to the acquired company’s per share market price one day prior to the announcement of such transaction and twenty days prior to the announcement of such transaction, in each case represented by the acquisition price in such transaction. The following summarizes the results:

	Implied premium reference range	Implied transaction premium
One day prior premium	30% – 50%	38%
Twenty day prior premium	35% – 55%	45%

Relative Contribution Analysis.    Deutsche Bank analyzed the relative contributions of LGP Allgon and Powerwave, as compared to Powerwave’s relative ownership of at least 54% of the outstanding capital of the combined company, to the pro forma income statement of the combined company, based on LGP Allgon’s management projections and publicly available projections for Powerwave. This analysis demonstrated that on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Exchange Offer, and (ii) non-recurring expenses relating to the Exchange Offer), based on the calendar year 2004 projections for both LGP Allgon and Powerwave, LGP Allgon and Powerwave would account for approximately 54% and 46%, respectively, of the combined company’s pro forma revenue, approximately 61% and 39%, respectively, of the combined company’s pro forma EBITDA and approximately 73% and 27%, respectively, of the combined company’s pro forma net income.

Historical Exchange Ratio Analysis.    Deutsche Bank reviewed the historical ratio of the daily per share market closing prices of LGP Allgon shares divided by the corresponding prices of Powerwave common stock over the 30-day, 20-day and 10-day periods prior to November 30, 2003 and as of November 28, 2003 (the last business day prior to announcement of the Exchange Offer). The average exchange ratios for these time periods and as of such date were 0.8064, 0.8291, 0.8339 and 0.7965, respectively. Deutsche Bank then calculated the respective premiums over such average daily exchange ratios represented by the exchange ratio of 1.1 shares of Powerwave common stock per each LGP Allgon share, which for the same time periods and as of such dates were 36%, 33%, 32% and 38%, respectively.

Pro Forma Combined Earnings Analysis.    Deutsche Bank analyzed certain pro forma effects of the Exchange Offer. Based on this analysis, Deutsche Bank computed the resulting dilution/accretion to the combined company’s earnings per share estimates for the calendar year ending 2004, before and after taking into account any potential synergies identified by both LGP Allgon and Powerwave management and before non-recurring costs relating to the Exchange Offer. Deutsche Bank analyzed two cases: the maximum stock case where no LGP Allgon shareholder elects to receive cash in the Exchange Offer and the maximum cash case where the $125 million of cash offered to LGP Allgon shareholders was fully-subscribed. In both cases, Deutsche Bank assumed that Powerwave purchased 100% of LGP Allgon’s shares in the Exchange Offer. Deutsche Bank noted that before taking into account any potential synergies and before non-recurring costs, the Exchange Offer under the maximum stock scenario and the Exchange Offer under the maximum cash scenario would be approximately $0.09 accretive and $0.10 accretive to Powerwave’s earnings per share for the calendar year ending 2004, respectively. Deutsche Bank also noted that after taking into account the potential synergies for the calendar year ending 2004, and before non-recurring costs, the Exchange Offer under the maximum stock scenario and the Exchange Offer under the maximum cash scenario would be approximately $0.14 accretive and $0.16 accretive to Powerwave’s earnings per share for the calendar year ending 2004, respectively.

The preceding summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to Powerwave’s Board of Directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of its analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank used a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Powerwave Board of Directors as to the fairness, from a financial point of view, to Powerwave of the consideration to be paid by Powerwave to the LGP Allgon shareholders in the Exchange Offer and do not purport to be appraisals or necessarily to reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Powerwave and LGP Allgon management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Powerwave’s or LGP Allgon’s control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Powerwave, LGP Allgon or their respective advisors, neither Powerwave nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the Exchange Offer were determined through negotiations between Powerwave and LGP Allgon and were approved by the Powerwave Board of Directors. Although Deutsche Bank provided advice to Powerwave during the course of these negotiations, the decision to enter into the Exchange Offer was solely that of the Powerwave Board of Directors. As described above, the opinion and presentation of Deutsche Bank to the Powerwave Board of Directors were only one of a number of factors taken into consideration by the Powerwave Board of Directors in making its determination to approve the Exchange Offer. Deutsche Bank’s opinion was provided to the Powerwave Board of Directors to assist it in connection with its consideration of the Exchange Offer and does not constitute a recommendation to any stockholder as to how to vote with respect to the issuance of stock related to the Exchange Offer or any other matter.

Powerwave selected Deutsche Bank as financial advisor in connection with the Exchange Offer based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Powerwave has retained Deutsche Bank pursuant to an engagement letter dated October 10, 2003. Deutsche Bank will be paid a reasonable and customary fee for its services as financial advisor to Powerwave in connection with the Exchange Offer, a portion of which is contingent upon consummation of the Exchange Offer.

Regardless of whether the Exchange Offer is consummated, Powerwave has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the Exchange Offer or otherwise arising out of the retention of Deutsche Bank under the engagement letter.

Powerwave has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the Exchange Offer.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank and its affiliates have, from time to time, provided investment banking services to Powerwave or its affiliates for which they have received compensation, including the issuance of Powerwave’s convertible debt on July 18, 2003. Deutsche Bank and its affiliates may actively trade securities and other instruments and obligations of Powerwave or LGP Allgon for their own account or the account of their customers. Accordingly, Deutsche Bank may at any time hold a long or short position in such securities, instruments and obligations. As of the date of Deutsche Bank’s opinion, and as of the date hereof, Deutsche Bank beneficially owned approximately 5.6% of Powerwave’s outstanding common stock (assuming the conversion of Deutsche Bank’s holdings of Powerwave’s 1.25% convertible subordinated notes due 2008). For more information, please see “SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS AND MANAGEMENT OF POWERWAVE.”

Terms of the Exchange Offer

We are offering to exchange 1.1 shares of our common stock for each LGP Allgon share that is validly tendered and not properly withdrawn. In addition, we are offering LGP Allgon shareholders the opportunity, under a cash alternative to receiving common stock, to elect for all or a specified number of their LGP Allgon shares to be acquired for SEK 61.87 in cash per LGP Allgon share. The cash alternative is subject to an aggregate maximum of $125 million and is, therefore, subject to both potential pro-ration and currency exchange rate risk due to the fact that the funds available for the cash alternative are fixed in US dollars and will be converted to Swedish Kronor at the completion of the Exchange Offer at the then current exchange rate. It is currently anticipated that the Exchange Offer will expire on February     , 2004.

Completion of the Exchange Offer is subject to, among other conditions, Powerwave acquiring more than 90% of LGP Allgon’s stock in the Exchange Offer and through the exercise of options under the Option Agreements. See “Principal Agreements—Option Agreements.” Following completion of the Exchange Offer, any LGP Allgon shares that remain outstanding may be purchased at a future date by a to-be-formed Swedish subsidiary of Powerwave for cash pursuant to compulsory acquisition proceedings under Swedish law.

Fractional entitlements to shares of our common stock will not be delivered to holders of LGP Allgon shares validly tendered in the Exchange Offer. Instead, fractional entitlements to shares of our common stock subsequently will be combined and sold on the Nasdaq National Market and the net proceeds of the sales will be distributed pro rata to the LGP Allgon security holders entitled to fractional entitlements.

As part of the Exchange Offer, Powerwave will appoint a financial institution in Sweden to act as receiving agent for the Exchange Offer. The receiving agent will also provide a mechanism to enable those shareholders of LGP Allgon who wish to sell their shares of Powerwave received in the Exchange Offer to sell such shares on the open market through a simplified dealing mechanism.

Procedures for Tendering in the Exchange Offer

Acceptance

Shareholders in LGP Allgon who are directly registered with VPC AB (the Swedish central securities depository and clearing organization) and who wish to accept the Exchange Offer should complete and submit the preprinted acceptance form appended to this Proxy Statement/Prospectus during the acceptance period, February     , 2004 through February     , 2004, to:

Mangold Fondkommission AB

Return envelope 122 360 900

SE-110 05 Stockholm

Sweden

The acceptance form must be submitted or mailed ahead of the final acceptance date so as to be received by Mangold Fondkommission AB no later than 3:00 p.m. (Central European Time (“CET”)) on February     , 2004. An incomplete or incorrectly completed acceptance form may be disregarded. Acceptance forms sent by facsimile will not be accepted.

Requests for additional acceptance forms and other questions relating to the Exchange Offer may be addressed to Mangold Fondkommission AB (Phone: +46-8-503 015 64).

Nominee Registered Shares

Shareholders in LGP Allgon whose holdings are registered in the name of a nominee in the VPC system, such as a bank, will not receive this Proxy Statement/Prospectus or a preprinted acceptance form directly from Powerwave. Acceptance shall instead be made in accordance with instructions from the nominee of such shareholder.

Pledged Shares

Where LGP Allgon Shares have been pledged in the VPC system, the acceptance form must also be signed by the pledgee.

Confirmation of Transfer of LGP Allgon Shares to Blocked VP Accounts

Following receipt and registration by Mangold Fondkommission AB of duly completed acceptance forms, the LGP Allgon shares will be transferred to a newly opened, Blocked VP Account in the name of the shareholder. In connection therewith, VPC will send a notice, referred to as a VP notice, confirming the withdrawal from the original VP account and a VP notice confirming the deposit into the newly opened Blocked VP Account.

Settlement

Provided that Powerwave has announced that the conditions for the consummation of the Exchange Offer have been fulfilled, or that Powerwave announces that it has otherwise decided to consummate the Exchange Offer, the Exchange Offer will close and settlement will begin. Assuming that such announcement is made not later than on March     , 2004, it is expected that settlement may begin on March     , 2004. As stated below, the acceptance period may be extended, in which case settlement will be postponed accordingly.

Any shareholder in LGP Allgon that accepts the share alternative under the Exchange Offer or is scaled back pro rata under the cash alternative authorizes Mangold Fondkommission AB to (i) subscribe for the shares of Powerwave common stock on behalf of the shareholder, and (ii) to deliver the LGP Allgon Shares to Powerwave according to the terms of the Exchange Offer.

Settlement under the Share Alternative

The shares of Powerwave common stock to be issued in exchange for LGP Allgon shares will be transferred to the VP Account indicated on the acceptance form. In connection with this the shareholder will receive a VP notice confirming the registration of the shares of Powerwave common stock in the VP Account. No VP notice reporting the withdrawal of the LGP Allgon shares from the Blocked VP Account will be sent out. Where the LGP Allgon shares are registered in the name of a nominee, settlement will be made to the nominee. Settlement in connection with distribution of the proceeds from the sale of fractions of the Powerwave shares will be made as described under the heading “—Fractional Shares” below.

Settlement under the Cash Alternative

For shareholders in LGP Allgon that accept the cash alternative, settlement will be made through the distribution of a transaction note. No VP notice reporting the withdrawal of the LGP Allgon shares from the Blocked VP Account will be sent out. The cash consideration will be deposited in the yield account linked to the VP Account. Where the LGP Allgon shares are registered in the name of a nominee, settlement will be made to the nominee. In case of a pro rata scale back under the cash alternative, settlement with respect to shares deemed to have been tendered under the share alternative will be made in the manner described above under the heading “—Settlement under the Share Alternative.”

Simplified Dealing Mechanism

Each shareholder of LGP Allgon who receives shares of Powerwave common stock in the Exchange Offer may elect to sell those shares pursuant to a simplified dealing mechanism. This mechanism will be provided by [TBD].

In order to take advantage of the simplified sales process, LGP Allgon shareholders must fill out the part of the acceptance form headed “Simplified Dealing Mechanism.” This will authorize Powerwave to act on behalf of the shareholder in instructing [TBD] how to handle the indicated number of shares of Powerwave common stock. [TBD] will not be liable to such holders in connection with the execution of such sales.

[TBD] will use reasonable efforts to sell all of the shares of Powerwave common stock it has been instructed to sell on Nasdaq, through alternative trading systems and in other U.S. market centers. These sales shall occur during a period of approximately 10 business days and shall be made subject to prevailing market conditions and other factors. [TBD] cannot guarantee the sale price for the shares of Powerwave common stock.

The proceeds, less sale commissions of $0.04 per share, will be divided equally among the shares of Powerwave common stock sold by [TBD]. The net proceeds will be converted by [TBD] into SEK at the spot foreign exchange rate prevailing at the end of the final day of the simplified sales process. Each shareholder will thereafter receive payment in SEK for the shares of Powerwave common stock sold. The net proceeds will be deposited in the yield account linked to the VP Account.

Right to Extend the Acceptance Period

Powerwave reserves the right to extend the acceptance period (before or after the conditions for the Exchange Offer set out above are met), as well as to postpone the settlement date.

Right to Withdrawal of Acceptance

The holders of LGP Allgon shares have the right to withdraw their acceptances of the Exchange Offer. To be valid, such withdrawal must be made in writing and must be received by Mangold Fondkommission AB, at the address set forth below, prior to Powerwave’s declaration that the conditions of the Exchange Offer have been fulfilled, or, if such declaration is not made during the acceptance period, not later than 3:00 p.m. (CET) on the last day of the acceptance period. If any condition that Powerwave has reserved the right to control remains unfulfilled or unwaived at that date and the acceptance period is extended, the right to withdrawal shall also apply correspondingly during the extended acceptance period.

VPC registration of the New Powerwave Shares

The shares of Powerwave common stock that LGP Allgon shareholders receive under the Exchange Offer will be registered with VPC, ISIN Code                     .

Market Quotation

As of the date of this Proxy Statement/Prospectus the shares of Powerwave common stock trade only on the Nasdaq National Market in the United States, under the symbol: PWAV.

Trading in Powerwave Shares on Nasdaq

Holders of VPC registered Powerwave shares who wish to trade their shares on Nasdaq must first re-register their VPC registered Powerwave shares to U.S. Powerwave shares. Such re-registration can be made at the request of the shareholder through the shareholder’s bank or brokerage firm in Sweden. Certain limitations may apply to re-registration, for example in connection with record dates. Holders of VPC registered Powerwave shares are solely liable for and must bear all cost arising in connection with re-registration to U.S. Powerwave shares.

Application to List the Powerwave Shares on the Stockholm Exchange

Powerwave will apply to list the Powerwave shares on the O List of the Stockholm Exchange pursuant to the Stockholm Exchange’s rules on secondary listings. As of the date of this Proxy Statement/Prospectus it is uncertain when trading in the Powerwave shares is expected to commence on the Stockholm Exchange. However, Powerwave reserves the right to reconsider its position with respect to listing on the Stockholm Exchange awaiting the outcome of the Exchange Offer.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the Exchange Offer, we will not be required to accept for exchange and, subject to any applicable Swedish law, Swedish stock exchange rules and regulations and rules and regulations of the SEC, we may postpone the acceptance for exchange of, or exchange for, tendered LGP Allgon shares, and may, in our reasonable judgment, extend, terminate or amend the Exchange Offer as to any LGP Allgon share not then accepted for exchange if the following conditions have not been satisfied on or before the date of expiration of the Exchange Offer.

Shareholder Approval Condition

We must have received the requisite vote of our shareholders to approve the issuance of the shares of our common stock pursuant to the Exchange Offer and to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of shares of our authorized common stock.

Stock Exchange Listing Condition

The shares of our common stock issuable upon the consummation of the Exchange Offer must have been approved for listing on the Nasdaq National Market (a pre-condition to which is Powerwave shareholder approval of the issuance of new Powerwave common shares under the Exchange Offer).

Governmental Approval Condition

The parties must have received approval from all necessary public authorities to the consummation of the Exchange Offer on terms acceptable to Powerwave. The parties cannot complete the Exchange Offer until they have filed mandatory pre-closing notifications with, and obtained the approval of the Finnish Competition Authority. The parties made the filings to obtain approval of the merger under Finnish law on December 23, 2003. The parties also are required to make notification filings concerning the Exchange Offer with the Brazilian Competition Authority. The approval of the Exchange Offer by the Brazilian Competition Authority is not a condition to the closing of the Exchange Offer.

Minimum Tender Condition

We must have received valid acceptances for a number of shares which, when added to the LGP Allgon shares that we have the right to acquire pursuant to the option agreements entered into between us and certain LGP Allgon shareholders, is equal to greater than ninety percent (90%) of the total number of the LGP Allgon shares outstanding on a fully diluted basis at the expiration of the Exchange Offer period.

No Withdrawal of Recommendation Condition

LGP Allgon’s Board of Directors shall not have withdrawn or materially adversely modified its recommendation that LGP shareholders accept the Exchange Offer prior to the date of the announcement that the Exchange Offer will be implemented.

No Material Adverse Change Condition

There shall have been no “Material Adverse Effect” (as defined below) prior to the announcement that the Exchange Offer will be implemented. For this purpose, a “Material Adverse Effect” means any event that materially negatively affects LGP Allgon’s liquidity or results; provided, however, that in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (1) any change in LGP Allgon’s stock price or trading volume in and of itself; (2) any failure by LGP Allgon to meet revenue or earnings projections in and of itself; (3) any effect that results from conditions affecting the wireless communication industry generally or the economy of any country where LGP Allgon has conducted operations generally; (4) any effect that results from conditions affecting general worldwide economic, business or capital markets conditions; (5) any effect that results from changes in applicable laws after December 1, 2003; or (6) any effect resulting from an outbreak or escalation of hostilities involving the United States or Sweden, the declaration of the United States or Sweden of a national emergency or war, or the occurrence of any acts of terrorism (except any such acts specifically aimed at LGP Allgon’s business).

Accuracy of Information Condition

We must not have discovered that any information made public by LGP Allgon in any material aspect is inaccurate or misleading, or that any material fact which should have been public by LGP Allgon has not been made public.

No Legislation or Similar Events Affecting Combination Condition

That the combination of Powerwave and LGP Allgon, prior to the announcement that the Exchange Offer will be implemented, is not wholly or partially made impossible or significantly impaired as a result of legislation, actions of a court or public authority, or similar events in Sweden, in the United States, or in another country, which has occurred or is expected to occur.

Exchange Offer Period

It is anticipated that the Exchange Offer will be commenced on or about February     , 2004 and expire on February     , 2004, unless otherwise extended.

Extension, Termination and Amendment

We reserve the right to extend the period of time during which the Exchange Offer is open and to amend the Exchange Offer by giving oral or written notice of such extension or amendment to the Swedish offer manager and the U.S. exchange agent followed by public announcement thereof, subject, in all cases, to applicable Swedish law, Swedish stock exchange rules and regulations and the Exchange Act. In the case of an extension, any such announcement will be issued as soon as possible following the previously scheduled expiration date.

If we make a material change in the information concerning the Exchange Offer, or if we waive a condition of the Exchange Offer, we will extend the Exchange Offer to the extent required under applicable Swedish law, Swedish stock exchange rules and regulations or the Exchange Act.

Right to Extend the Acceptance Period

If all of the conditions to the Exchange Offer are satisfied or waived, and we accept for exchange LGP Allgon shares, holders of LGP Allgon shares who do not accept the Exchange Offer prior to the expiration will have an opportunity to accept the Exchange Offer on the same terms during any extended acceptance period that we decide after the announcement by us that the Exchange Offer will be consummated.

Withdrawal Rights

The holders of LGP Allgon Shares have the right to withdraw their acceptances of the Exchange Offer. To be valid, such withdrawal must be made in writing and must be received by Mangold Fondkommission AB at the address set forth above, prior to the announcement of Powerwave’s declaration that the conditions for the consummation of the Exchange Offer set forth above have been fulfilled or, if such declaration is not made during the acceptance period, not later than 3:00 p.m. (CET) on the last day of the acceptance period. If any condition that Powerwave has reserved the right to control remains unfulfilled or unwaived at that date and the acceptance period is extended, the right to withdrawal shall also apply correspondingly during the extended acceptance period.

Anticipated Accounting Treatment

The acquisition of LGP Allgon shares acquired in the Exchange Offer will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States, which means that LGP Allgon’s results of operations will effectively be included with Powerwave’s from the closing date and their respective consolidated assets and liabilities, including identified intangible assets, will be recorded at their then fair values at the same time with the excess, if any, allocated to goodwill.

Appraisal Rights and Dissenters’ Rights

Under Delaware law, shareholders are not entitled to dissenters’ rights of appraisal with respect to the proposals to issue shares of Powerwave’s common stock or to amend Powerwave’s Amended and Restated Certificate of Incorporation.

Governmental and Regulatory Matters

The parties must have received approval from all necessary public authorities to the consummation of the Exchange Offer. The parties cannot complete the Exchange Offer until they have filed mandatory pre-closing notifications with, and obtained the approvals of, the Finnish Competition Authority. The parties made the filings to obtain approval of the merger under Finnish law on December 23, 2003 and received approval on January 13, 2004. The parties also are required to make, and have made notification filings concerning the Exchange Offer with the Brazilian Competition Authority. The approval of the Exchange Offer by the Brazilian Competition Authority is not a condition to the closing of the Exchange Offer.

Material United States Federal Income Tax Considerations

Powerwave Shareholders

There are no federal income tax consequences to current holders of Powerwave stock solely as a result of the Exchange Offer.

LGP Allgon Shareholders who are U.S. Holders

The following is a summary of material U.S. federal income tax consequences to “U.S. holders,” as defined below, of the Exchange Offer. This summary is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. This discussion does not address any aspect of state, local or foreign tax law.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ALL LPG ALLGON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL CONSEQUENCES TO THEM OF THE EXCHANGE OFFER.

This summary is limited to LGP Allgon shareholders who are U.S. holders and that hold their LGP Allgon shares as “capital assets” (generally, property held for investment). Moreover, this summary does not discuss all aspects of U.S. federal taxation that may be important to owners in light of their particular circumstances or the U.S. federal tax consequences to owners subject to special treatment under U.S. federal tax law, such as banks and other financial institutions, insurance companies, dealers in securities, traders who have elected mark-to-market accounting, tax-exempt organizations, non-U.S. holders, partnerships or other pass-through entities, persons that hold LGP Allgon shares as part of a “straddle,” “hedging,” “conversion,” or other risk reduction transaction for U.S. federal income tax purposes, persons who acquired their LGP Allgon shares upon the exercise of employee stock options or otherwise as compensation, persons that actually or constructively own 10% of more of the voting shares of LGP Allgon or Powerwave, U.S. holders that have a functional currency other than the U.S. dollar, or owners subject to the alternative minimum tax all of whom may be subject to tax rules that differ significantly from those summarized below.

As used herein, the term “U.S. holder” means a person that owns LGP Allgon shares and that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (b) if, in general, it was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day, and elected under applicable treasury regulations to continue to so be treated.

If a partnership, including for this purpose any entity domestic or foreign, treated as a partnership for U.S. tax purposes is a beneficial owner of LGP Allgon, the U.S. federal tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership that owns LGP Allgon shares and partners in such a partnership should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences to them of the Exchange Offer.

Exchange of LGP Allgon Shares for Powerwave shares and/or Cash Pursuant to Our Offer

A U.S. holder that exchanges LGP Allgon shares for Powerwave shares and/or cash (including cash instead of fractional shares) pursuant to the Exchange Offer generally will recognize taxable gain or loss equal to the difference between (1) the amount of cash plus the fair market value of Powerwave shares received pursuant to the Exchange Offer (referred to as amount realized) and (2) such U.S. holder’s adjusted tax basis in the LGP Allgon shares exchanged therefor. For purposes of determining a U.S. holder’s amount realized, it appears that the fair market value of the Powerwave shares should be determined as of the date we accept such U.S. holder’s tender of LGP Allgon shares (referred to as the acceptance date) and that the amount of cash should be determined, depending on the U.S. holder’s method of accounting and foreign currency elections in effect, by reference to the U.S. dollar value of the Swedish kronor portion of the consideration on either the acceptance date or the date the Swedish kronor (or U.S. dollars, as applicable), are received. Each U.S. holder is urged to consult its own tax advisor as to the determination of its amount realized in its particular circumstances. Gain or loss recognized generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder held its LGP Allgon shares for more than one year on the date of the exchange. Long-term capital gains of a non-corporate U.S. holder generally are subject to a maximum tax rate of 15%. The deduction of capital loss is subject to limitations.

A U.S. holder’s tax basis in Powerwave shares received pursuant to the Exchange Offer should be equal to the fair market value of such stock, as taken into account in determining the U.S. holder’s amount realized, and the U.S. holder’s holding period for such Powerwave shares should begin on the day following the date the Powerwave shares is so taken into account.

Special U.S. federal income tax rules would apply to U.S. holders if LGP Allgon were a passive foreign investment company, or PFIC. LGP Allgon would be a PFIC if 75% or more of its gross income in a taxable year, including the pro rata share of the gross income of any company (U.S. or non-U.S.) in which LGP Allgon is considered to own 25% or more of the shares by value, is passive income. Alternatively, LGP Allgon would be a PFIC if 50% or more of its assets in a taxable year, averaged over the year (determined by averaging the percentages at the end of each quarter of the taxable year) and ordinarily determined based on fair market value and including the pro rata share of the assets of any company (U.S. or non-U.S.) in which LGP Allgon is considered to own 25% or more of the shares by value, are held for the production of, or produce, passive income. No determination has been made as to whether LGP Allgon is a PFIC. Please consult your own tax advisor as to whether the PFIC rules may apply to you.

Currency Exchange Gain or Loss

If the U.S. dollar value of the Swedish kronor taken into account by a U.S. holder in determining its amount realized as a result of our offer differs from the U.S. dollar value of the Swedish kronor (or the amount of U.S. dollars) received by the U.S. holder, such U.S. holder will recognize ordinary income or loss, as the case may be, measured by the difference between the amount so taken into account and the U.S. dollar value of the Swedish kronor (or the amount of U.S. dollars) actually received. If a U.S. holder receives Swedish kronor, the U.S. holder may recognize additional ordinary income or loss, as the case may be, when the Swedish kronor are converted into U.S. dollars or otherwise disposed of, to the extent there has been a change in the exchange rate between the Swedish kronor and the U.S. dollar during the period the U.S. holder holds the Swedish kronor. Each U.S. holder is urged to consult its own tax advisor regarding the application of currency exchange gain and loss rules in its particular circumstances.

Information Reporting and Backup Withholding

Proceeds from the exchange of LGP Allgon shares pursuant to the Exchange Offer generally are subject to information reporting, and are subject to backup withholding at the applicable rate (currently 30%) if the U.S. holder fails to provide a valid taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. To avoid backup withholding with respect to proceeds from the exchange of LGP Allgon shares pursuant to the Exchange Offer, U.S. holders should complete the Substitute Form W-9 included in the acceptance form which is being provided with this Proxy Statement/Prospectus.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the holder furnishes certain required information to the IRS in a timely manner.

Listing of Powerwave Common Stock to be Issued in the Exchange Offer

The shares of our common stock issuable upon the consummation of the Exchange Offer shall have been approved for listing on the Nasdaq National Market.

Restriction on Resales of Powerwave Common Stock

Subsequent to the issuance of shares of Powerwave common stock in the Exchange Offer, the sale or other transfer of such shares shall be limited for the persons party to the lock up agreements described later in this Proxy Statement, See “Related Agreements—Lock up Agreements.” There are no other legal or contractual restrictions on resales of Powerwave common stock, pursuant to Rule 145 of the Securities Act or otherwise, except with respect to LGP Allgon shareholders who are affiliates of Powerwave following consummation of the Exchange Offer.

Principal Agreements

The descriptions of the agreements set forth in this section are summaries only and are qualified in their entirety by reference to the complete agreements attached as annexes to this Proxy Statement/Prospectus.

Non-solicitation Agreement

Pursuant to this agreement, Powerwave and LGP Allgon each have agreed to terminate any existing discussions with any third party with respect to any acquisition proposal of the shares or assets of the respective party. In addition, until the earlier of June 30, 2004 or the date Powerwave completes or withdraws the Exchange Offer, neither party, nor their representatives, will:

•	take any act intended to adversely affect the ability to complete the Exchange Offer;

•	make, solicit, initiate or encourage inquiries from, or the submission of proposals or offers from, any other person relating to the acquisition of any of the shares, or any other sale, merger, combination or non-ordinary course license transaction, or

•	participate in discussions regarding, or furnish information to any other persons with respect to, any of the foregoing.

The parties, under certain circumstances, are permitted to respond to bona fide written unsolicited offers or proposals which are superior to the terms of the Exchange Offer, subject to certain limitations.

If there is a material violation of this agreement, or if the Board of Directors of either party withdraws or materially and adversely modifies its recommendation to its shareholders to undertake those acts necessary for consummation of the Exchange Offer, the violating party must pay the other party a cost reimbursement payment of $4 million. See “Annex B—Non-Solicitation Agreement.”

Option Agreements

Powerwave has entered into option agreements, containing identical terms, with each of Mikael Gottschlich, Eva Gottschlich, Manfred Gottschlich, Skanditek Industriförvaltning AB, G. Kallström & Co AB, (major shareholders of LGP Allgon) and with Dag Tigerschiöld, the current Chairman of the Board of LGP Allgon. The above option agreements represent, in the aggregate, approximately 19% of the outstanding LGP Allgon shares. The option agreements grant Powerwave the right to purchase each share of LGP Allgon held by each such person for 1.1 newly issued shares of Powerwave common stock, subject to upward adjustment if the purchase price of LGP Allgon stock in connection with the Exchange Offer is increased during the nine months following exercise of the option by Powerwave. Pursuant to the option agreements, these shareholders do not have the ability to receive any cash payment as the shareholders tendering their shares in the Exchange Offer do. Powerwave can only exercise the options to purchase the LGP Allgon shares provided that the Board of Directors of LGP Allgon does not withdraw or materially adversely modify its recommendation to its shareholders in respect of the Exchange Offer and provided that the Exchange Offer is carried out no later than June 30, 2004. Further, upon implementation of the Exchange Offer and exercise of the options, Powerwave must hold more than 50% of the outstanding shares and votes of LGP Allgon’s stock at the expiration of calendar year 2004. See “Annex C—Form of Option Agreement.”

Lock-up Agreements

Powerwave has entered into lock-up agreements, containing identical terms, with each of Mikael Gottschlich, Eva Gottschlich, Manfred Gottschlich, Skanditek Industriförvaltning AB, G. Kallström & Co AB and Dag Tigerschiöld. The lockup agreements provide that for a period beginning on the date these shareholders become beneficial owners of the Powerwave common stock and ending six (6) months after the date of commencement of settlement of consideration in the Exchange Offer, the above mentioned shareholders will not sell or otherwise transfer, hedge, or short sell the Powerwave shares that they receive upon Powerwave’s exercise of the options described above. The shareholders that have entered into these lock-up agreements hold, in the aggregate, approximately 19% of the outstanding LGP Allgon shares. Permissible transfers include, under certain circumstances, gifts, transfers by will or intestate succession, transfers to certain affiliates, pledges as loan collateral if the shareholder is in serious financial difficulty, or tenders in connection with tender offers launched for Powerwave shares. See “Annex D—Form of Lock-up Agreement.”

Board of Directors

Subsequent to the consummation of the Exchange Offer, the parties have agreed that two members of the current Board of Directors of Powerwave will resign and be replaced by two current directors of LGP Allgon, pursuant to the Powerwave Board of Directors’ power to appoint directors to fill Board vacancies.

RISK FACTORS

In deciding how to vote on the matters described in this Proxy Statement/Prospectus, you should carefully consider the risks set forth below in addition to the other information contained in this Proxy Statement/Prospectus. Please also refer to the additional risk factors identified in the periodic reports and other documents of Powerwave incorporated by reference into this Proxy Statement/Prospectus and listed in the sections captioned “WHERE YOU CAN FIND MORE INFORMATION” and “INCORPORATION BY REFERENCE.”

As used below, “we” “our” or “us” refers to Powerwave or, after the consummation of the Exchange Offer as described in this Proxy Statement/Prospectus, Powerwave or LGP Allgon, as the context requires.

Risks Relating to the Proposed Exchange Offer

We may not be able to achieve the anticipated financial and strategic benefits of our proposed combination with LGP Allgon.

Among the factors considered by our Board of Directors in connection with its approval of the Exchange Offer were the anticipated financial and strategic benefits of the combination of Powerwave and LGP Allgon, including the opportunities for cost savings from operational efficiencies and the anticipated increase in sales resulting from the combined efforts of both companies and the combined sales channels. We are not able to guarantee that these savings will be realized within the time periods contemplated or that they will be realized at all. We are not able to guarantee that the combination of Powerwave and LGP Allgon will result in the realization of the full benefits, including increased sales anticipated by the companies.

We may not be able to successfully integrate our business with LGP Allgon.

This transaction involves the integration of two companies that previously have operated independently, which is a complex, costly and time consuming process. Following the combination of Powerwave and LGP Allgon, we may encounter difficulties in integrating our operations, technology and personnel with those of LGP Allgon and this may continue for some time. The difficulties of combining the businesses of both companies include, among other things:

•	possible inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures between us and LGP Allgon;

•	difficulty in consolidating sales and marketing operations;

•	difficulty in consolidating corporate and administrative infrastructures;

•	difficulty in coordinating and consolidating ongoing and future research and development efforts;

•	inability to retain and integrate key technical, sales and managerial personnel from LGP Allgon;

•	difficulty in maintaining controls, procedures and policies during the transition and integration process;

•	difficulty in coordinating geographically separate organizations;

•	difficulty in identifying and eliminating redundant and underperforming operations and assets;

•	diversion of our management’s attention from other business concerns;

•	our relationships with existing suppliers or customers could be adversely affected;

•	possible tax costs or inefficiencies associated with integrating the operations of the combined company;

•	possible modification of operating control standards in order to comply with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder;

•	our due diligence process may have failed to identify significant issues, including issues with respect to product quality, product architecture, legal and financial contingencies, and product development; and

•	we may be required to sustain significant exit charges if LGP Allgon products acquired in the combination are unsuccessful.

The failure to successfully integrate the two companies’ operations could undermine the anticipated benefits of the combination, which could adversely affect our business, financial condition and results of operations.

The market price of our common stock may decline as a result of the Exchange Offer.

The market price of our common stock has fluctuated from the date of the announcement of the proposed transaction. While we are not generally able to identify the exact cause of the changes in our stock price, it is possible that our stock price may decline due to the increased number of shares that will be issued as part of this transaction. In connection with the Exchange Offer, we could issue as many as 54.6 million shares of our common stock to the holders of LGP Allgon stock if all LGP Allgon shareholders elect to tender their LGP Allgon shares in exchange for shares of our common stock. The shares of our common stock issued in the Exchange Offer, subject to the contractual limitations on those persons who executed the lock-up agreements, will be freely-tradable upon consummation of the Exchange Offer. The acquisition of our shares by LGP Allgon shareholders who may not wish to hold shares in a US company, as well as the increase in the outstanding number of shares of our common stock, may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, our common stock.

The market price of the common stock may decline if the two companies are not successfully integrated.

The market price of our common stock may decline following the closing of the Exchange Offer if:

•	the integration of LGP Allgon’s business is unsuccessful; and

•	we do not achieve the anticipated financial and strategic benefits of our combination with LGP Allgon as rapidly or to the extent anticipated by stock market analysts or investors; or

•	the effect of our acquisition of LGP Allgon on our financial results is not consistent with the expectations of stock market analysts or investors.

Our shareholders will suffer immediate and substantial dilution to their equity and voting interests as a result of the Exchange Offer.

In connection with the Exchange Offer, we could issue as many as 54.6 million shares of our common stock to the holders of LGP Allgon stock if all LGP Allgon shareholders elect to tender their LGP Allgon shares in exchange for shares of our common stock. This means that the LGP Allgon shareholders could own approximately 46% of the total number of shares of our outstanding common stock following the Exchange Offer. Accordingly, the Exchange Offer will have the effect of substantially reducing the percentage of equity and voting interest held by each of our current shareholders.

The LGP Allgon shareholders may be able to influence our company significantly following the Exchange Offer.

After the Exchange Offer, former LGP Allgon shareholders could own approximately 46% of the total number of shares of our outstanding common stock. As a result, they may be able to exercise substantial influence on the election of directors and other matters submitted for approval by our shareholders. This potential concentration of ownership of our common stock may make it difficult for our other shareholders to successfully approve or defeat matters submitted for shareholder action. It may also have the effect of delaying, deterring or preventing a change in control of our company without the consent of the LGP Allgon shareholders.

Unanticipated costs relating to the Exchange Offer and resulting combination of LGP Allgon and Powerwave could reduce our future earnings.

We believe that we have reasonably estimated the likely costs of integrating our operations with the operations of LGP Allgon and the incremental costs of operating as a combined company. It is possible that unexpected transaction costs, such as taxes, fees or professional expenses, or unexpected future operating expenses, such as increased personnel costs or unexpected severance costs, as well as other types of unanticipated developments, could adversely impact our business and profitability.

The uncertainties associated with our combination with LGP Allgon may cause our customers and LGP Allgon’s customers to delay or defer decisions which may result in the loss of customers and revenues.

Our customers and LGP Allgon’s customers may, in response to the announcement of the Exchange Offer and resulting combination of Powerwave and LGP Allgon, and prior to its effectiveness, delay or defer decisions concerning business with both companies. Any delay or deferral in those decisions by our respective customers could adversely affect our businesses. For example, either company could experience a decrease in expected revenue as a consequence of such delays or deferrals.

The uncertainties associated with our combination with LGP Allgon may cause LGP Allgon or us to lose key personnel.

Current and prospective employees of ours or of LGP Allgon may perceive uncertainty about their future role with the combined company until strategies with regard to the combined company are announced or executed. Any uncertainty may affect either company’s ability to attract and retain key management, sales, marketing and technical personnel.

Acquisition-related accounting charges may delay or reduce our profitability.

We are accounting for the acquisition of LGP Allgon as a purchase following accounting principles generally accepted in the United States. Under the purchase method of accounting, the purchase price of LGP Allgon will be allocated to the fair value of the identifiable tangible and intangible assets and liabilities that we acquire from LGP Allgon. The excess of the purchase price over LGP Allgon’s tangible net assets will be allocated to goodwill and intangible assets. We are required to perform periodic impairment tests on goodwill and certain intangibles to evaluate whether the intangible assets and goodwill that we acquired from LGP Allgon continue to have fair values that meet or exceed the amounts originally recorded on our balance sheet. We cannot predict whether or when there will be an impairment charge, or the amount of such charge, if any. However, if the charge is significant, it could cause the market price of our common stock to decline.

In addition, we likely will incur an in-process research and development charge and transaction and integration costs in connection with our acquisition of LGP Allgon. As a result, we will incur accounting charges from the combination that may delay and reduce our profitability in the period of the combination.

We expect to expend a significant amount of cash in the Exchange Offer, which will partially deplete our cash balance.

We are offering LGP Allgon shareholders the opportunity, under a cash alternative, to elect for all or a specified number of LGP Allgon shares to be acquired for SEK 61.87 in cash per LGP Allgon share. This cash alternative is subject to an aggregate maximum of $125 million. In addition, if we acquire more than 90%, but less than all of the LGP Allgon shares in the Exchange Offer, we intend to purchase the remaining LGP Allgon shares for cash, pursuant to compulsory acquisition proceedings under Swedish law. Depending on the number of shares tendered in the Exchange Offer and the price that is required to be paid pursuant to the Swedish compulsory acquisition proceedings, we could be obligated to pay approximately $40.7 million (approximately SEK 307.1 million assuming a price per share of SEK 61.87 at the currency exchange rate of 7.55 SEK per US Dollar as of November 28, 2003) for the LGP Allgon shares not originally tendered but purchased in the compulsory acquisition, which cash expenditure would normally occur between one and three years after the closing of the Exchange Offer. The actual price per LGP Allgon share purchased pursuant to Swedish compulsory acquisition proceedings is not fixed and could be greater than SEK 61.87.

If LGP Allgon shareholders fully subscribe to the cash alternative in connection with the Exchange Offer, and assuming total cash closing expenses of approximately $13 million, we will have approximately $125 million in available cash and cash equivalents, based on the amount of cash and cash equivalents that we and LGP Allgon had as of September 28, 2003, with an obligation to pay an additional $40.7 million in connection with compulsory acquisition procedures within one to three years following the closing of the Exchange Offer. See “We may need additional capital in the future and such additional financing may not be available at favorable terms.”

Our indebtedness following the Exchange Offer will be higher than our existing indebtedness.

Our indebtedness as of September 28, 2003 was approximately $130 million. Our pro forma total indebtedness as of September 28, 2003, after giving effect to the acquisition of all of the outstanding shares of LGP Allgon, as described in the section captioned “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS,” is approximately $165 million. As a result of the increase in debt, demands on our cash resources will increase after the consummation of the Exchange Offer, which could have important effects on an investment in our common stock. For example, the increased levels of indebtedness could:

•	reduce funds available for investment in research and development and capital expenditures; or

•	create competitive disadvantages compared to other companies with lower debt levels.

In addition, our outstanding 1.25% convertible subordinated notes due 2008 are subordinated in right of payment to all of our existing and future senior indebtedness, including any indebtedness of LGP Allgon assumed in connection with the Exchange Offer. Therefore, our assumption of LGP Allgon’s indebtedness in connection with the Exchange Offer could adversely affect our ability to pay our obligations on the convertible notes or incur additional indebtedness, which could have an adverse effect on our liquidity and therefore could have a negative impact on the trading price of our common stock.

Full integration of our operations with LGP Allgon’s operations may not be achieved if we cannot compulsorily acquire all of the issued and outstanding LGP Allgon shares.

Our obligation to consummate the Exchange Offer is subject to a condition that, before the end of the Exchange Offer period, there shall have been validly tendered and not properly withdrawn greater than 90% of the LGP Allgon shares. To effect the compulsory acquisition under Swedish law, we are required to have a beneficial interest in greater than 90% of all of the LGP Allgon shares. It is possible that, at the end of the Exchange Offer period, we will elect to waive this condition and consummate the Exchange Offer even though we do not hold more than 90% of the outstanding LGP Allgon shares. As a result, we will not be able to effect a compulsory acquisition of the remaining outstanding LGP Allgon shares. This could prevent or delay us from realizing some or all of the anticipated financial and strategic benefits of our combination with LGP Allgon.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the Exchange Offer.

Notifications to and authorizations and approvals of governmental agencies in foreign countries with respect to Exchange Offer and resulting combination of our operations with LGP Allgon’s, relating primarily to antitrust issues, must be made and received prior to the completion of the Exchange Offer. No antitrust notification filing is required in the United States. Completion of the Exchange Offer is conditioned upon the receipt of all approvals from public authorities, including competition authorities, on terms acceptable to us. We and LGP Allgon are seeking to obtain all required regulatory approvals prior to the Special Meeting; however, no assurances can be given that all required regulatory approvals will be obtained or that restrictions on the combined company will not be sought by governmental agencies as a condition to obtaining those approvals. There can be no assurance that any operating restrictions imposed would not affect adversely the value of the combined company.

As a result of the consummation of the Exchange Offer, we will conduct more of our business internationally, which will expose us to additional and increased risks.

Although international revenues accounted for approximately 53% of our net sales for the third fiscal quarter of 2003, we will significantly increase our international operations upon consummation of the Exchange Offer. There are many risks that currently impact, and will continue to impact our international business and multinational operations, which risks will increase upon consummation of the Exchange Offer. These risks include the following:

•	compliance with multiple and potentially conflicting regulations, including export requirements, tariffs, import duties and other trade barriers, as well as health and safety requirements;

•	potential labor strikes, lockouts, work slowdowns and work stoppages at U.S. and international ports;

•	differences in intellectual property protections;

•	difficulties in staffing and managing foreign operations;

•	restrictions on downsizing foreign operations and expenses associated with any such activities;

•	longer accounts receivable collection cycles;

•	currency fluctuations and resulting losses on currency translations;

•	terrorists attacks on American companies;

•	economic instability, including inflation and interest rate fluctuations, such as those previously seen in South Korea and Brazil;

•	competition for foreign based suppliers;

•	overlapping or differing tax structures;

•	cultural and language differences; and

•	political or civil turmoil.

Any failure on our part to manage these risks effectively would seriously reduce our competitiveness in the wireless infrastructure marketplace.

As a result of the consummation of the Exchange Offer, we will be a larger and broader organization, and if our management is unable to manage the combination of our business with LGP Allgon’s, our operating results will suffer.

As a result of the consummation of the Exchange Offer, we will acquire the worldwide operations and approximately 1,400 employees of LGP Allgon. Consequently, we will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. Any inability to successfully manage the geographically more diverse and substantially larger combined organization, or any significant delay in achieving successful management, could have a material adverse effect on our results of operations after the Exchange Offer is consummated and, as a result, on the market price of our common stock.

Risks Relating to Powerwave After the Exchange Offer

LGP Allgon and Powerwave rely upon a few customers for the majority of their revenues and the loss of any one of these customers, or a significant loss, reduction or rescheduling of orders from any of these customers, would have a material adverse effect on our business, results of operations and financial condition following the Exchange Offer.

We and LGP Allgon each sell most of our products to a small number of customers and we expect that this will continue following the consummation of the Exchange Offer. For the fiscal quarter ended September 28, 2003, our largest customer, Nortel, accounted for approximately 62% of our net sales and Nokia accounted for 10% or more of our net sales. During this same period, approximately 45% of LGP Allgon’s net sales were to five customers, including Nokia and Nortel. Consequently, our future success following the Exchange Offer is dependent upon the continued purchases of our products and LGP Allgon’s products by these customers, particularly Nortel and Nokia. Any fluctuations in demand from such customers could negatively impact our combined results of operations. If neither we nor LGP Allgon are able to broaden our respective customer base and maintain relationships with major wireless original equipment manufacturers, as well as major operators of wireless networks, following the Exchange Offer, our business will be impacted by unanticipated demand fluctuations due to our dependence on a small number of customers. Unanticipated demand fluctuations can have a negative impact on our revenues and business and an adverse effect on our combined results of operations and financial condition following the Exchange Offer. In addition, our dependence and LGP Allgon’s dependence on a small number of major customers exposes us and LGP Allgon to numerous other risks, including:

•	a slowdown or delay in deployment of wireless networks by any one customer could significantly reduce demand for our respective products;

•	reductions in a single customer’s forecasts and demand could result in excess inventory of product;

•	each of our respective customers have significant buying power over us and LGP Allgon to change the terms of pricing, payment and product delivery schedules;

•	direct competition should a customer decide to manufacture or increase its current level of radio frequency products manufacturing; and

•	concentration of accounts receivable credit risk, which could have a material adverse affect on our liquidity and financial condition following the Exchange Offer if one of our or LGP Allgon’s major customers declared bankruptcy or delayed payment of their receivables.

Our success following the Exchange Offer will be tied to the growth of the wireless services communications market and our future revenue growth following the Exchange Offer is dependent upon the expected increase in the size of this market.

Almost all of our and LGP Allgon’s revenues come from the sale of radio frequency products for wireless communications networks. Our future success following the Exchange Offer will depend upon the continued growth and increased availability of wireless communications services. Wireless communications services may not grow and create demand for the combined company’s products, as we have experienced during 2003. During this period, wireless network operators reduced or delayed capital spending on wireless networks in order to preserve their operating cash and improve their balance sheets. Such reduced spending on wireless networks has had a negative impact on our operating results during 2003. If wireless network operators continue to delay or maintain reduced levels of capital spending our operating results following the Exchange Offer will continue to be negatively impacted.

The wireless communications infrastructure equipment industry is extremely competitive and is characterized by rapid technological change, frequent new product development, rapid product obsolescence, evolving industry standards and significant price erosion over the life of a product. If we are unable to compete effectively following the Exchange Offer, our business, results of operations and financial condition would be adversely affected.

Our products and LGP Allgon’s products compete on the basis of the following characteristics:

•	performance;

•	functionality;

•	reliability;

•	pricing;

•	quality;

•	designs that can be efficiently manufactured in large volumes;

•	time-to-market delivery capabilities; and

•	compliance with industry standards.

If we fail to address the above factors following the Exchange Offer, there could be a material adverse effect on our business, results of operations and financial condition.

Our current competitors include Andrew Corporation, Fujitsu Limited, Hitachi Kokusai Electric Inc., Japan Radio Co., Ltd., Mitsubishi Electric Corporation and REMEC, Inc., in addition to a number of privately held companies throughout the world, subsidiaries of certain multinational corporations and the internal radio frequency power amplifier manufacturing operations and radio frequency amplifier design groups of the leading wireless infrastructure manufacturers such as Ericsson, Motorola, Nokia, Nortel and Samsung. LGP Allgon’s largest competitors include Andrew and Kathrein-Werke KG. Some competitors have adopted aggressive pricing strategies in an attempt to gain market share, which has caused us and LGP Allgon to lower our respective prices in order to remain competitive. Such pricing actions have had an adverse effect on our respective financial condition and results of operations. In addition, some competitors have significantly greater financial, technical, manufacturing, sales, marketing and other resources than either LGP Allgon or us, and have achieved greater name recognition for their products and technologies than either LGP Allgon or us. If we are unable to successfully increase our market penetration or our overall share of the radio frequency products market following the Exchange Offer, our revenues will decline, which would negatively impact the results of operations of the combined company.

Our failure to enhance our existing products and LGP Allgon’s existing products following the Exchange Offer or to develop and introduce new products that meet changing customer requirements and evolving technological standards could have a negative impact on our ability to sell our products and LGP Allgon’s products following the Exchange Offer.

To succeed, we must improve current products and develop and introduce new products that are competitive in terms of price, performance and quality. These products must adequately address the requirements of wireless infrastructure manufacturing customers and end-users.

To develop new products, we invest in the research and development of radio frequency power amplifiers for wireless communications networks and LGP Allgon invests in the research and development of base station antennas, tower mounted amplifiers, radio frequency filters and other radio frequency products. We and LGP Allgon each target our research and development efforts on major wireless network deployments worldwide, which cover a broad range of frequency and transmission protocols. In addition, we and LGP Allgon are each currently working on products for new generation networks, as well as development projects for products requested by our respective customers and improvements to our respective existing products. The deployment of a wireless network may be delayed which could result in the failure of a particular research or development effort to generate a revenue producing product. Additionally, the new products either we or LGP Allgon develop may not achieve market acceptance or may not be able to be manufactured cost effectively in sufficient volumes. Each of our and LGP Allgon’s respective research and development efforts are funded largely by each of us and our respective customers do not normally pay for our research and development efforts. These costs are expensed as incurred. Therefore, if, following consummation of the Exchange Offer, our efforts are not successful at creating or improving products that are purchased by our customers and LGP Allgon’s customers, there will be a negative impact on the operating results of the combined companies due to high research and development expenses.

We may need additional capital in the future and such additional financing may not be available at favorable terms.

We may need to raise additional funds through public or private debt or equity financings in order to:

•	take advantage of opportunities, including more rapid international expansion or acquisitions of complementary businesses or technologies;

•	develop new products or services;

•	repay outstanding indebtedness; or

•	respond to unanticipated competitive pressures.

Our ability to secure additional financing or sources of funding is dependent upon numerous factors, including the current outlook of our business, our credit rating and the market price of our common stock, all of which are directly impacted by our ability to increase revenues and generate profits. Our ability to increase revenues and generate profits is subject to numerous risks and uncertainties and any significant decrease in our revenues or profitability could reduce our operating cash flows and erode our existing cash balances. If we are unable to secure additional financing or such financing is not available at acceptable terms, we may not be able to take advantage of such opportunities, or otherwise respond to unanticipated competitive pressures.

SELECTED HISTORICAL FINANCIAL DATA

Powerwave

The following table sets forth a summary of selected historical consolidated financial data of Powerwave for each of the years in the five year period ended December 29, 2002 and for the nine-month periods ended September 28, 2003 and September 29, 2002. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of Powerwave and the unaudited interim condensed consolidated financial statements of Powerwave. The operating results for the nine months ended September 28, 2003 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. Our management believes that its respective unaudited consolidated interim financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the interim periods presented. See the section “WHERE YOU CAN FIND MORE INFORMATION.”

	Fiscal Years Ended					Nine Months Ended
	December 29, 2002	December 30, 2001	December 31, 2000	January 2, 2000	January 3, 1999	September 28, 2003	September 29, 2002
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net sales	$384,889	$300,293	$447,422	$292,547	$100,231	$166,821	$308,753
Operating income (loss)	$3,910	$(37,615)	$64,717	$28,725	$(7,001)	$(53,146)	$9,363
Net income (loss)	$4,111	$(20,512)	$45,653	$20,265	$(2,966)	$(31,471)	$8,100
Basic earnings (loss) per share	$0.06	$(0.33)	$0.75	$0.34	$(0.06)	$(0.48)	$0.12
Diluted earnings (loss) per share	$0.06	$(0.33)	$0.71	$0.33	$(0.06)	$(0.48)	$0.12
Basic weighted-average common shares	65,485	64,197	61,953	58,480	51,534	65,164	65,411
Diluted weighted-average common shares	66,230	64,197	65,313	60,671	51,534	65,164	66,322

Consolidated Balance Sheet Data:
Cash and cash equivalents	$162,529	$123,171	$128,733	$76,671	$13,307	$253,549	$158,063
Working capital	$218,504	$186,255	$196,733	$118,566	$35,210	$283,906	$220,176
Total assets	$369,173	$363,017	$393,797	$223,038	$131,985	$450,343	$385,573
Long-term debt, net of current portion	$—	$239	$42	$—	$17,621	$130,000	$—
Total shareholders’ equity	$325,661	$316,235	$316,272	$169,779	$71,070	$271,696	$329,629

LGP Allgon

The following table sets forth a summary of selected historical consolidated financial data of LGP Allgon, for each of the years in the five year period ended December 31, 2002 and for the nine-month periods ended September 30, 2003 and September 30, 2002. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of LGP Allgon and the unaudited interim consolidated financial statements of LGP Allgon. This information has been prepared in accordance with generally accepted accounting principles in Sweden (“Swedish GAAP”). For a quantative reconciliation of net income (loss) and shareholders’ equity to U.S. GAAP and a discussion of significant differences between Swedish GAAP and US GAAP as they relate to the LGP Allgon financial statements, please refer to Note 21 of the LGP Allgon consolidated financial statements for the year ended December 31, 2002 and Note 6 to the condensed consolidated financial statements for the nine months ended September 30, 2003 included elsewhere in this Proxy Statement/Prospectus. The operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. LGP Allgon’s management believes that its respective unaudited consolidated interim financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the interim periods presented. See the section “WHERE YOU CAN FIND MORE INFORMATION.”

	Fiscal Years Ended December 31,					Nine Months Ended September 30,
	2002	2001	2000	1999	1998	2003	2002
	(in MSEK, except per share data)
Consolidated Statements of Operations Data:
Net Sales	1,378.6	1,134.7	1,299.0	549.8	511.1	1,421.2	965.9
Operating income (loss)	28.3	(28.8)	180.4	103.7	103.1	(147.9)	0.2
Net income (loss)	4.4	(36.3)	124.4	71.5	72.6	(151.9)	(15.8)
Basic earnings (loss) per share	0.15	(1.31)	4.48	7.94	8.07	(3.43)	(0.52)
Diluted earnings (loss) per share	0.15	(1.31)	4.48	7.94	8.07	(3.43)	(0.52)
Basic weighted-average common shares (SEK)	30.3	27.8	27.8	9.0	9.0	44.3	30.3
Diluted weighted-average common shares (SEK)	30.3	27.8	27.8	9.0	9.0	44.3	30.3

Consolidated Balance Sheet Data:
Cash and cash equivalents	45.8	54.1	54.8	21.8	9.3	106.1	47.8
Working capital	270.8	249.8	312.2	119.8	70.0	530.2	232.7
Total assets	1,507.8	1,492.7	1,478.5	584.5	530.1	2,236.6	1,504.7
Long-term debt, net of current portion	101.3	153.0	214.1	94.4	96.7	230.7	108.3
Total shareholders’ equity	1,047.1	1,049.6	928.6	346.4	295.6	1,292.8	1,026.0

EXCHANGE RATE INFORMATION

Unless otherwise indicated, all dollar amounts in this Proxy Statement/Prospectus are expressed in U.S. dollars. The following table shows the rates of exchange for a Swedish Kronor per US Dollar in effect at the end of certain periods. The high and low rates of exchange for the periods and the average rate of exchange for the periods are also shown.

	Fiscal Years Ended
	Years Ended December 31,					Nine Months Ended September 30, 2003
	2002	2001	2000	1999	1998
High for period	10.76600	11.04800	10.36780	8.69780	8.46470	8.81670
Low for period	8.73310	9.27860	8.28840	7.67450	7.55180	7.61850
Average for period	9.72114	10.33446	9.16812	8.27175	7.95256	8.25292
End of Period	8.74660	10.57100	9.41580	8.52710	8.13510	7.69110

SELECTED PRO FORMA COMBINED FINANCIAL DATA

The following selected unaudited pro forma combined financial data of Powerwave and LGP Allgon were derived from the consolidated financial statements of Powerwave, LGP Allgon, and Allgon AB, acquired by LGP Allgon on March 31, 2003, and should be read in conjunction with these financial statements and the notes thereto, included or incorporated by reference elsewhere in this Proxy Statement/Prospectus. Please note that the fiscal period end dates are those of Powerwave, which have been combined with the calendar period end dates utilized by LGP Allgon. For purposes of the pro forma combined financial data, LGP Allgon and Allgon AB financial information has been converted into US dollars and is based on US GAAP.

The selected unaudited pro forma combined statement of operations data for the year ended December 29, 2002 and the nine months ended September 28, 2003 gives effect to the Exchange Offer and the acquisition of Allgon AB by LGP as if they had occurred on December 31, 2001, the first day of the first period presented. The selected unaudited pro forma combined balance sheet data as of September 28, 2003 gives effect to the Exchange Offer as if it had occurred on September 28, 2003. The selected unaudited pro forma combined financial data does not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the Exchange Offer. Two pro forma transaction scenarios are presented: Minimum Equity Issuance and Maximum Equity Issuance. The Minimum Equity Issuance scenario is based upon the assumption that the cash consideration in the Exchange Offer is fully-subscribed, the minimum number of shares necessary to allow for compulsory acquisition proceedings under Swedish law (at least 90% of total shares outstanding) are purchased by Powerwave in the Exchange Offer and the remaining outstanding shares (10%) are purchased for cash at the initial offer price SEK 61.87 (or $8.195 assuming an exchange rate of SEK 7.55 to USD 1.00) pursuant to compulsory acquisition proceedings under Swedish law. The Maximum Equity Issuance scenario is based upon the assumption that 100% of the outstanding shares of LGP Allgon are tendered into the Exchange Offer and that all LGP Allgon shareholders elect to receive Powerwave common stock in the Exchange Offer. The selected unaudited pro forma combined financial data is based on estimates and assumptions that are preliminary and does not purport to represent what Powerwave’s results of operations or financial position actually would have been if the Exchange Offer referred to herein had been consummated on the date or for the periods indicated or what such results will be for any future date or any future period. You should read this summary together with “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page F-1 and the accompanying notes thereto.

	Pro Forma
	Year Ended December 29, 2002
	Maximum Equity Issuance	Minimum Equity Issuance
	(in thousands, except per share data)
Pro Forma Operating Data
Net sales	$672,999	$672,999
Operating loss	$(34,962)	$(34,962)
Net loss	$(18,223)	$(19,756)
Basic loss per share	$(0.15)	$(0.20)
Diluted loss per share	$(0.15)	$(0.20)

	Pro Forma
	Nine months ended September 28, 2003
	Maximum Equity Issuance	Minimum Equity Issuance
	(in thousands, except per share data)
Pro Forma Operating Data
Net sales	$367,108	$367,108
Operating loss	$(76,378)	$(76,378)
Net loss	$(58,114)	$(59,264)
Basic loss per share	$(0.49)	$(0.61)
Diluted loss per share	$(0.49)	$(0.61)

Pro Forma Balance Sheet Data:
Cash and cash equivalents	$254,703	$89,033
Working capital	$342,633	$176,963
Total assets	$966,809	$801,139
Long-term debt, net of current portion	$160,014	$160,014
Shareholders’ equity	$665,373	$499,703

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table presents unaudited income (loss) per share data and net book value per share data for each stand-alone company on a historical basis, unaudited loss per share and net book value per share data for the combined company on a pro forma basis and unaudited loss per share and net book value per share for LGP Allgon on an equivalent pro forma basis. The Unaudited Pro Forma Condensed Combined Financial Information is not necessarily indicative of the financial position of the combined company had the Exchange Offer been completed on December 29, 2002 or September 28, 2003 or operating results that would have been achieved by the combined company had the Exchange Offer been completed as of the beginning of the first period presented, and should not be construed as representative of future financial position or operating results. The unaudited pro forma condensed combined consolidated per common share data presented below have been derived from unaudited pro forma condensed combined consolidated financial statements included in this Proxy Statement/Prospectus.

This information is only a summary and should be read in conjunction with the selected historical financial data of Powerwave and LGP Allgon, the Powerwave and LGP Allgon Unaudited Pro Forma Condensed Combined Financial Information, and the separate historical financial statements of Powerwave and LGP Allgon and related notes included herein or incorporated by reference into this Proxy Statement/Prospectus.

	For the Year Ended December 29, 2002
	Historical		Pro Forma
			Maximum Equity		Minimum Equity
	Powerwave	LGP Allgon (1)	Powerwave and LGP Allgon	LGP Allgon Equivalent (2)	Powerwave and LGP Allgon	LGP Allgon Equivalent (2)
Net income (loss) per share: Basic and diluted	$0.06	$(0.05)	$(0.15)	$(0.17)	$(0.20)	$(0.22)

	For the nine months Ended September 28, 2003
	Historical		Pro Forma
			Maximum Equity		Minimum Equity
	Powerwave	LGP Allgon (1)	Powerwave and LGP Allgon	LGP Allgon Equivalent (2)	Powerwave and LGP Allgon	LGP Allgon Equivalent (2)
Net loss per share: Basic and diluted	$(0.48)	$(0.62)	$(0.49)	$(0.53)	$(0.61)	$(0.67)
Book value per share at period end (3)	$4.30	$3.77	$5.65	$6.22	$5.23	$5.76

(1)	LGP Allgon historical income (loss) per share amounts are based on US GAAP and are translated from Swedish kronor into US dollars at the exchange rate of 9.6824 per US dollar for the year ended December 29, 2002 and 8.2352 for the nine months ended September 28, 2003. LGP Allgon historical book value per share is translated at 7.6864. The historical results for LGP Allgon do not include the results of Allgon AB for periods preceding its acquisition on March 31, 2003.
(2)	The LGP Allgon equivalent pro forma share amounts are calculated by multiplying the combined pro forma share amounts by the exchange ratio in the transaction of 1.1 shares of Powerwave common stock for each share of LGP Allgon common stock.
(3)	Book value per share was calculated by dividing stockholders’ equity by the number of shares of Powerwave or LGP Allgon common stock outstanding at September 28, 2003. Pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of Powerwave common stock outstanding at the respective period end date, assuming the Exchange Offer had been completed on that date.

Neither company paid dividends during the periods indicated.

MARKET PRICE AND DIVIDEND INFORMATION

Powerwave’s common stock is listed on the Nasdaq National Market under the symbol “PWAV.” LGP Allgon Holding AB’s common stock is listed on the Swedish stock exchange, the Stockholmsbörsen, under the symbol “LGPA.” As of December 22, 2003, there were approximately 125 holders of record of Powerwave common stock and approximately 5,000 holders of record of LGP Allgon securities. The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share of Powerwave common stock and LGP Allgon common stock, as reported on the Nasdaq National Market and the Stockholmsbörsen, as applicable, and the dividends per share declared on Powerwave common stock and LGP Allgon common stock. All prices are adjusted for applicable stock splits. Powerwave has never paid a cash dividend and does not intend to pay any cash dividends.

	Powerwave Common Stock			LGP Allgon Common Stock (1)
	High	Low	Dividends	High	Low	Dividends (2)
2001
First Quarter	$60.56	$11.88	—	$30.73	$13.51	—
Second Quarter	22.29	8.75	—	20.63	10.46	0.18
Third Quarter	21.00	10.15	—	11.39	6.75	—
Fourth Quarter	21.30	9.65	—	11.92	6.89	—
2002
First Quarter	$20.10	$12.87	—	$10.60	$6.09	—
Second Quarter	15.17	7.05	—	7.15	2.98	—
Third Quarter	8.32	3.48	—	4.36	2.75	—
Fourth Quarter	7.24	2.75	—	7.15	2.38	—
2003
First Quarter	$6.10	$3.05	—	$5.17	$2.78	—
Second Quarter	7.64	3.11	—	3.90	2.98	—
Third Quarter	10.96	5.15	—	5.01	2.98	—
Fourth Quarter	7.96	6.04	—	8.15	3.84	—

(1)	Assumes an exchange rate of SEK 7.55 for each U.S. Dollar for all periods presented, which was the exchange rate on November 28, 2003.
(2)	Under Swedish law, dividends are decided upon annually at an ordinary shareholders meeting and refers to the whole preceding fiscal year.

Following completion of the Exchange Offer, the holders of Powerwave common stock will be entitled to receive such dividends as may be declared by the Board of Directors of Powerwave from funds legally available therefor. Powerwave has not paid any dividends on its common stock and does expect to pay dividends following the completion of the Exchange Offer.

DESCRIPTION OF POWERWAVE COMMON STOCK

Our authorized capital stock consists of 135,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share.

Common Stock

As of December 22, 2003, there were 63,257,429 shares of common stock outstanding held by approximately 125 holders of record. We estimate that there were approximately 25,000 holders in street name of Powerwave stock as of December 22, 2003. Holders of common stock are entitled to one vote per share on all matters to be voted upon by shareholders. In accordance with Delaware law, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the shareholders. The shares of common stock have no preemptive rights, no redemption or sinking fund provisions, and are not liable for further call or assessment. The holders of common stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available for dividends.

Upon a liquidation of Powerwave, our creditors will be paid before any distribution to holders of our common stock. Subject to rights of any shares of preferred stock then outstanding, the holders of common stock would be entitled to receive a pro rata distribution per share of any excess amount.

Preferred Stock

Our Amended and Restated Certificate of Incorporation empowers the Board of Directors to issue up to 5,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors also may fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock without any further vote or action by the shareholders. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. In 2001, the Board of Directors designated 650,000 shares of preferred stock as Series A Junior Participating Preferred Stock in connection with the adoption of its shareholder rights plan, as described below.

Shareholder Rights Plan

On May 31, 2001, our Board of Directors adopted a shareholder rights plan, pursuant to which it declared a dividend of one preferred share purchase right for each outstanding share of common stock. The description and terms of these rights are set forth in a Rights Agreement, dated June 1, 2001, as amended, between Powerwave and U.S. Stock Transfer Corporation, as rights agent. The rights trade with, and are inseparable from, the common stock. Each right will allow its holder to purchase from us one one-hundredth of a share of new Series A Junior Participating Preferred Stock for $115.00 once the rights become exercisable.

The rights will not be exercisable until:

•	10 days after the public announcement that a person or group has become an “acquiring person” by obtaining beneficial ownership of 15% or more of the outstanding shares of common stock (excluding specified existing shareholders holding more than 15% of the outstanding common stock); or

•	if earlier, 10 business days (or a later date determined by the Board of Directors before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an “acquiring person.”

The date when the rights become exercisable is referred to as the distribution date. Until that date, the common stock certificates will also evidence the rights, and any transfer of shares of common stock will constitute a transfer of rights. After that date, the rights will separate from the common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. Any rights held by an acquiring person are void and may not be exercised. The Board of Directors may reduce the threshold at which a person or group becomes an acquiring person from 15% to not less than 10% of the outstanding common stock, but any such reduction in the threshold will not cause a person or a group to become an acquiring person by the lowering of the threshold below the percentage that such person or group already owns.

If a person or group becomes an acquiring person, all holders of rights except the acquiring person may, for $115.00, purchase shares of common stock with a market value of $230.00, based on the market price of the common stock prior to such acquisition.

If we are later acquired in a merger or similar transaction after the distribution date, all holders of rights except the acquiring person may, for $115.00, purchase shares of the acquiring corporation with a market value of $230.00 based on the market price of the acquiring corporation’s stock, prior to such merger.

Each one one-hundredth of Series A Junior Participating Preferred Stock, if issued:

•	will not be redeemable;

•	will entitle holders to quarterly dividend payments equal to the dividend paid on one share of common stock;

•	will entitle holders upon liquidation either to receive $1 per one one-hundredth interest of a share of Series A Junior Participating Preferred Stock or an amount equal to the payment made on one share of common stock, whichever is greater;

•	will have the same voting power as one share of common stock; and

•	if shares of common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

The value of one one-hundredth interest in a share of Series A Junior Participating Preferred Stock should approximate the value of one share of common stock.

The Board of Directors may redeem the rights for $0.001 per right at any time before any person or group becomes an acquiring person. If the Board of Directors redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $0.001 per right. The redemption price will be adjusted if we effect a stock split or stock dividend of common stock.

After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of the outstanding shares of common stock, the Board of Directors may extinguish the rights by exchanging one share of common stock or an equivalent security for each right, other than rights held by the acquiring person.

All shareholders of LGP Allgon who receive shares of Powerwave Common Stock in the Exchange Offer, as holders of common stock in Powerwave, will also receive the preferred share purchase rights described above.

INFORMATION REGARDING LGP ALLGON

General

LGP Allgon develops, manufactures and markets telecommunications products to improve radio coverage, capacity and data speed in mobile communications networks throughout the world. The product range comprises antenna systems, tower mounted amplifiers, repeaters, RF filters, combiners, and coverage solutions for wireless network base stations. LGP Allgon is also a contract manufacturer of advanced industrial components for the automotive, food, medical technology and other industries. LGP Allgon is the result of the merger between LGP Telecom Holding AB and Allgon AB, which occurred in March 2003. LGP Allgon has approximately 1,400 employees in 13 countries. LGP Allgon is listed on the Stockholm Exchange.

Business Strategy

The business strategy of LGP Allgon is to offer cost-efficient radio solutions to systems suppliers and mobile network operators for the purpose of improving radio coverage, data transmission speed and capacity in mobile communications networks. The long-term business objective for the telecommunications business area is to become a strategic partner and the main supplier of radio frequency based products to the world’s leading systems suppliers, mobile network operators and other network providers in selected product segments with growth and profitability potential. LGP Allgon’s goals in the contract manufacturing business area is to become the main provider of contract manufacturing services to leading Nordic industrial companies and systems suppliers, primarily in the automotive, food and medical technology industries.

Industry Overview

During the last few years, the market for network equipment in the mobile communications market has been characterized by a severe downturn coupled with reduced investment in infrastructure equipment combined with slower than expected deployment of next generation equipment. Financial difficulties have also contributed to the network operators’ reduced capital spending as they have been forced to consolidate in order to improve profitability and strengthen their balance sheets.

As voice services have grown less expensive, there has been an increase in minutes of use per subscriber. In addition, subscriber growth in developing markets is forecast to remain strong for several years as penetration rates are considered low, compared to the current addressable market. New services like multimedia messaging have begun to attract the average mobile user. With mobile communications accounting for a growing share of total communications spending, LGP Allgon believes that the need for further investments in mobile infrastructure is strong. The trend towards mobile data and increased usage per subscriber should require more capacity and improved quality and speed in wireless networks.

At present, in many mature mobile markets, the majority of the operators offer mobile voice and data services on 2/2.5G networks. Over the long term, it is anticipated that 3G interfaces will be more efficient than the existing 2/2.5G interfaces, in particular for mixed voice and data. This should translate into greater traffic capacity per MHz of spectrum and, correspondingly, lower operating costs. These lower costs should become more pronounced as wireless network usage increases. Both increasing usage and a greater utilization of data services may support a move to 3G network coverage.

A major obstacle for the adoption of UMTS has been the poor availability of handsets. In CDMA networks, the migration is straightforward as the 2.5G and 3G upgrades are fully backward compatible, enabling new handsets to log on to the old networks without difficulties, and thereby providing full coverage from the out-set. In UMTS networks, backward compatibility with existing GSM-GPRS networks requires dual mode handsets. The early launches of UMTS networks have relied mainly on single mode UMTS handsets. LGP Allgon believes that in order for a large-scale launch of a UMTS network to take place, dual mode handsets are essential as well as handsets with good performance, and variety of models with attractive prices.

LGP Allgon believes 3G is a logical step in the evolution of mobile communications. LGP Allgon’s management believes that 3G will dominate the market for mobile infrastructure for years to come and offer attractive business opportunities for a wide range of LGP Allgon network products.

Markets

The Market for Wireless Infrastructure

The market for infrastructure for mobile services is driven by growth in the number of subscribers and by the increasing volume of traffic per subscriber. LGP Allgon’s management estimates that the volume of traffic per subscriber will increase as a consequence of an increased offering of data and voice services. This anticipated growth is expected to require expansion of capacity and coverage in terms of base station equipment and other wireless infrastructure products, both in the form of network roll-out and concentration, and upgrading of existing mobile telephone networks. LGP Allgon’s management also estimates that the market for mobile communication will grow as traffic builds up in the mobile networks at the expense of the fixed-line networks, which today account for the majority of all telecommunications traffic.

The following is a description of the underlying driving forces that LGP Allgon believes affects the market for LGP Allgon’s products.

•	New frequency bands. The first commercial mobile telephone services utilized frequency bands of 400 MHz. Since then, bands of 800, 900, 1800 and 1900 MHz have been developed, and most recently the 2100 MHz band has become available for mobile data and voice services in the form of 3G. The higher the frequency used, the shorter the range of the radio waves, increasing the requirements for base stations to cover a given geographic area.

•	Increased need for antenna locations. New mobile communication systems require an increased number of antenna locations. At the same time, costs for purchasing and renting new antenna locations are increasing. Resistance on the part of the public has also increased, primarily for aesthetic reasons. These trends lead to a need for solutions that reduce the number of tower-mounted units and minimize the visual impact on the environment.

•	More efficient expansion of new mobile telephone networks. The use of cost-efficient radio frequency solutions that reduce the need for base stations but maintain geographic coverage is very important to new operators, who must quickly be able to offer their customers mobile data and voice services over a large geographic area at the lowest possible cost of investment in order to attract new customers.

•	Increased need for capacity. For operators with older networks, there is a need to increase capacity due to subscriber growth and traffic volume. This is partly accomplished by both upgrading existing base stations and installing new base stations.

•	Increased need for coverage. There is a need to enhance the coverage area of existing networks. Subscribers’ expectations for availability of mobile services regardless of the subscriber’s location have also increased. In addition, coverage in older networks has gradually deteriorated because of the trend towards smaller handsets. Manufacturers have reduced the output from mobile handsets in order to make smaller handsets with extended battery life. The older networks were designed for handsets with a higher output than the handsets used today, so coverage has effectively deteriorated.

•	Increased need for high signal quality. With low signal quality, information is lost in transmission between the mobile handset and the network. Information must be resent, perhaps several times, which leads to higher transmission costs and impaired capacity for operators. This is particularly true for the newer systems intended for mobile data communication (GPRS, EDGE, WCDMA and CDMA 2000).

Business Areas and Products

Telecommunications Business Area

LGP Allgon’s product range within the telecommunications business area is based on advanced radio frequency technology. LGP Allgon offers services in the areas of coverage, capacity and signal quality solutions for mobile telephone operators.

Products

The products of the telecommunications business area are divided into the following areas:

•	Antenna Systems. LGP Allgon provides both mobile telephone operators and network systems suppliers, base station antennas, tower mounted amplifiers and radio frequency filters for the co-siting of base stations. Base station antennas are connected to base stations and are used to send signals to and receive signals from mobile handsets. Antenna products include antennas that support multiple frequency bands, and antennas that can be controlled from the base station. A tower mounted amplifier improves the sensitivity of the base station, which leads to improved coverage, meaning that signals from the handset to the base station become stronger. Tower mounted amplifiers increase network capacity for mobile voice as well as data services, enabling increased revenue for operators.

•	Coverage Solutions. LGP Allgon supplies Tower Mounted Boosters (TMBs) and repeater systems to network operators. Repeater systems and TMBs can be used individually, but also can be combined with a variety of applications for coverage solutions. A repeater is a product that amplifies the signal from the mobile handset to the base station, as well as the signals from the base station to the mobile handsets. The repeater is connected to the antenna, targeting the area where the mobile handset is located to communicate with the base station either through the air, via a radio frequency or through a cable. All repeaters in a system are monitored by advanced software which enables central monitoring and control of the repeater system. A TMB is also a product that amplifies the signals from the mobile handsets to the base station and vice versa. The difference between a TMB and a repeater is that the TMB has greater output than the repeater, and that the TMB is always connected to the base station with an radio frequency cable. LGP Allgon offers different TMB products, which can be combined with micro-base stations. This combination of micro-base station and TMB provides a more cost effective solution than a base station when comparing total cost, including construction, installation and maintenance costs. LGP Allgon offers advanced multi-band and multi-operator systems that can combine the various frequencies and systems of the operators.

•	Base Station Systems. Base station products consist of the following modules in the base station:

(i)	Combiner—combines the signals from a number of transmitters to a base station.

(ii)	Multicoupler—distributes mobile telephone signals received from the base station antenna to a number of recipients.

(iii)	Duplex and bandpass filters—remove undesirable signals and allow desirable mobile telephone signals to pass through.

(iv)	Combining & Duplexing Unit (CDU)—includes the products mentioned above and constitutes a complete subsystem.

•	Radio Link Systems. Radio link systems consist of complete radio link systems, as well as the following modules for the radio link systems for base station suppliers:

(i)	Link filters—remove undesirable signals and allow desirable mobile telephone signals to pass through.

(ii)	Couplers—connect and distribute signals within various frequency bands.

Radio links are used in all kinds of communications networks, such as mobile telephone networks, networks for fixed-line traffic and private networks for companies and municipalities.

Customers

LGP Allgon is active around the world, serving a range of customer categories, including mobile network operators, base station OEMs, facility owners, and system integrators and distributors.

•	Mobile Network Operators. LGP Allgon serves over 200 operators globally, providing a full range of mobile infrastructure solutions, including integrated solutions for configuration of the radio access network in mobile systems, offering cost-efficiency, low maintenance and high reliability. Some of LGP Allgon’s representative mobile network operator customers include Vodafone, Orange and T-Mobile in Europe and Cingular Wireless and Nextel in North America.

•	Original Equipment Manufacturers (OEMs). LGP Allgon is a strategic partner providing infrastructure for inclusion in OEM equipment. OEMs deliver complete mobile networks to operators. OEMs frequently purchase selected components and solutions for their system offerings from sub-contractors and partners. LGP Allgon’s OEM business is focused primarily on relationships in which LGP Allgon provides customized radio products for OEM base stations. OEMs also deliver LGP Allgon products included in turnkey offerings, including base station antennas, filters, amplifiers and tower-mounted equipment. The OEMs represent, in effect, an indirect channel to the network operator market. Nokia is LGP Allgon’s largest customer and accounted for approximately 18% of its revenues in the first nine months of fiscal 2003. Other representative OEM customers include Nortel and Motorola.

•	Facility Owners. In some cases, mobile infrastructure is owned by someone other than a network operator. Owners of facilities such as public buildings, large office complexes, railways, subways, etc. may prefer to install mobile coverage in their areas of influence and lease it to operators. Such facility owners are potential LGP Allgon customers. LGP Allgon offers turnkey coverage solutions with multi system/band/operator features, providing the facility owner with a single system capable of handling all traffic, no matter how many systems, bands or operators are involved.

•	System Integrators and Distributors. LGP Allgon also has relationships with distributors and system integrators throughout the world in order to ensure product availability and complete turnkey offerings. Distributors and system integrators are indirect sales channels for LGP Allgon’s products, primarily addressing the needs of network operators. System integrators provide planning, purchasing and installation services to operators in network deployment. They decide on the hardware to be used, and are thus a sales channel for LGP Allgon.

Competitors

The mobile infrastructure business is highly competitive, characterized by rapid technological change, new product development and significant price erosion over the life of a product. LGP Allgon’s products primarily compete on the basis of the following three key characteristics:

•	price (designs that can be manufactured efficiently);

•	quality (performance, functionality, reliability, compliance with industry standards); and

•	delivery (efficient time-to-customer and time-to-market processes).

LGP Allgon’s competitors in the telecommunications business area include Andrew Corporation, REMEC, Inc., Filtronic, plc and Kathrein-Werk, KG. In addition, LGP Allgon competes with a number of other companies throughout the world, including existing and potential competition with various leading wireless infrastructure OEMs who have internal design and/or production capabilities. There are other companies that may compete in certain markets with individual products.

Research and development

LGP Allgon conducts research and development in Solna and Täby, Sweden, Pattijoki, Finland, and in Alleröd, Denmark. Research activities are governed by the requirements of LGP Allgon’s customers for future product generations. LGP Allgon focuses on integration between the production and development organizations. Designing production-friendly products is critical in order to raise profitability and decrease time-to-market in the development of new products. LGP Allgon has a customer-driven product development organization with its base in Täby, Sweden. The research and development effort is organized in competence centers with a focus on specific product groups.

LGP Allgon also conducts some research and development jointly with external parties. With respect to antennas, LGP Allgon co-operates with KTH Royal Institute of Technology, Stockholm, Sweden and Linköping Institute of Technology, Sweden. In addition, development is conducted jointly with certain OEMs.

Manufacturing and Suppliers

LGP Allgon has an international production platform with the ability to move the manufacturing of products to locations close to end customers and/or with lower production costs. Today, the telecommunications business area has production facilities in Sweden (Tullinge and Täby), in the United States (Forth Worth, Texas) and in China (Wuxi). The two facilities in Tullinge have the capacity to produce the entire chain, from pre-production, mechanical processing and machining to assembly and final testing. The Täby facility mainly focuses on pre-production activities.

LGP Allgon actively strives to maintain its supplier flexibility. Its major supplier by volume is ElcoTech, which represents approximately 25 percent of the total purchase volume. ElcoTech delivers, inter alia, printed circuit cards to the company. These are standard products that LGP Allgon could purchase from other suppliers in this area. Other major suppliers by volume are EDC and NOTE.

Environmental and Quality

Environment

By actively cooperating with its suppliers concerning environmental requirements LGP Allgon seeks to minimize the environmental impacts of its products throughout production, use and disposal. LGP Allgon is working to meet its customers’ demands for substances to be banned or avoided. LGP Allgon closely follows the development of technology and infrastructure relevant to the recycling of LGP Allgon products and components. This knowledge is applied in the design of new products, optimizing them for the return and recycling methods that will be used.

Proposed legislation concerning a producer’s liability within the European Union is taken into consideration in LGP Allgon’s research and development efforts. Environmental standard ISO-14001 is implemented in the Chinese facility and will be implemented in the other facilities during 2004. The operations in Tullinge and Arninge, Sweden, are expected to be certified according to the ISO-14401 standard in the first quarter of 2004. The companies in the contract manufacturing business area possess ISO-9002 certification or the equivalent.

Quality

LGP Allgon’s operations are certified according to the ISO 9001:2000 quality standard. LGP Allgon carries out an annual customer survey to find out how its customers feel about its solutions and services. The results are important benchmarks in LPG Allgon’s improvement efforts to further satisfy its customers’ requirements. The focus of the quality work at LGP Allgon is:

(i)	Customer satisfaction;

(ii)	Profitability;

(iii)	Continuous improvement; and

(iv)	Responsibility.

Contract Manufacturing Business Area

LGP Allgon performs contract manufacturing of advanced industrial components. During 2002, the contract manufacturing business area accounted for 26% of LGP Allgon’s total turnover. The corresponding figure for the first nine months of 2003 was 17%. LGP Allgon’s target is to become a leader in the high-speed machining of advanced industrial components, primarily aluminum. Components are delivered to the automotive, food, medical technology and other engineering industries. The companies in this business area are:

(i)	Arkivator Falköping; and

(ii)	MG Instrument in Tullinge.

The contract manufacturing business area is focused on the manufacturing of advanced industrial components, subsystems and complete systems. The production facilities total an area of 18,000 square meters. Examples of major customers within the contract manufacturing business area are Volvo, Haldex, TetraPak and Market Critical Care. Examples of other customers with potential growth opportunities are found in medical technology and other engineering industries. Competitors in the marketplace include Finnveden, Partnertech, Elimag and HGL.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR LGP ALLGON

The following discussion should be read in conjunction with the LGP Allgon’s consolidated financial statements and notes included elsewhere in this proxy. LGP Allgon’s consolidated financial statements and the financial information discussed herein have been prepared in accordance with Swedish GAAP, which differs in certain material respects from US GAAP. For a discussion of the principal differences between Swedish GAAP and US GAAP, see Note 21 to the consolidated financial statements for the year ended December 31, 2002 and Note 6 to the condensed consolidated financial statements for the nine months ended September 30, 2003. This discussion contains forward-looking statements which reflect management’s current views with respect to certain future events and financial performance, the realization of which may be impacted by certain important factors including, but not limited to, those discussed in “Risk Factors” beginning on page 34.

Critical Accounting Policies

The consolidated financial statements of LGP Allgon were prepared in conformity with accounting principles generally accepted in Sweden. As such, LGP Allgon is required to make certain estimates, judgments and assumptions that it believes is reasonable based upon the information currently available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Any future changes to these estimates and assumptions could cause a material change to LGP Allgon’s reported amounts of revenue, expenses, assets and liabilities. The critical accounting policies that LGP Allgon believes are the most significant for purposes of fully understanding and evaluating their reported financial results include the following:

Revenue Recognition

LGP Allgon recognizes revenue from product sales at the time of shipment and passage of title. LGP Allgon also offers certain of its customers the right to return products that do not function properly within a limited time after delivery. LGP Allgon continuously monitors and tracks such product returns and records a provision for the estimated amount of such future returns based on historical experience and any notification LGP Allgon receives of pending returns. While such returns have historically been within LGP Allgon’s expectations and the provisions established, LGP Allgon cannot guarantee that it will continue to experience the same return rates that it has in the past. Any significant increase in product failure rates and the resulting credit returns could have a material adverse effect on LGP Allgon’s operating results for the period or periods in which such returns materialize.

Accounts Receivable

LGP Allgon performs ongoing credit evaluations of its customers and adjusts its credit limits based upon payment history, the customer’s current credit worthiness and various other factors, as determined by LGP Allgon’s review of the customer’s current credit information. LGP Allgon continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon LGP Allgon’s historical experience and any specific customer collection issues that it has identified. While such credit losses have historically been within LGP Allgon’s expectations and the provisions established, LGP Allgon cannot guarantee that it will continue to experience the same credit loss rates that it has in the past.

Inventories

LGP Allgon values its inventory at the lower of the actual cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. LGP Allgon regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory based primarily on production usage for the preceding twelve months adjusted for known changes in trends or products. As demonstrated in recent years, demand for LGP Allgon’s products can fluctuate significantly. A significant increase in the demand for LGP Allgon’s products could result in a short-term increase in the cost of inventory purchases while a significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand. In addition, LGP Allgon’s assumption that prior historical usage is indicative of future usage requirements may prove to be inaccurate, in which case LGP Allgon may have understated or overstated the provision required for excess and obsolete inventory. In the future, if LGP Allgon’s inventory is determined to be overvalued, LGP Allgon would be required to recognize additional expense in its cost of goods sold at the time of such determination. Likewise, if LGP Allgon’s inventory is determined to be undervalued, it may have over-reported its costs of goods sold in previous periods and would be required to recognize additional operating income at the time such inventory is sold. Therefore, although LGP Allgon makes every reasonable effort to ensure the accuracy of its forecasts of future product demand, any significant unanticipated changes in demand or technological developments could have a material effect on the value of LGP Allgon’s inventory and its reported operating results.

Goodwill and Long-Lived Assets

LGP Allgon makes critical assumptions concerning the estimated useful life of goodwill, long-lived intangible assets and property, plant and equipment at the time of acquisition based on the information available at such time. LGP Allgon reviews the recoverability of the carrying value of goodwill and other long-lived assets on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined based upon the undiscounted forecasted future net cash flows from the operations to which the assets relate, utilizing their best estimates, appropriate assumptions and projections at the time. These projected future cash flows may vary significantly over time as a result of increased competition, changes in technology, fluctuations in demand, consolidation of their customers and reductions in average selling prices. If the carrying value is determined not to be recoverable from future operating cash flows, the asset would be deemed impaired and an impairment loss would be recognized to the extent the carrying value exceeded the estimated fair market value of the asset.

Warranties

LGP Allgon offers warranties of various lengths to its customers depending upon the specific product and terms of the customer purchase agreement. LGP Allgon’s standard warranties require it to repair or replace defective product returned during such warranty period at no cost to the customer. LGP Allgon records an estimate for standard warranty-related costs based on its actual historical return rates and repair costs at the time of the sale and updates such estimates throughout the warranty period. While LGP Allgon’s standard warranty costs have historically been within its expectations and the provisions established, LGP Allgon cannot guarantee that it will continue to experience the same warranty return rates or repair costs that it has in the past. LGP Allgon also has contractual commitments to various customers that require it to incur costs to repair an epidemic defect with respect to LGP Allgon’s products outside of its standard warranty period if such defect were to occur. Any costs related to epidemic defects are generally recorded at the time the epidemic defect becomes known to LGP Allgon and the costs of repair can be reasonably estimated. While LGP Allgon has not historically experienced significant costs related to epidemic defects, it cannot guarantee that it will not experience significant costs to repair epidemic defects in the future. A significant increase in product return rates, a significant increase in the costs to repair its products, or an unexpected epidemic defect in its products, could have a material adverse effect on LGP Allgon’s operating results for the period or period in which such returns or additional costs materialize.

Results of Operations

The following table summarizes LGP Allgon’s results of operations as a percentage of net sales for the fiscal years ended 2002, 2001 and 2000 and the nine months ended September 30, 2003 and September 30, 2002:

	Fiscal Years Ended December 31,			Nine Months Ended September 30,
	2002	2001	2000	2003	2002
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	81.0	81.3	68.9	80.2	81.8

Gross profit	19.0	18.7	31.1	19.8	18.2
Operating expenses:
Sales and marketing	6.9	8.0	6.9	8.5	7.1
Research and development	5.6	7.7	4.9	8.7	5.9
General and administrative	4.5	5.5	4.8	4.4	5.2
Items affecting comparability	—	—	0.6	8.6	—
Other operating income (expense)	(0.1)	(0.1)	(0.6)	0.3	0.1

Total operating expenses	16.9	21.1	16.6	30.5	18.3

Operating income (loss)	2.1	(2.4)	14.5	(10.7)	(0.1)
Financial items	(1.0)	(1.8)	(0.5)	(0.9)	(1.0)

Income (loss) after financial items	1.1	(4.2)	14.0	(11.6)	(1.1)
Taxes	0.8	(1.0)	4.4	(1.0)	0.5
Minority interest	—	—	—	0.1	—

Net income (loss)	0.3%	(3.2)%	9.6%	(10.7)%	(1.6)%

Nine months ended September 30, 2003 and September 30, 2002

Net Sales

LGP Allgon’s sales are derived primarily from the sale of RF tower mounted amplifiers, base station antennas and repeaters for use in wireless communications networks. Sales increased by 47% to SEK 1,421.2 million, for the nine months ended September 30, 2003, from SEK 965.9 million, for the nine months ended September 30, 2002. This increase in sales was due to the acquisition of Allgon AB in March 2003. For the nine months ended September 30, 2003, total sales of products in the telecom sector accounted for approximately 83% of sales, or SEK 1,177.5 million, compared to approximately 72% of sales, or SEK 691.4 million, for the nine months ended September 30, 2002. Sales of products in the contract manufacturing sector accounted for approximately 17% of sales, or SEK 243.7 million, for the first nine months of fiscal 2003, compared to approximately 28% of sales, or SEK 274.5 million, for the first nine months of fiscal 2002.

LGP Allgon tracks the geographic location of its sales based upon the location of its customers to which its products are shipped. Since many of LGP Allgon’s customers purchase products from them at central locations and then reship the product with other base station equipment to locations throughout the world, LGP Allgon is unable to identify the final installation location of its products. Sales to customers in Europe accounted for approximately 69% of sales, or SEK 981.3 million, for the nine months ended September 30, 2003, compared to approximately 78% of sales, or SEK 755.8 million, for the nine months ended September 30, 2002. Total sales to North and South America accounted for approximately 20% of sales, or SEK 286.6 million, for the first nine months of fiscal 2003, compared to approximately 13% of sales, or SEK 125.0 million, for the first nine months of fiscal 2002. Total Asian and other international sales accounted for approximately 11% of sales, or SEK 153.3 million, for the nine months ended September 30, 2003, compared to 9% of sales, or SEK 85.1 million, for the nine months ended September 30, 2002.

For the nine months ended September 30, 2003, total sales to Nokia accounted for approximately 18% of sales. No other customer accounted for 10% or more of sales during such period. For the nine months ended September 30, 2002, total sales to Nokia accounted for approximately 45% of sales and no other customer accounted for 10% or more of sales during such period.

Cost of Sales and Gross Profit

LGP Allgon’s cost of goods sold includes both variable and fixed cost components and consists primarily of materials, assembly and test labor, overhead which includes equipment and facility depreciation, transportation costs, and warranty costs. Since a large portion of LGP Allgon’s manufacturing cost structure is fixed in nature, including test equipment and facility depreciation, manufacturing supervision expenses, purchasing and procurement expenses and quality assurance costs, LGP Allgon’s actual overhead costs per unit increase as production volumes decline since it has fewer units against which to absorb these overhead costs. Conversely, LGP Allgon’s actual overhead costs per unit decrease as production volumes increase since it has more units against which to absorb its overhead costs. As a result, LGP Allgon’s per unit cost and associated cost of sales generally increase as revenue and production volumes decline, resulting in lower gross profit per unit/revenue dollar, and its per unit cost and associated cost of sales generally decrease as revenue and production volumes increase, resulting in higher gross profit per unit/revenue dollar.

Gross profit margins for the first nine months of fiscal 2003 and fiscal 2002 were 19.8% and 18.2%, respectively. The increase in LGP Allgon’s gross profit margins during the first nine months of fiscal 2003 as compared to the first nine months of fiscal 2002 was mainly due to higher revenues that resulted in better capacity utilization.

Operating Expenses

Sales and marketing expenses consist primarily of sales salaries, sales office costs and trade show expenses. Sales and marketing expenses increased by 76.0% to SEK 120.4 million for the nine months ended September 30, 2003, from SEK 68.4 million for the nine months ended September 30, 2002. As a percentage of sales, sales and marketing expenses were 8.5% and 7.1% for the nine months ended September 30, 2003 and September 30, 2002, respectively. The increase in the amount of LGP Allgon’s sales and marketing expenses was primarily attributable to higher personnel costs as a consequence of the acquisition of Allgon AB.

Research and development expenses consist primarily of ongoing product design and development expense. Research and development expenses can fluctuate from period to period depending on numerous factors including new product introduction schedules, prototype developments, hiring patterns and the depreciation of capital equipment. Research and development expenses increased by 117.3% to SEK 124.3 million for the nine months ended September 30, 2003, from SEK 57.2 million for the nine months ended September 30, 2002. As a percentage of sales, research and development expenses were 8.7% and 5.9% for the nine months ended September 30, 2003 and September 30, 2002, respectively. The increase in research and development expenses was primarily attributable to higher personnel costs as a consequence of the acquisition of Allgon AB.

General and administrative expenses consist primarily of salaries and other expenses for management, finance, information systems, and human resources. General and administrative expenses increased by 25.8% to SEK 62.9 million for the nine months ended September 30, 2003, from SEK 50.0 million for the nine months ended September 30, 2002. As a percentage of sales, general and administrative expenses were 4.4% and 5.2% for the nine months ended September 30, 2003 and 2002, respectively. The increase in the amount of LGP Allgon’s general and administrative expenses was primarily attributable to higher personnel costs as a consequence of the acquisition of Allgon AB.

Items affecting comparability totaled SEK 122.2 million for the nine months ended September 30, 2003 and consisted of restructuring costs amounting to SEK 39.8 million, real estate write-downs of SEK 48.0 million, fixed asset write-downs of SEK 34.0 million and miscellaneous other items of SEK 0.4 million. These restructuring expenses were incurred in connection with the acquisition of Allgon AB in March 2003. As a percentage of sales, items affecting comparability were 8.6% during the nine months ended September 30, 2003. No such charges were incurred during the nine months ended September 30, 2002.

Other operating income and expense consists mainly of currency exchange rate changes and the effects related to operations. Other operating expenses increased to SEK 4.4 million for the nine months ended September 30, 2003 compared to other operating income of SEK 1.5 million for the nine months ended September 30, 2002. As a percentage of sales, other operating income and expenses were 0.3% and 0.1%, respectively, for the nine-month periods. The increase in other operating expenses was largely attributable to currency exchange rate fluctuations.

Financial Items

Financial items consist primarily of interest expense, net of any interest income. Expenses for financial items increased to SEK 12.7 million for the nine months ended September 30, 2003, from SEK 9.4 million during the nine months ended September 30, 2002. The increase in financial expenses was primarily due to increased indebtedness.

Taxes

LGP Allgon’s effective tax rate differs from the Swedish federal statutory tax rate of 28% primarily due to the effects of foreign tax rates, non-tax deductible items such as goodwill and benefits of previous tax loss carry forwards not previously recognized.

Net Loss

Net loss increased to SEK 151.9 million during the nine months ended September 30, 2003 compared to SEK 15.8 million during the nine months ended September 30, 2002. The increase in the net loss is primarily due to restructuring and impairment charges recorded during the nine-months ended September 30, 2003, which were related to the acquisition of Allgon AB in March 2003.

Fiscal year ended December 31, 2002 and December 31, 2001

Net Sales

Sales increased by 21% to SEK 1,378.6 million during the fiscal year ended December 31, 2002, from SEK 1,134.7 million during fiscal year ended December 31, 2001. This increase in sales was due to higher demand for wireless infrastructure products and an increase in demand for contract manufacturing services. For the fiscal year ended December 31, 2002, total sales of products in the telecom sector accounted for approximately 74% of sales, or SEK 1,015.2 million, compared to approximately 77% of sales, or SEK 877.7 million, for the fiscal year ended December 31, 2001. Sales of products in the contract manufacturing sector accounted for approximately 26% of sales, or SEK 363.4 million, for fiscal year 2002, compared to approximately 23% of sales, or SEK 257.0 million, for fiscal 2001.

Sales to customers in Europe accounted for approximately 78% of sales, or SEK 1,065.1 million, for the fiscal year ended December 31, 2002, compared to approximately 80% of sales, or SEK 910.5 million, for the fiscal year ended December 31, 2001. Total sales to North and South America accounted for approximately 12% of sales, or SEK 171.1 million, for fiscal 2002, compared to approximately 10% of sales, or SEK 113.9 million, for fiscal 2001. Total Asian and other international sales accounted for approximately 10% of sales during both fiscal years, or SEK 142.4 million, for fiscal year ended December 31, 2002 and SEK 110.3 for fiscal year ended December 31, 2001.

For fiscal year ended December 31, 2002, total sales to Nokia accounted for approximately 45% of sales. No other customer accounted for 10% or more of sales during such period. During fiscal year ended December 31, 2001, total sales to Nokia accounted for approximately 46% of sales and no other customer accounted for 10% or more of sales during such period.

Cost of Sales and Gross Profit

Gross profit margins for fiscal 2002 and fiscal 2001 were 19.0% and 18.7%, respectively. The increase in LGP Allgon’s gross profit margins during fiscal year ended December 31, 2002 as compared to fiscal year ended December 31, 2001 was mainly due to higher revenues that resulted in better capacity utilization.

Operating Expenses

Sales and marketing expenses increased by 4% to SEK 95.3 million for fiscal year ended December 31, 2002, from SEK 91.2 million for fiscal year ended December 31, 2001. As a percentage of sales, sales and marketing expenses were 6.9% and 8.0% for fiscal years ended December 31, 2002 and 2001, respectively. The increase in actual sales and marketing expenses was primarily attributable to higher personnel costs associated with increased sales.

Research and development expenses decreased by 11% to SEK 77.2 million for fiscal year ended December 31, 2002, from SEK 87.2 million for fiscal year ended December 31, 2001. As a percentage of sales, research and development expenses were 5.6% and 7.7% for fiscal years ended December 31, 2002 and 2001, respectively. The decrease in research and development expenses was primarily attributable to lower personnel costs associated with reduced research and development activities.

General and administrative expenses remained relatively constant at SEK 61.7 million for fiscal year ended December 31, 2002, compared to SEK 62.9 million for fiscal year ended December 31, 2001. As a percentage of sales, general and administrative expenses were 4.4% and 5.5% for fiscal years 2002 and 2001, respectively.

Other operating expenses decreased slightly to SEK 0.8 million during fiscal year ended December 31, 2002 compared to SEK 1.6 million during the fiscal year ended December 31, 2001. As a percentage of sales, other operating expense was (0.1)% for both fiscal years ended 2002 and 2001.

Financial Items

Expense for financial items decreased to SEK 13.1 million for fiscal year ended December 31, 2002, from SEK 20.3 million during fiscal year ended December 31, 2001. The decrease in financial expenses was primarily due to a reduction of interest bearing indebtedness.

Taxes

LGP Allgon’s effective tax rate differs from the Swedish federal statutory tax rate of 28% primarily due to the effect of foreign tax rates and non-tax deductible items such as goodwill amortization.

Net Income (Loss)

Net income increased to SEK 4.4 million during the fiscal year ended December 31, 2002 compared to a net loss of SEK 36.3 million during the fiscal year ended December 31, 2001. The increase in net income is primarily due to higher sales in 2002.

Fiscal year ended December 31, 2001 and December 31, 2000

Net Sales

Sales decreased by 13% to SEK 1,134.7 million during the fiscal year ended December 31, 2001, from SEK 1,299.0 million during fiscal year ended December 31, 2000. This reduction in sales was largely due to lower volumes, both in telecom operations and contract manufacturing. For both fiscal years ended December 31, 2001 and December 31, 2000, total sales of products in the telecom sector accounted for approximately 77% of sales, or SEK 877.7 million, and SEK 996.9 million, respectively. Sales of products in the contract manufacturing sector accounted for approximately 23% of sales in both fiscal years ended December 31, 2001 and December 31, 2000, or SEK 257.0 million and SEK 302.1 million, respectively.

Sales to customers in Europe accounted for approximately 80% of sales, or SEK 910.5 million, for the fiscal year ended December 31, 2001, compared to approximately 85% of sales, or SEK 1,109.7 million, for the fiscal year ended December 31, 2000. Total sales to North and South America accounted for approximately 10% of sales in both fiscal 2001 and 2000, or SEK 113.9 million and SEK 128.2 million, respectively. Total Asian and other international sales accounted for approximately 10% of sales during the fiscal year ended December 31, 2001, or SEK 110.3 million, as compared to 5% of sales, or SEK 61.1 for fiscal year ended December 31, 2000.

For fiscal year ended December 31, 2001, total sales to Nokia accounted for approximately 46% of sales. No other customer accounted for 10% or more of sales during such period. For fiscal year ended December 31, 2000, total sales to Nokia accounted for approximately 43% of sales and no other customer accounted for 10% or more of sales during such period.

Cost of Sales and Gross Profit

Gross profit margins for fiscal 2001 and fiscal 2000 were 18.7% and 31.1%, respectively. The decrease in LGP Allgon’s gross profit margins during fiscal 2001 as compared to fiscal 2000 is mainly due to lower sales volumes and increased pricing pressure.

Operating Expenses

Sales and marketing expenses increased by 3% to SEK 91.2 million for fiscal year ended December 31, 2001, from SEK 88.7 million for fiscal year ended December 31, 2000. As a percentage of sales, sales and marketing expenses were 8.0% and 6.9% for fiscal years ended December 31, 2001 and 2000, respectively. The increase in actual sales and marketing expenses was primarily attributable to higher personnel costs.

Research and development expenses increased by 36% to SEK 87.2 million for fiscal year ended December 31, 2001, from SEK 63.9 million for fiscal year ended December 31, 2000. As a percentage of sales, research and development expenses were 7.7% and 4.9% for fiscal years ended December 31, 2001 and 2000, respectively. The increase in research and development expenses was primarily attributable to higher personnel costs associated with increased research and development activities during 2001.

General and administrative expenses remained relatively constant at SEK 62.9 million for fiscal year ended December 31, 2001, compared to SEK 62.5 million for fiscal year ended December 31, 2000. As a percentage of sales, general and administrative expenses were 5.5% and 4.8% for fiscal years 2001 and 2000, respectively.

Items affecting comparability totaled SEK 8.2 million during fiscal year ended December 31, 2000 and consisted of costs related to the unsuccessful public bid to acquire Allgon AB. No such charges were incurred during fiscal year ended December 31, 2001. As a percentage of sales, items affecting comparability were 0.6% during the fiscal year ended December 31, 2000.

Other operating income decreased to SEK 1.6 million during fiscal year ended December 31, 2001 compared to SEK 7.9 million during the fiscal year ended December 31, 2000. As a percentage of sales, other operating income was 0.1% during fiscal year ended December 31, 2001 and 0.6% during fiscal year ended December 31, 2000. The decrease in other operating income was attributable to the foreign currency translation effect from international operations.

Financial Items

Expense for financial items increased to SEK 20.3 million for fiscal year ended December 31, 2000, from SEK 6.4 million during fiscal year ended December 31, 2000. The increase in financial expenses was primarily due to higher interest bearing liabilities.

Taxes

LGP Allgon’s effective tax rate differs from the Swedish federal statutory tax rate of 28% primarily due to the effect of foreign tax rates and non-tax deductible items such as goodwill amortization.

Net Income (Loss)

The net loss was to SEK 36.3 million during the fiscal year ended December 31, 2001 compared to net income of SEK 124.4 million during the fiscal year ended December 31, 2000. The decrease in net income is primarily due to the decline in revenues and the resulting lower gross profit.

Liquidity and Capital Resources

LGP Allgon has historically financed its operations through a combination of cash on hand, cash provided from operations, equipment lease financings, available borrowings under bank lines of credit, as well as private and public equity offerings. LGP Allgon’s principal sources of liquidity consist of existing cash balances, unutilized lines of credit and funds expected to be generated from future operations. As of September 30, 2003, LGP Allgon had working capital of SEK 530.2 million, including SEK 106.1 million in cash and cash equivalents, as compared to working capital of SEK 270.8 million at December 30, 2002, which included SEK 45.8 million in cash and cash equivalents.

Cash Flows

The following table summarizes LGP Allgon’s cash flows for the nine months ended September 30, 2003 and September 30, 2002:

	Nine Months Ended September 30,
	(in MSEK)
	2003	2002
Net cash provided by (used in):
Operating activities	116.8	89.4
Investing activities, including acquisitions	(11.4)	(20.8)
Financing activities	(111.3)	(72.5)

Net increase in cash and cash equivalents	(5.9)	(3.9)

Net cash provided by operations in the first nine months of fiscal 2003 increased by SEK 27.4 million as compared to the first nine months of fiscal 2002. This increase was due to several factors, the majority of which was related to changes in working capital partially offset by cash outlays associated with restructuring charges. During the nine months ended September 30, 2003, LGP Allgon’s net accounts receivable increased to SEK 490.7 million from SEK 285.1 million at December 31, 2002, consistent with the acquisition of Allgon AB and the increased sales volume during the third quarter of fiscal 2003 as compared to third quarter of fiscal 2002.

LGP Allgon’s net inventories increased to SEK 305.3 million during the nine months ended September 30, 2003, from SEK 202.4 million at December 31, 2002. During the nine months ended September 30, 2003, LGP Allgon’s accounts payable increased to SEK 256.8 million from SEK 149.8 million at December 31, 2002, primarily as a result of the acquisition of Allgon AB and higher sales.

Net cash provided by investing activities reflects acquisitions and capital spending. Total capital expenditures during the first nine months of fiscal 2003 and 2002 were approximately SEK 38.9 million and SEK 21.0 million, respectively. The majority of the capital spending during the first nine months of fiscal 2003 and 2002 was for computer hardware and test equipment utilized in our manufacturing and research and development areas. For the remainder of fiscal 2003, LGP Allgon currently anticipates its capital spending to be in the range of SEK 15.0 million to SEK 25.0 million, and it plans to fund these expenditures from its existing cash balances and existing bank credit facilities.

LGP Allgon currently believes that its existing cash balances and funds expected to be generated from operations and its existing credit facilities will provide it with sufficient funds to finance LGP Allgon’s current operations for at least the next twelve months. LGP Allgon regularly reviews its cash funding requirements and attempts to meet those requirements through a combination of cash on hand, cash provided by operations and utilization of credit facilities.

Available Credit Facilities

As of September 28, 2003, LGP Allgon had a total of SEK 170 million of bank credit facilities unused and outstanding with two Swedish banks. SEK 50 million has an expiration date of January 31, 2004 and SEK 120 million has an expiration date of December 20, 2004. These credit facilities allow for borrowings based on STIBOR (Stockholm Interbank Offered Rate) plus 1.75%. These credit facilities are secured and contain certain standard affirmative and negative covenants, including limitations on future indebtedness, restricted payments, liens, transfer of assets and leverage ratios. At September 28, 2003, LGP Allgon was in compliance with all covenants contained in the credit facilities. There were no amounts outstanding and the full SEK 170 million was available to LGP Allgon.

Financing Activities

For the nine months ended September 30, 2003, the cash flow after operating and investing activities was positive by MSEK 105.5 and these funds were mainly used to amortize interest bearing debts of MSEK 111.4. The acquisition of Allgon in March 2003 did, however, increase both interest bearing liabilities and cash. As of September 30, 2003, the net debt amounted to MSEK 158.5 as compared to MSEK 149.4 at September 30, 2002. No new loans were taken during the nine months ended September 30, 2003, although additional debt was acquired as stated above through the acquisition of Allgon in March 2003.

Disclosure of Certain Differences Between Swedish GAAP and US GAAP

The financial statements of LGP Allgon included in this Proxy Statement/Prospectus were prepared and are presented in accordance with Swedish GAAP. Certain differences between Swedish GAAP and US GAAP could have a significant affect on the measurement, presentation and disclosure of financial information contained herein. The following is a summary of certain differences between Swedish GAAP and US GAAP. However, this description of certain differences is not intended to be complete and does not address all differences in presentation, including classification, disclosure and display of financial information contained herein. See Note 21 and 6, respectively, to LGP Allgon’s 2002 financial statements and the financial statements for the nine months ended September 30, 2003, for a detailed description of differences between Swedish GAAP and US GAAP affecting LGP Allgon.

Research and Development Costs

US GAAP generally requires that product development costs be expensed as incurred. Under Swedish GAAP, certain product related development costs must be capitalized and amortized over the expected period that the corresponding product revenues will be recognized.

Goodwill

Beginning in 2002, under US GAAP, goodwill is not amortized and remains as an asset on the books indefinitely subject to periodic tests for impairment. Under Swedish GAAP, goodwill is amortized over a period generally not to exceed 20 years.

Purchase Accounting—Value of Consideration

US GAAP requires the valuation of shares issued in a purchase transaction to generally equal the average share closing price for a reasonable period prior to and following the announcement of the offer. Effective in 2002, Swedish GAAP requires the valuation of shares issued in a purchase transaction to generally equal the average share closing price as of the date of the exchange of such shares.

Purchase Accounting—Intangibles

Under US GAAP, the excess of the purchase price over the fair market value of tangible assets and liabilities is allocated first to identifiable intangibles with identifiable lives and any excess is allocated to goodwill. Swedish GAAP requires that the excess of the purchase price over the fair value of tangible assets and liabilities to be allocated to goodwill.

Derivatives Instruments and Foreign Currency Hedging Activities

US GAAP records these instruments at their fair values at the respective balance sheet dates and recognizes unrealized exchange gains and losses immediately in the income statement assuming certain rigorous documentation criteria are not met. According to Swedish GAAP, unrealized gains and losses on contracts hedging anticipated transactions are not recognized until the hedged transaction is completed.

Pension Refunds

Under US GAAP, any refunds receivable under a defined contribution plan are recognized as income in the period when the refund is received or the amount can actually be utilized to reduce current pension contributions. According to Swedish GAAP, any refundable amounts declared by the plan are recorded as a receivable and income at its net present value at the time the terms of the refund are announced.

Disclosure About Foreign Currency Risk

LGP Allgon has various types of operations in several foreign locations including the USA, Brazil, Australia, Finland, France, the United Kingdom, Singapore and the People’s Republic of China (“China”). These operations incur expenses in foreign currencies and certain locations have the ability to generate local currency revenue. These expenses and revenues expose LGP Allgon to foreign currency transactions and result in gains and losses from such transactions. In addition, a significant portion of LGP Allgon’s revenues are derived from international sources, with its international customers accounting for approximately 49% of its net sales for the first nine months of fiscal 2003, 33% of its fiscal 2002 net sales and 41% of its fiscal 2001 net sales. LGP Allgon regularly pursues new customers in various locations throughout the world where new deployments or upgrades to existing wireless communication networks are planned. Such locations include Europe, Asia, North and South America, and areas where there has been instability in several of the regions’ currencies. LGP Allgon currently invoices most of its customers in the currency of their shipping location. Changes in the value of the Swedish kronor versus the local currency in which LGP Allgon’s products are sold, along with economic and political conditions of such foreign countries, could adversely affect LGP Allgon’s business, financial condition and results of operations. In addition, the weakening of an international customer’s local currency and banking market may negatively impact such customer’s ability to meet their payment obligations to LGP Allgon. Given the uncertainty as to when and what specific foreign currencies LGP Allgon may be required or decide to accept as payment from its international customers, LGP Allgon cannot predict the ultimate impact that such a decision would have on its business, gross margins and results of operations.

In order to attempt to manage its exposure to foreign currency, LGP Allgon enters into forward currency contracts. The extent of the forward cover is decided by the Board of Directors of LGP Allgon in accordance with its finance policy and is based on considerations such as company profitability and an evaluation of the current currency consideration and fixed price period. During 2002 and 2003, all of the anticipated payment flows for the next five months were hedged through the forward sale of currency.

The value of matured forward contracts in respect to net sales of foreign currency amounted to SEK 9.2 million for the nine months ended September 30, 2003. Outstanding forward contracts at September 30, 2003 consisted of USD 22.6 million at an average exchange rate of SEK 8.08 : USD 1.00 and EUR 15.3 million at an average exchange rate of SEK 9.16 : EUR 1.00. All outstanding forward contracts at September 30, 2003 mature within six months.

POWERWAVE’S SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Powerwave’s directors and executive officers, and persons who own more than ten percent of a registered class of Powerwave’s equity securities, to file reports of ownership with the Securities and Exchange Commission, or SEC, and Nasdaq. Directors, executive officers and greater than ten percent beneficial owners are required by SEC regulations to furnish Powerwave with copies of all Section 16(a) forms they file.

Based solely on a review of filings with the Securities and Exchange Commission and written representations by each executive officer and director that no other reports were required, we believe that all of our directors and executive officers have complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 during fiscal 2003.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS AND

MANAGEMENT OF POWERWAVE

Set forth below is certain information as of December 22, 2003 regarding the beneficial ownership of Powerwave’s common stock by (1) any person who was known by Powerwave to own more than five percent (5%) of the voting securities of Powerwave, (2) all directors, (3) each of the named executive officers identified in the Summary Compensation Table, and (4) all current directors and executive officers as a group. Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owners (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
David A. Rocker Suite 1759, 45 Rockefeller Plaza, New York, NY 10111	5,551,909	(3)	8.8%
Deutsche Bank AG 12 Taunusanlage, D-60325 Frankfurt am Main, Germany	3,712,346	(4)	5.6%
Bruce C. Edwards	880,625	(5)	1.4%
Ronald J. Buschur	312,499	(6)	*
Kevin T. Michaels	273,753	(7)	*
John L. Clendenin	159,000	(8)	*
Andrew J. Sukawaty	30,000	(9)	*
Safi U. Qureshey	97,500	(10)	*
Carl W. Neun	90,800	(11)	*
David L. George	50,625	(12)	*
Eugene L. Goda	45,000	(13)	*
Daniel A. Artusi	8,750	(14)	*
Gregory M. Avis	—		—
All named executive officers and directors as a group (11 persons)	1,948,552	(15)	3.0%

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each holder is: c/o Powerwave Technologies, Inc., 1801 E. St. Andrew Place, Santa Ana, California 92705.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of December 22, 2003, and shares of common stock subject to our outstanding 1.25% convertible notes currently convertible, or convertible within 60 days of December 22, 2003, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible notes but are not deemed outstanding for computing the percentage of any other person. As of December 22, 2003, Powerwave had a total of 63,257,429 shares of common stock issued and outstanding. Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of Powerwave, the companies and persons named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them.
(3)	Based on a Schedule 13F dated November 10, 2003, filed with the Securities and Exchange Commission by David A. Rocker. The Schedule 13F states that the number of shares beneficially owned by

David A. Rocker as of September 30, 2003 is 5,551,909.

(4)	Based on information supplied to Powerwave by Deutsche Bank. Includes 3,479,543 shares issuable upon conversion of Powerwave’s outstanding 1.25% convertible notes due 2008 held by Deutsche Bank, assuming a conversion rate of 95.3289 shares per principal amount of convertible notes held and a cash payment in lieu of any fractional interest.
(5)	Includes options exercisable for 100,000 shares within 60 days of December 22, 2003.
(6)	Includes options exercisable for 312,499 shares within 60 days of December 22, 2003.
(7)	Includes options exercisable for 269,458 shares within 60 days of December 22, 2003.
(8)	Includes options exercisable for 75,000 shares within 60 days of December 22, 2003.

(9)	Includes options exercisable for 15,000 shares within 60 days of December 22, 2003.
(10)	Includes options exercisable for 90,000 shares within 60 days of December 22, 2003.
(11)	Includes options exercisable for 90,000 shares within 60 days of December 22, 2003.
(12)	Includes options exercisable for 15,000 shares within 60 days of December 22, 2003.
(13)	Includes options exercisable for 15,000 shares within 60 days of December 22, 2003.
(14)	Includes options exercisable for 8,750 shares within 60 days of December 22, 2003.
(15)	Includes options exercisable for 990,707 shares within 60 days of December 22, 2003 (see footnotes 5–14).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF POWERWAVE

Powerwave has entered into indemnification agreements with its directors, and, prior to the effectiveness of the registration statement of which this Proxy Statement/Prospectus is a part, will enter into indemnification agreements with the current directors of LGP Allgon to be appointed to Powerwave’s Board of Directors subsequent to the consummation of the Exchange Offer, and certain executive officers. Such agreements require Powerwave to indemnify such individuals to the fullest extent permitted by Delaware law.

COMPARISON OF POWERWAVE AND LGP ALLGON SHAREHOLDER RIGHTS

LGP Allgon is incorporated under the laws of the Kingdom of Sweden and Powerwave is incorporated under the laws of the State of Delaware. If LGP Allgon shareholders participate in the Exchange Offer and receive Powerwave shares in exchange for their LGP Allgon shares, they will become Powerwave common shareholders. LGP Allgon’s common shareholders’ rights are governed by Swedish law. Once they become Powerwave common shareholders, their rights as such will be governed by the Delaware General Corporation Law and by Powerwave’s certificate of incorporation and bylaws. The material differences between the rights of LGP Allgon shareholders and Powerwave common shareholders, resulting from differences in the respective governing documents and the applicable law, are summarized below.

You should not rely on this summary as an exhaustive list or a detailed description of the provisions it discusses. This summary is qualified in its entirety by the respective corporate governance documents of LGP Allgon and Powerwave and by applicable law.

Capital Stock

According to LGP Allgon’s Articles of Association, the minimum share capital shall be SEK 27,000,000 and the maximum shall be SEK 108,000,000. All shares have the same rights. As of December 1, 2003, there were 49,628,000 shares outstanding.

Powerwave’s certificate of incorporation currently authorizes 135,000,000 shares of common stock, par value $.0001 per share, and 5,000,000 shares of preferred stock, par value $.0001. As of January 19, 2004, there were 63,257,429 shares of common stock outstanding, and no shares of Preferred Stock outstanding, although 650,000 preferred shares have been designated Series A Junior Participating Preferred Stock. See “PROPOSAL TWO—Potential Anti-Takeover Effect on Increase in Authorized Shares.”

Mergers and Other Transactions

The Swedish Companies Act requires that the board of directors adopt a merger plan before a merger can be approved by shareholders. The Swedish Companies Act further provides that the merger plan normally must be approved by a majority of at least two-thirds of the votes cast as well as at least two-thirds of the shares represented at the general meeting. If the proposal would alter the legal relationship among the existing shareholders, there normally must be unanimous approval of the shareholders present at the meeting and who represent at least 90% of all outstanding shares.

Under the Delaware General Corporation Law, a merger, consolidation, or sale of all or substantially all of a corporation’s assets must be approved by the board of directors and by shareholders holding at least a majority of the corporation’s outstanding voting stock.

Dissenters’ Rights

In the case of a merger regulated by Swedish law, shareholders may be compensated either by shares in the surviving company or by cash equal to the fair value of the shares.

Under the Delaware General Corporation Law, shareholders of a corporation have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation of the corporation. However, except as the Delaware General Corporation Law provides otherwise, shareholders do not have appraisal rights if, among other things, the consideration they receive for their shares consists of:

•	shares of stock of any other company which, at the record date fixed to determine shareholders entitled to vote on the merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 shareholders;

•	shares of the company surviving or resulting from the merger or consolidation; and

•	cash in lieu of fractional shares of the corporations described in the above two clauses; or any combination of shares of stock and cash in lieu of fractional shares of the corporations described in the above three clauses.

Business Combinations with Interested Shareholders

Under Swedish regulations, if a shareholder directly or indirectly acquires 40% or more of the votes in a listed company, this interested shareholder has a duty to make a public offer of all outstanding shares of the company. This does not apply if the interested shareholder sells his shares within four weeks from the time when the shareholding first exceeded 40% or if the limit of 40% is exceeded in connection with a public offer.

With some exceptions, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a business combination with an interested shareholder for three years following the time such person becomes an interested shareholder. In general, an interested shareholder is a person or entity owning 15% or more of the corporation’s outstanding voting stock. The definition also includes any affiliate of such person or entity. The three-year moratorium which Section 203 imposes on business combinations does not apply if:

•	prior to the date at which the shareholder became an interested shareholder, the corporation’s board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder;

•	the interested shareholder owned 85% of the corporation’s voting stock upon consummation of the transaction which made him or her an interested shareholder; or

•	on or after the date a shareholder becomes an interested shareholder, the board approves the business combination, which is also approved at a shareholder meeting by two-thirds of the voting stock not owned by the interested shareholder.

A Delaware corporation may elect to opt out of, and not be governed by, Section 203 through a provision in its original certificate of incorporation or an amendment to its certificate of incorporation or bylaws, if the amendment is approved by the vote of a majority of the shares entitled to vote. With a limited exception, such an amendment would not become effective until 12 months following its adoption. Powerwave has not opted out of Section 203.

Amendments to Charters

Under Swedish law, a charter may not be amended or changed since such document only regulates the initial amount to be paid per share, the time of payment of the shares, and similar matters.

Under the Delaware General Corporation Law, a proposed amendment to a Delaware corporation’s charter requires an affirmative vote of a majority of all shares entitled to vote on the matter. If any such amendment would adversely affect the rights of any shareholders of a particular class or series of stock, the vote of the majority of all outstanding shares of that class or series, voting as a class, is also necessary to authorize the amendment.

Amendments to Bylaws

Under Swedish law, an amendment to the bylaws must be approved by the shareholders. As a general rule, two thirds of the rendered votes as well as two thirds of the shares represented at the shareholders’ meeting must vote for the amendment of the bylaws. However, an amendment which changes the relationship between shares of different series must be supported by all of the shareholders present or represented at the shareholders’ meeting and which hold 90% of all outstanding shares of the company.

Under the Delaware General Corporation Law, the power to adopt, alter and repeal a Delaware corporation’s bylaws is vested in the shareholders, except to the extent that the certificate of incorporation also vests such powers in the board of directors. Powerwave’s certificate of incorporation grants these powers to the board of directors.

Preemptive Rights

Under Swedish law, shareholders must approve each issue of additional shares. Existing shareholders have preemptive rights to subscribe for new shares in proportion to their current shareholdings with respect to issuances of shares, convertible debt instruments and debt instruments with warrants for cash to subscribe for new shares, unless the resolution for the issue itself or the articles of association provide otherwise. A resolution approving or authorizing an issuance for cash where the preemptive right for existing shareholders is not to be applied requires a majority of two-thirds of the votes cast and two-thirds of the shares represented at the meeting. Any such preemptive rights are freely transferable and, if the rights are not exercised, they expire at the end of the relevant subscription period. An issuance of debt instruments convertible into shares or debt instruments with a right or option to subscribe for new shares are treated for the purposes hereof as an issuance of such shares into which the instruments are exercisable. In the case of LGP Allgon, pursuant to its articles of association, shareholders are not granted preemptive rights in the event of a share transfer to a third party.

Under the Delaware General Corporation Law, shareholders of a Delaware corporation do not possess preemptive rights unless the corporation’s certificate of incorporation specifically grants such rights or unless they are given such rights under contract. Powerwave’s certificate of incorporation does not grant general preemptive rights to common shareholders and there is no contractual relationship between Powerwave and its common shareholders under which preemptive rights are granted.

Dividends

Under Swedish law, dividends or other distributions to a company’s shareholders are decided by the shareholders and, as a general rule, the decision must be approved by the company’s board of directors. Under the Swedish Companies Act, dividends to shareholders may not exceed an amount equal to (i) the aggregate of the company’s consolidated net profit for that year, profits brought forward and non-restricted reserves less (ii) the sum of the amount of reported losses, the amount that is required by law or the company’s articles of association to be allocated to restricted equity of the company and the amount that the company’s articles of association specifies must be used for a purpose other than for dividends. Further, the above calculation is made on the basis of both the group-consolidated balance sheet and the parent company balance sheet. The lower of the two results of such calculations is recorded as the company’s distributable earnings and is available for dividends. In addition, dividends may not be declared to the extent that their payment would be contrary to generally accepted business practices in light of a company’s consolidation requirements, liquidity and general financial position. Under applicable Swedish law, the statutory limitation period for dividends is ten years, after which the company would be the beneficiary of the dividends.

Under the Delaware General Corporation Law, a Delaware corporation’s board of directors may authorize the payment of dividends to the corporation’s shareholders either:

•	out of surplus; or

•	if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

However, a Delaware corporation may not make a distribution out of net profits unless and until its capital is greater than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the Delaware General Corporation Law generally provides that a Delaware corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the corporation’s capital.

Shareholder Action

Under Swedish law, shareholders cannot make any decisions without holding a shareholders’ meeting. However, in companies with few shareholders, a document stating the proposed decision may be circulated between all shareholders for their signing. Such decision is only valid and binding if it is unanimous.

Under the Delaware General Corporation Law and Powerwave’s bylaws, any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting, without prior notice and without a vote if a written consent, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

Special Shareholders’ Meetings

Under Swedish law, the board of directors may call a special shareholders’ meeting if the board of directors finds it necessary. The board of directors also has an obligation to call to such meeting on the request of the auditor or upon request of shareholders holding at least 10% of the outstanding shares. The bylaws may extend the shareholders’ rights to call to a special shareholders’ meeting.

The Delaware General Corporation Law provides that a special shareholders’ meeting may be called by the corporation’s board of directors or by such person or persons as the certificate of incorporation or the bylaws may authorize. Powerwave’s bylaws provide that the following persons may call a special meeting:

•	the Chairman of the board of directors;

•	the President;

•	the Chief Executive Officer; or

•	the board of directors pursuant to a resolution approved by a majority of the members of the board then in office.

Board of Directors

According to Swedish law, the board of directors of a public company, like LGP Allgon, shall consist of at least three board members. The bylaws govern the minimum and the maximum number of directors to be appointed. Such minimum and maximum limits may only be changed by an amendment to the bylaws. The members of the board of directors are elected at a shareholders’ meeting. According to the bylaws of LGP Allgon, the board of directors shall consist of at least three members and a maximum of seven members with no deputy directors.

Swedish law gives trade unions the right to appoint two additional directors in all companies with at least 25 employees in Sweden (three directors if the company is active in more than one industry and has at least 1,000 employees in Sweden) and a corresponding number of deputy directors for such union directors. Under Swedish law, the managing director and at least half of the members of the board of directors must reside in a European Economic Area country, unless exempted by the Swedish Patent and Registration Office. LGP Allgon’s articles of association provide that the directors (excluding those appointed by the unions) shall be elected at the annual general meeting of shareholders for a period until the next annual general meeting of shareholders. LGP Allgon currently has seven directors, three of whom were appointed by the unions.

The Delaware General Corporation Law permits a Delaware corporation’s certificate of incorporation or bylaws to contain provisions governing the number and terms of directors. Directors may be elected at the annual shareholders’ meeting, or at a different shareholders’ meeting if the corporation’s bylaws so provide. Shareholders also may elect directors by written consent in lieu of a shareholders’ meeting. If the shareholders’ written consent electing the directors is not unanimous, the consent may substitute for the meeting only if every position on the board available to be filled at that time is vacant, and the consent fills all of the vacant positions.

Powerwave’s bylaws provide that the number of directors shall be fixed by a resolution adopted by a majority of the board of directors, but in no event may the board consist of less than four nor more than nine directors. Such board members shall be elected by a plurality of the votes cast at an annual meeting or by written consent of the shareholders, except where a vacancy or a newly created directorship resulting from an increase in the authorized number of directors, is filled by a majority of the directors then in office. All directors shall hold office until the next annual election and their successors are duly elected and qualified or until their earlier resignation or removal.

Removal of Directors

Under Swedish law, a member of the board of directors may be removed by the group that appointed the director; in most cases the shareholders. There is no obligation for the shareholders to state any reasons for the removal.

The Delaware General Corporation Law and the Powerwave bylaws provide that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

Board Vacancies

Under Swedish law, vacancies may be filled by a deputy member of the board. However, if the remaining board members do not constitute a quorum, then the shareholders must elect a new member or members of the board. If that is the case, the appointment of a new member of the board of directors can be made at the next annual shareholders’ meeting if the bylaws do not provide otherwise.

Under the Delaware General Corporation Law, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by:

•	a majority of the directors then in office, although less than a quorum; or

•	by the sole remaining director.

Indemnification of Directors and Officers

There are no rules or obligations under Swedish law regarding indemnification of a company’s directors and officers.

Section 145 of the Delaware General Corporation Law provides that a company may indemnify its directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to such corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Powerwave’s certificate of incorporation and bylaws provide for indemnification by Powerwave of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. Its bylaws also provide for the prepayment of expenses to persons entitled to indemnification (subject to certain conditions), and permits Powerwave to purchase and maintain insurance on behalf of any director, officer, employee, or agent against any liability asserted against or incurred by them in any such capacity, or arising out of their status as such, whether or not Powerwave would have the power or obligation to indemnify them against such liability under its bylaws.

Limitation of Personal Liability of Directors

The Swedish Companies Act provides that a board member may be liable to the company for losses incurred as a result of a willful act or negligence on behalf of such board member in the performance of his or her duties. The same applies when any damage is caused to a shareholder or a third party if such damage is a result of a violation of the Swedish Companies Act, the applicable Act on Annual Reports or the articles of association of the company. There are no limitations under Swedish law as to the personal liability of the directors. However, at annual general meetings, the shareholders consider whether to exempt the directors from liability for the business for the previous year. A simple majority of the votes at a general meeting may exempt the directors from such liability.

The Delaware General Corporation Law provides that a Delaware corporation’s certificate of incorporation may include a provision limiting a director’s personal liability, to the corporation or its shareholders, for monetary damages for breach of the director’s fiduciary duty. However, no such provision can eliminate or limit liability for:

•	any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	violation of certain provisions of the Delaware General Corporation Law;

•	any transaction from which the director derived an improper personal benefit; or

•	any act or omission prior to the adoption of such a provision in the certificate of incorporation.

Powerwave’s certificate of incorporation contains a provision eliminating its directors’ personal liability for monetary damages to the fullest extent permitted under the Delaware General Corporation Law.

Directors with Conflicting Interest

Under Swedish law, a board member is disqualified in relation to issues concerning:

•	contracts between the company and the board member;

•	contracts between the company and third parties, where the board member has a material interest in the matter which may conflict with the interest of the company; or

•	contracts between the company and a legal entity which the board member may represent, either individually or together with any other person.

The term “contract” shall be deemed to include litigation or other legal proceedings. Under Swedish law, there is also a prohibition against making loans and granting security to shareholders, board members, or the managing director, or to affiliates of such persons.

Under the Delaware General Corporation Law, certain contracts or transactions in which one or more of a corporation’s directors or officers have an interest are neither void nor voidable solely on that basis, solely because such directors or officers participate in the meeting in which the transaction is authorized or solely because any such director’s or officer’s votes are counted for such purpose, provided certain conditions are met. These conditions include obtaining the required approval and fulfilling the requirements of good faith and full disclosure. Under the Delaware General Corporation Law, either:

•	the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts; or

•	the contract or transaction must have been fair to the company at the time it was approved. If board approval is sought, the contract or transaction must be approved by a majority of disinterested directors, which may be less than a majority of the board’s quorum.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for Powerwave by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Powerwave Technologies, Inc. incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002 have been audited by Deloitte & Touche LLP, independent auditors as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets during 2002) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of LGP Allgon Holding AB as of December 31, 2001 and 2002, and for each of the three years in the period ended December 31, 2002 included in this prospectus have been audited by Deloitte & Touche AB, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the differences between accounting principles generally accepted in Sweden and accounting principles generally accepted in the United States of America and the effect that the application of the latter would have on the determination of net income (loss) and shareholders’ equity), and are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Allgon AB as of December 31, 2002 and for the year then ended included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to differences between accounting principles generally accepted in Sweden and accounting principles generally accepted in the United States of America and the effect that the application of the latter would have on the determination of net loss and shareholders’ equity) of PricewaterhouseCoopers AB, independent accountants, given on the authority of said firm as experts in auditing and accounting.

SHAREHOLDER PROPOSALS

Any shareholders desiring to submit a proposal for action at the Annual Meeting of Shareholders to be held in 2004 and for presentation in the Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Secretary of Powerwave at its principal place of business no later than January 28, 2004 in order to be considered for inclusion in the Proxy Statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities and Exchange Act of 1934, Rules and Regulations of the SEC and other laws and regulations to which interested persons should refer. Powerwave currently anticipates that its next annual meeting will be held in July 2004.

Under Rule 14a-4 as promulgated under the Securities and Exchange Act of 1934, as amended, Powerwave will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the Proxy Statement, in two situations: (i) if a proponent of a proposal fails to notify Powerwave at least 45 days prior to the current year’s anniversary of the date of the mailing of the prior year’s Proxy Statement, or (ii) if the date of Powerwave’s annual meeting has changed by more than thirty (30) days from the prior year, if notice is not received within a reasonable period of time before Powerwave mails the Proxy Statement for the current year.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission’s public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to our common stock offered hereby. This Proxy Statement/Prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part thereof. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed an an exhibit to the registration statement, each such statement being qualified in all respects by such reference to such exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Commission maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding restraints that file electronically with the Commission.

INCORPORATION BY REFERENCE

The following documents, which have been filed by Powerwave with the Securities and Exchange Commission are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 29, 2002, filed with the SEC on February 24, 2003, as amended on Form 10-K/A filed with the SEC on April 4, 2003;

•	our Quarterly Report on Form 10-Q for the quarter ended March 30, 2003 filed with the SEC on May 7, 2003;

•	our Current Report on Form 8-K filed with the SEC on June 16, 2003;

•	the description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on October 9, 1996;

•	our Current Report on Form 8-K filed with the SEC on July 14, 2003;

•	our Current Report on Form 8-K filed with the SEC on July 18, 2003;

•	our Current Report on Form 8-K filed with the SEC on July 22, 2003;

•	our Current Report on Form 8-K filed with the SEC on July 24, 2003;

•	our Quarterly Report on Form 10-Q for the quarter ended June 29, 2003 filed with the SEC on August 5, 2003;

•	our Quarterly Report on Form 10-Q for the quarter ended September 28, 2003 filed with the SEC on October 29, 2003; and

•	our Current Report on Form 8-K filed with the SEC on December 3, 2003.

All documents filed by Powerwave with the Securities and Exchange Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 from the date of this Proxy Statement/Prospectus to the date of the termination of the Exchange Offer shall also be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Proxy Statement/Prospectus, or in a document incorporated by reference, shall be deemed to be modified or superseded to the extent that a statement contained in this Proxy Statement/Prospectus or in any other subsequently filed document incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

You can obtain any of the documents incorporated by reference in this Proxy Statement/Prospectus from Powerwave or from the Securities and Exchange Commission through its web site at the address provided above. Documents incorporated by reference are available from Powerwave without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this Proxy Statement/Prospectus.

OTHER MATTERS

Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement/Prospectus is brought before the meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors

KEVIN T. MICHAELS

Senior Vice President, Finance, Chief Financial Officer and Secretary

January     , 2004

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Financial Information and explanatory notes of Powerwave set forth below give effect to the Exchange Offer with LGP Allgon Holding AB (“LGP Allgon”) and their acquisition of Allgon AB (“Allgon”) on March 31, 2003. LGP Telecom Holding AB changed its name to LGP Allgon Holding AB in October 2003. The Exchange Offer is accounted for as a purchase business combination as defined in Statement of Financial Accounting Standards No. 141. For accounting purposes, Powerwave will be the acquiring enterprise in the transaction since, at the time of consummation, current Powerwave shareholders will own a majority of the outstanding common stock of the combined entities.

The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements and notes thereto of Powerwave, LGP Allgon and Allgon and should be read in conjunction with those financial statements and notes, which are included or incorporated by reference in this proxy statement/prospectus. The historical financial information of LGP Allgon and Allgon were prepared in SEK to comply with the Swedish Annual Accounts Act and the recommendations and opinions of the Swedish Financial Accounting Standards Council (“Swedish GAAP”). Accordingly, the Unaudited Pro Forma Condensed Combined Financial Information of LGP and Allgon include reconciling items required to comply with accounting principles generally accepted in the United States of America (“US GAAP”).

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 29, 2002 and the nine months ended September 28, 2003 give effect to the Exchange Offer and the acquisition of Allgon by LGP Allgon as if they had occurred on December 31, 2001, the first day of the first period presented. The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 28, 2003 gives effect to the Exchange Offer as if it had occurred on September 28, 2003. Two pro forma transaction scenarios are presented: Minimum Equity Issuance and Maximum Equity Issuance. The Minimum Equity Issuance scenario is based upon the assumption that the cash consideration in the Exchange Offer is fully-subscribed and the minimum number of shares necessary to allow for compulsory acquisition proceedings under Swedish law (at least 90% of total shares outstanding) are purchased by Powerwave in the Exchange Offer and the remaining outstanding shares (10%) are purchased with cash at the initial offer price of SEK 61.87 per share (or $8.195 assuming an exchange rate of SEK 7.55 to USD 1.00) pursuant to compulsory acquisition proceedings under Swedish law. The Maximum Equity Issuance scenario is based upon the assumption that 100% of the outstanding shares of LGP Allgon are tendered into the Exchange Offer and that all LGP Allgon shareholders elect to receive Powerwave common stock in the Exchange Offer.

Under the purchase method of accounting, the estimated purchase price, calculated as described in Note 3 to this Unaudited Pro Forma Condensed Combined Financial Information, will be allocated to LGP Allgon’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the closing date of the transaction, with any excess being ascribed to goodwill. As a part of this process, any goodwill and identified intangible assets related to LGP Allgon’s acquisition of Allgon will be eliminated and revalued as part of the current transaction. Independent valuation specialists have been retained by Powerwave to conduct a valuation in order to assist management in determining the fair values of a significant portion of these assets. Based on preliminary consultations with the valuation specialists, management has estimated the fair values of the acquired assets reflected in the unaudited pro forma condensed combined financial information. A final determination of these fair values, which can not be made prior to the completion of the transaction, will include management’s consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of LGP Allgon that exist as of the date of completion of the transaction. As the Unaudited Pro Forma Condensed Combined Financial Information has been prepared based on preliminary estimates of fair value, amounts allocated to intangible assets with definite lives may change significantly, which could result in a material change in the amount of amortization of intangible assets. The Unaudited Pro Forma Condensed Combined Financial Information does not give effect to any synergies or cost savings which may be realized as a result of the merger. The impact of ongoing integration activities could cause material differences from the information presented. Therefore, the actual amounts recorded as of the completion of the transaction and thereafter may differ materially from the information presented herein.

The Unaudited Pro Forma Condensed Combined Financial Information is provided for informational purposes only and does not purport to present the combined financial position or results of operations of Powerwave, LGP Allgon and Allgon had the Exchange Offer and the Allgon acquisition occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be expected in the future.

POWERWAVE TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Fiscal Year Ended December 29, 2002

(in thousands, except per share amounts)

	Powerwave	LGP Allgon Combined (Note 1)	Maximum Equity		Minimum Equity		Pro Forma Notes
			Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
Net sales	$384,889	$288,110	$—	$672,999	$—	$672,999
Cost of sales	322,107	232,215	6,252	560,574	6,252	560,574	i

Gross profit	62,782	55,895	(6,252)	112,425	(6,252)	112,425
Operating expenses:
Sales and marketing	11,384	29,342	8,307	49,033	8,307	49,033	i
Research and development	33,087	33,566	—	66,653	—	66,653
General and administrative	14,401	16,990	—	31,391	—	31,391
Restructuring and impairment charges	—	310	—	310	—	310

Total operating expenses	58,872	80,208	8,307	147,387	8,307	147,387

Operating income (loss)	3,910	(24,313)	(14,559)	(34,962)	(14,559)	(34,962)
Other income (expense), net	1,963	8,748	(190)	10,521	(2,675)	8,036	j

Income (loss) before income taxes	5,873	(15,565)	(14,749)	(24,441)	(17,234)	(26,926)
Income tax provision (benefit)	1,762	(4,038)	(4,149)	(6,425)	(5,101)	(7,377)	k

Income (loss) before minority interest	4,111	(11,527)	(10,600)	(18,016)	(12,133)	(19,549)
Minority interest	—	(207)	—	(207)	—	(207)

Net income (loss)	$4,111	$(11,734)	$(10,600)	$(18,223)	$(12,133)	$(19,756)

Basic earnings (loss) per share	$0.06			$(0.15)		$(0.20)
Diluted earnings (loss) per share	$0.06			$(0.15)		$(0.20)

Basic weighted average common shares	65,485			120,076		97,838
Diluted weighted average common shares	66,230			120,076		97,838

See accompanying notes to these Unaudited Pro Forma Condensed Combined Financial Statements

LGP ALLGON HOLDING AB

UNAUDITED PRO FORMA CONDENSED COMBINED US GAAP STATEMENT OF OPERATIONS

Fiscal Year Ended December 29, 2002

(in MSEK)

	Swedish GAAP		US GAAP Adjustments	US GAAP Notes	LGP Allgon Combined
	LGP	Allgon
Net sales	1,378.6	1,411.0	—		2,789.6
Cost of sales	1,116.1	1,110.5	21.8	a	2,248.4

Gross profit	262.5	300.5	(21.8)		541.2
Operating expenses:
Sales and marketing	95.3	187.6	1.2	a	284.1
Research and development	77.2	220.5	27.3	a,b	325.0
General and administrative	61.7	104.0	(1.2)	a,c,d,e	164.5
Restructuring and impairment charges	—	—	3.0	f	3.0

Total operating expenses	234.2	512.1	30.3		776.6

Operating income (loss)	28.3	(211.6)	(52.1)		(235.4)
Other income (expense), net	(12.3)	95.5	1.5	g	84.7

Income (loss) before income taxes	16.0	(116.1)	(50.6)		(150.7)
Income tax provision (benefit)	11.6	(17.8)	(32.9)	h	(39.1)

Income (loss) before minority interest	4.4	(98.3)	(17.7)		(111.6)
Minority interest	—	(2.0)	—		(2.0)

Net income (loss)	4.4	(100.3)	(17.7)		(113.6)

See accompanying notes to these Unaudited Pro Forma Condensed Combined Financial Statements

POWERWAVE TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine Months Ended September 28, 2003

(in thousands, except per share amounts)

	Powerwave	LGP Allgon Combined (Note 1)	Maximum Equity		Minimum Equity		Pro Forma Notes
			Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
Net sales	$166,821	$200,287	$—	$367,108	$—	$367,108
Cost of sales	163,749	163,056	1,325	328,130	1,325	328,130	i

Gross profit	3,072	37,231	(1,325)	38,978	(1,325)	38,978
Operating expenses:
Sales and marketing	8,601	18,409	110	27,120	110	27,120	i
Research and development	29,585	21,833	(4,760)	46,658	(4,760)	46,658	i
General and administrative	10,425	9,229	—	19,654	—	19,654
Restructuring and impairment charges	7,607	14,317	—	21,924	—	21,924

Total operating expenses	56,218	63,788	(4,650)	115,356	(4,650)	115,356

Operating loss	(53,146)	(26,557)	3,325	(76,378)	3,325	(76,378)
Other income (expense), net	1,973	(3,801)	(142)	(1,970)	(2,006)	(3,834)	j

Loss before income taxes	(51,173)	(30,358)	3,183	(78,348)	1,319	(80,212)
Income tax provision (benefit)	(19,702)	(1,773)	877	(20,598)	163	(21,312)	k

Loss before minority interest	(31,471)	(28,585)	2,306	(57,750)	1,156	(58,900)
Minority interest	—	(364)	—	(364)	—	(364)

Net loss	$(31,471)	$(28,949)	$2,306	$(58,114)	$1,156	$(59,264)

Basic loss per share	$(0.48)			$(0.49)		$(0.61)
Diluted loss per share	$(0.48)			$(0.49)		$(0.61)

Basic weighted average common shares	65,164			119,755		97,517
Diluted weighted average common shares	65,164			119,755		97,517

See accompanying notes to these Unaudited Pro Forma Condensed Combined Financial Statements

LGP ALLGON HOLDING AB

UNAUDITED PRO FORMA CONDENSED COMBINED US GAAP STATEMENT OF OPERATIONS

Nine Months Ended September 28, 2003

(in MSEK)

	Swedish GAAP		US GAAP Adjustments	US GAAP Notes	LGP Allgon Combined
	LGP	Allgon
Net sales	1,421.2	228.2	—		1,649.4
Cost of sales	1,139.3	174.4	29.1	a	1,342.8

Gross profit	281.9	53.8	(29.1)		306.6
Operating expenses:
Sales and marketing	120.4	24.1	7.1	a	151.6
Research and development	124.3	27.7	27.8	a,b	179.8
General and administrative	62.9	14.2	(1.1)	a,c,d,e	76.0
Restructuring and impairment charges	122.2	(4.3)	—		117.9

Total operating expenses	429.8	61.7	33.8		525.3

Operating loss	(147.9)	(7.9)	(62.9)		(218.7)
Other income (expense), net	(17.1)	(3.5)	(10.7)	a,g	(31.3)

Loss before income taxes	(165.0)	(11.4)	(73.6)		(250.0)
Income tax provision (benefit)	(14.9)	(2.0)	2.3	h	(14.6)

Loss before minority interest	(150.1)	(9.4)	(75.9)		(235.4)
Minority interest	(1.8)	(1.2)	—		(3.0)

Net loss	(151.9)	(10.6)	(75.9)		(238.4)

See accompanying notes to these Unaudited Pro Forma Condensed Combined Financial Statements.

POWERWAVE TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

As of September 28, 2003

(in thousands)

	Powerwave	LGP Allgon Combined (Note 1)	Maximum Equity		Minimum Equity		Proforma Notes
			Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
Current Assets:
Cash and cash equivalents	$253,549	$13,804	$(12,650)	$254,703	$(178,320)	$89,033	l
Accounts receivable	46,304	63,840	—	110,144	—	110,144
Inventories, net	21,008	39,720	1,916	62,644	1,916	62,644	m
Prepaid expenses and other current assets	3,899	13,882	—	17,781	—	17,781
Deferred tax assets	7,708	—	—	7,708	—	7,708

Total current assets	332,468	131,246	(10,734)	452,980	(176,404)	287,310
Property, plant and equipment, net	69,924	97,081	—	167,005	—	167,005
Goodwill and identifiable intangibles	3,439	65,440	236,572	305,451	236,572	305,451	n
Deferred tax assets	34,355	16,158	(19,310)	31,203	(19,310)	31,203	k
Other non-current assets	10,157	13	—	10,170	—	10,170

TOTAL ASSETS	$450,343	$309,938	$206,528	$966,809	$40,858	$801,139

Current Liabilities:
Accounts payable	$33,044	$33,410	$—	$66,454	$—	$66,454
Accrued expenses and other liabilities	15,518	23,015	—	38,533	—	38,533
Short-term notes payable and current portion for long-term debt	—	5,360	—	5,360	—	5,360

Total current liabilities	48,562	61,785	—	110,347	—	110,347
Long-term debt, net of current portion	130,000	30,014	—	160,014	—	160,014
Other non-current liabilities	85	30,990	—	31,075	—	31,075

Total Liabilities	178,647	122,789	—	301,436	—	301,436

Total Shareholders’ Equity	271,696	187,149	206,528	665,373	40,858	499,703	o

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$450,343	$309,938	$206,528	$966,809	$40,858	$801,139

See accompanying notes to these Unaudited Pro Forma Condensed Combined Financial Statements.

LGP ALLGON HOLDING AB

UNAUDITED PRO FORMA CONDENSED US GAAP COMBINED BALANCE SHEETS

As of September 28, 2003

(in MSEK)

	Swedish GAAP LGP Allgon	US GAAP Adjustments	US GAAP Notes	LGP Allgon Combined

Current Assets:
Cash and cash equivalents	106.1	—		106.1
Accounts receivable	490.7	—		490.7
Inventories, net	305.3	—		305.3
Prepaid expenses and other current assets	103.0	3.7	e,g	106.7
Deferred tax assets	—	—		—

Total current assets	1,005.1	3.7		1,008.8
Property, plant and equipment, net	736.9	9.3	c,d	746.2
Goodwill and identifiable intangibles	342.6	160.4	a	503.0
Deferred tax assets	118.4	5.8	h	124.2
Other non-current assets	33.6	(33.5)	b	0.1

TOTAL ASSETS	2,236.6	145.7		2,382.3

Current Liabilities:
Accounts payable	256.8	—		256.8
Accrued expenses and other liabilities	176.9	—		176.9
Short-term notes payable and current portion for long-term debt	41.2	—		41.2

Total current liabilities	474.9	—		474.9
Long-term debt, net of current portion	230.7	—		230.7
Other non-current liabilities	238.2	—		238.2

Total Liabilities	943.8	—		943.8

Total Shareholders’ Equity	1,292.8	145.7	a-h	1,438.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	2,236.6	145.7		2,382.3

See accompanying notes to these Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1.    Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Information reflects the proposed combination between Powerwave and LGP Allgon accounted for as a purchase business combination as defined by Statement of Financial Accounting Standards No. 141, Business Combinations.

The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 29, 2003 and the nine months ended September 28, 2003 gives effect to the Exchange Offer between Powerwave and LGP Allgon and the acquisition of Allgon by LGP Allgon (which was consummated on March 31, 2003) as if they had occurred on December 31, 2001, the first day of the first period presented. The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 28, 2003 gives effect to the combination of Powerwave and LGP Allgon as if it had occurred on September 28, 2003. Please note that the fiscal period end dates are those of Powerwave, which have been combined with the calendar period end dates utilized by LGP Allgon. Two pro forma transaction scenarios are presented: Minimum Equity Issuance and Maximum Equity Issuance. The Minimum Equity Issuance scenario is based upon the assumption that the cash consideration in the Exchange Offer is fully-subscribed, the minimum number of shares necessary to allow for compulsory acquisition proceedings under Swedish law (at least 90% of total shares outstanding) are purchased by Powerwave in the Exchange Offer and the remaining outstanding shares (10%) are purchased with cash at the initial offer price of SEK 61.87 per share (or $8.195 assuming an exchange rate of SEK 7.55 to USD 1.00) pursuant to compulsory acquisition proceedings under Swedish law. The Maximum Equity Issuance scenario is based upon the assumption that 100% of the outstanding shares of LGP Allgon are tendered into the Exchange Offer and that all LGP Allgon shareholders elect to receive Powerwave common stock in the Exchange Offer.

The historical information of LGP Allgon and Allgon was prepared in the Companies’ reporting currency, the Swedish kronor (“SEK”). The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 29, 2002 and the nine months ended September 28, 2003 and the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 28, 2003 have been translated into U.S. dollars (“USD”) using exchange rates for the Swedish kronor of 9.6824, 8.2352 and 7.6864, respectively.

Note 2.    Adjustments to Reconcile to US GAAP

The accounting principles applied in preparing LGP Allgon and Allgon’s financial statements comply with accounting principles generally accepted in Sweden (“Swedish GAAP”) which differs in certain respects from accounting principles generally accepted in the United States of America (“US GAAP”).

The following adjustments reconcile LGP Allgon and Allgon’s historical financial statements to US GAAP for purposes of the pro forma presentation:

(a)    Goodwill and Other Intangible Assets

Per Swedish GAAP that became effective in 2002, when a company makes an acquisition by issuing its own shares as consideration, the purchase price of the acquisition is calculated based upon the closing date of the acquisition. US GAAP requires that the purchase price be calculated based on the fair value of the underlying shares for a reasonable period before and after the date the terms of the transaction are agreed to and publicly announced. Prior to 2002, consideration under Swedish GAAP was determined based on the average market price of the shares during the ten trading days immediately preceding the announcement. These differences resulted in additional purchase price under US GAAP. In May 2003, LGP Allgon sold a previously acquired entity for which the net purchase price under US GAAP was higher than under Swedish GAAP. This resulted in a US GAAP adjustment of MSEK 15.0. Additionally, LGP Allgon recorded the entire excess purchase price associated with certain acquisitions to goodwill. In accordance with US GAAP, the excess purchase price must

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

be allocated to separately identifiable intangible assets apart from goodwill. Accordingly, certain reclassifications between goodwill and intangible assets have been recorded. US GAAP also requires that finite lived intangible assets be amortized over their estimated useful life, with such amortization expense recorded to individual financial statement line items based on the nature of the underlying asset.

In addition, per Swedish GAAP, goodwill is amortized over its estimated useful life with such amortization allocated between income statement line items. US GAAP requires the use of a non-amortization approach to account for goodwill and indefinite-lived intangible assets. Accordingly, goodwill and indefinite-lived intangible assets have not been amortized, but instead are reviewed for impairment.

The adjustments related to the above differences are summarized as follows:

	Year Ended December 29, 2002
(MSEK)	Reversal of Goodwill Amortization	Amortization of Identified Intangible Assets	Net
Cost of sales	(3.9)	25.7	21.8
Sales and marketing	(5.9)	7.1	1.2
Research and development	(9.9)		(9.9)
General and administrative	(2.2)		(2.2)

	(21.9)	32.8	10.9

	Nine Months Ended September 28, 2003
(MSEK)	Reversal of Goodwill Amortization	Amortization of Identified Intangible Assets	Net
Cost of sales	(3.1)	32.2	29.1
Sales and marketing	(4.6)	11.7	7.1
Research and development	(7.7)	39.2	31.5
General and administrative	(0.7)		(0.7)

	(16.1)	83.1	67.0

(b)    Development Costs

In 2002, LGP Allgon and Allgon adopted a new Swedish accounting standard RR 15, Intangible Assets. In accordance with the new standard, expenditures for the development of new and existing products should be capitalized if such expenditures, with a high degree of certainty, will result in future financial benefits for the company. Any such development costs should be amortized over the useful lives of the assets. Under US GAAP, all expenditures for the development of new and existing products should be expensed as incurred. The development cost adjustment was MSEK 37.2 and MSEK (3.7) for the year ended December 29, 2002 and the nine months ended September 28, 2003, respectively.

(c)    Internal Use Software

Prior to January 1, 2002, Swedish GAAP permitted companies to expense costs associated with the purchase and development of software used for internal purposes. For US GAAP, Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, requires that when

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

certain criteria are met, development phase costs be capitalized and amortized over the useful life of the software developed. The internal use software adjustment was MSEK 2.5 and MSEK 0.2 for the year ended December 29, 2002 and the nine months ended September 28, 2003, respectively.

(d)    Capitalized Interest Costs

In accordance with Swedish GAAP, interest expense incurred in connection with the financing of the construction of tangible fixed assets is not capitalized. Under US GAAP, interest costs should be capitalized during the construction period as part of the cost of the qualifying asset. The capitalized interest is amortized over the estimated useful life of the asset as part of the depreciation charge. The adjustment for capitalized interest related to increased depreciation expense due to the higher asset value and amounted to MSEK 0.2 for both the year ended December 29, 2002 and the nine months ended September 28, 2003.

(e)    Pension Refund

Swedish companies participate in a collectively bargained pension plan for all Swedish white-collar employees (a multiemployer pension plan). Required contributions to the plan are charged to earnings as they become due and payable for both Swedish GAAP and US GAAP. In 1998, the plan administrator, a Swedish insurance company named SPP (now named Alecta), announced a significant surplus in the plan and that the surplus would be refunded to plan participants. In 2000, refund terms were announced, which included an initial cash payment based on a formula with the remainder refunded either in cash, applied as a reduction against future premiums or made available to be sold to another company. Until the surplus is refunded to the participating companies, it remains the legal property of the pension plan. In 2000, under Swedish GAAP, the remaining refundable amount not initially received in cash was recorded as income and a receivable at its net present value. For US GAAP, such remaining refundable amount is recognized when realized in the form of either cash received, in the form of a reduction in current required pension contributions, or when sold to another company. The adjustment to general and administrative expense for the pension refund amounted to MSEK (1.7) and MSEK (0.8) for the year ended December 29, 2002 and the nine months ended September 28, 2003, respectively.

(f)    Restructuring Reserves

Prior to January 1, 2002, Swedish GAAP had limited guidance on accounting for restructuring provisions and permitted the inclusion of relocation and start-up costs within restructuring reserves at the time a company committed to a restructuring plan. Under US GAAP, relocation and start-up costs cannot be included within reserves for restructuring costs and must be expensed as incurred. Following the adoption of RR 16 under Swedish GAAP in January 2002, this difference was removed. The restructuring reserve adjustment of MSEK 3.0 for the year ended December 29, 2002 relates to amounts expensed prior to the adoption of RR16.

(g)    Derivative Instruments and Hedging Activities

LGP Allgon and Allgon apply hedge accounting in accordance with Swedish GAAP. Under US GAAP, derivatives may qualify for hedge accounting if they meet certain rigorous documentation criteria. LGP Allgon and Allgon have not met such criteria and therefore all outstanding derivatives are recognized at fair value in the US GAAP balance sheets and all changes in fair value are recognized in earnings. The adjustment to other income (expense) related to derivatives and hedging was MSEK 1.5 and MSEK 4.3 for the year ended December 29, 2002 and the nine months ended September 28, 2003, respectively.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

(h)    Income Taxes

The difference between Swedish GAAP and US GAAP with regards to income taxes relates to the adjustments identified above of MSEK (11.1) and MSEK 2.3 for the year ended December 29, 2002 and the nine months ended September 28, 2003, respectively. Additionally, a tax related provision of MSEK (21.8) was recorded in fiscal 2002 under Swedish GAAP that would have been recognized in a prior period under US GAAP.

Note 3.    Purchase Accounting

The total estimated purchase price of LGP Allgon is based on an exchange rate of 1.1 Powerwave common shares, valued at an average price of $7.45 per share based on the average closing price for three days before and after announcement date, for each outstanding share of LGP Allgon. As of the announcement date of December 1, 2003, LGP Allgon had approximately 49,628,000 common shares outstanding. The estimated purchase price is as follows (in thousands):

Value of securities issued	$406,702
Estimated transaction costs and expenses	12,650

Total estimated purchase price	$419,352

Under the purchase method of accounting, the estimated purchase price will be allocated to LGP Allgon’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the closing date of the transaction, with any excess being ascribed to goodwill. Independent valuation specialists have been retained by Powerwave to conduct a valuation in order to assist management in determining the fair values of a significant portion of these assets. Based on preliminary consultations with the valuation specialists, management has estimated the fair values of the acquired assets reflected in the unaudited pro forma condensed combined information. A final determination of these fair values, which can not be made prior to the completion of the transaction, will include management’s consideration of a final valuation prepared by the independent valuation specialists. This final valuation and the related purchase price allocation will be based on the actual net tangible and intangible assets of LGP Allgon that exist as of the date of completion of the transaction, and could differ materially from the amounts estimated below (in thousands):

Working capital	$71,377
Property, plant and equipment	97,081
Other long-term assets	16,171
Identifiable intangible assets	62,300
Goodwill	239,712
In-process research and development	13,025
Deferred tax liability	(19,310)
Long-term debt	(30,014)
Other long-term liabilities	(30,990)

Total	$419,352

Identified intangible assets are expected to include in-process research and development, developed technology, customer relationships, and customer backlog. Due to the nature of the non-recurring charges and the rules governing pro forma financial information, the charge for purchased in-process research and development has been reflected as a reduction of shareholders’ equity and is excluded from the Unaudited Pro Forma Condensed Combined Statements of Operations. Other identified intangible assets will be amortized over their estimated useful lives expected to range from 6 months to 10 years.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

Note 4.  Unaudited Pro Forma Combined Adjustments

The following additional adjustments are required to properly reflect the pro forma combination of Powerwave, LGP Allgon and Allgon:

(i) Represents an adjustment to eliminate historical amortization of intangible assets and the in-process research and development charge recorded by LGP Allgon discussed in Note 2 above, and amortize identifiable intangible assets with finite useful lives from the current transaction, discussed in Note 3 above, over periods ranging from 6 months to 10 years. Amortization expense is recorded to individual financial statement line items based on the nature of the underlying asset. Goodwill and intangible assets related to the LGP Allgon acquisition have been accounted for in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which provides for the non-amortization of goodwill and other indefinite lived intangible assets. Accordingly, the unaudited pro forma combined adjustments do not include amortization of goodwill and indefinite lived intangible assets.

(j) Reflects the decrease in interest income resulting from the use of cash to consummate the LGP Allgon acquisition. A 1.5% interest rate was used to determine the reduction in interest income. This rate approximates the average rate of return on cash and investments of Powerwave. Under the minimum equity issuance scenario, a change in the interest rate of 0.125% would result in a change in interest income of approximately $167,000 and $223,000 for the nine months ended September 28, 2003 and year ended December 29, 2002, respectively.

(k) Represents an adjustment for the tax effect on LGP Allgon’s historical financial results and related unaudited pro forma adjustments at the effective incremental U.S. tax rate of 38.3% for Powerwave related adjustments and the Swedish tax rate of 28% for LGP Allgon related adjustments.

(l) Under the Minimum Equity Issuance scenario, as defined in Note 1, cash outflows include estimated transaction costs of $12.7 million, potential cash consideration in the Exchange Offer of $125.0 million, and estimated cash payments of $40.6 million pursuant to compulsory acquisition proceedings under Swedish law. Under the Maximum Equity Issuance scenario, cash outflows include only transaction costs.

(m) Represents an adjustment to increase inventory acquired to its estimated fair value.

(n) Represents the allocation of the excess purchase price over tangible net assets acquired to goodwill and identified intangible assets, as described in Note 3.

(o) Reflects the Maximum Equity issuance scenario with the elimination of LGP Allgon’s historical equity balances of approximately $(187) million, the issuance of Powerwave shares to consummate the combination of $407 million, and the impact of the write-off of in-process research and development expenses of $(13) million. The Minimum Equity issuance scenario reflects the elimination of LGP Allgon’s historical equity balances of approximately $(187) million, the issuance of Powerwave shares to consummate the combination of $241 million, and the impact of the write-off of in-process research and development expenses of $(13) million.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

Note 5.    Unaudited Pro Forma Shares for Earnings Per Share

The following table shows the calculation of shares used in computing the pro forma earnings per share in the unaudited pro forma condensed combined statements of operations for the year ended December 29, 2002 and the nine months ended September 28, 2003 (in thousands):

	Year Ended December 29, 2002		Nine Months Ended September 28, 2003
	Maximum Equity	Minimum Equity	Maximum Equity	Minimum Equity
Powerwave historical weighted average shares used in computing basic net income (loss) per share	65,485	65,485	65,164	65,164
Shares of Powerwave common stock to be issued in exchange for shares of LGP Allgon	54,591	32,353	54,591	32,353

Pro forma weighted average shares used in computing basic net income (loss) per share	120,076	97,838	119,755	97,517

No weighted average diluted shares, which would consist of stock options and conversion of convertible debt, were used in the calculation of pro forma earnings per share as the impact would have been antidilutive.

FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and

Shareholders of LGP Allgon Holding AB

We have audited the accompanying consolidated balance sheets of LGP Allgon Holding AB and subsidiaries (the “Company”), formerly LGP Telecom Holding AB, as of December 31, 2001 and 2002, and the related consolidated statements of operations and cash flow for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in Sweden.

Accounting principles generally accepted in Sweden vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income (loss) for the years ended December 31, 2001 and 2002 and the determination of shareholders’ equity and financial position at December 31, 2001 and 2002 to the extent summarized in Note 21.

/s/    DELOITTE & TOUCHE AB

Malmö, Sweden
December 19, 2003

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions of Swedish kronor (SEK)

			Years Ended December 31,
		Note	2000	2001	2002
Net sales		2	1,299.0	1,134.7	1,378.6
Cost of goods sold			(895.3)	(922.2)	(1,116.1)

Gross profit			403.7	212.5	262.5
Selling expenses			(88.7)	(91.2)	(95.3)
Administrative expenses			(62.5)	(62.9)	(61.7)
Research and development expenses			(63.9)	(87.2)	(77.2)
Items affecting comparability			(8.2)	—	—
Other operating income		3	7.9	1.6	0.8

Operating income (loss)		4, 5, 6, 7	188.3	(27.2)	29.1
Interest income and similar items		8	3.6	2.9	6.5
Interest expense and similar items		8	(10.0)	(23.2)	(19.6)

Total financial items			(6.4)	(20.3)	(13.1)
Profit (loss) after financial items			181.9	(47.5)	16.0
Income taxes		9	(57.5)	11.2	(11.6)

Net profit (loss)			124.4	(36.3)	4.4

Net profit (loss) per share, SEK	Before dilution		4.48	(1.31)	0.15
	Fully diluted basis		4.48	(1.31)	0.15

Weighted-average number of shares outstanding, thousands	Before dilution		27,764	27,791	30,250

Weighted-average number of shares outstanding, thousands	Fully diluted basis		27,764	27,791	30,250

Number of shares outstanding at year-end, thousands			27,764	30,250	30,250

The accompanying notes are an integral part of these consolidated financial statements.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

CONSOLIDATED BALANCE SHEETS

Amounts in millions of Swedish kronor (SEK)

		December 31,
	Note	2001	2002
ASSETS

FIXED ASSETS
Intangible fixed assets	10
Development costs		—	7.2
Goodwill		355.0	335.3

Total intangible fixed assets		355.0	342.5

Tangible fixed assets	11
Buildings and land		257.6	250.1
Plant and machinery		304.0	263.1
Equipment, tools, fixtures and fittings		39.4	32.1
Construction in progress and advance payments for tangible fixed assets		30.8	34.7

Total tangible fixed assets		631.8	580.0

Financial assets
Investments in shares		0.9	0.8
Deferred tax assets	14	2.1	—
Long-term receivables		1.3	1.3

Total financial assets		4.3	2.1

Total fixed assets		991.1	924.6

CURRENT ASSETS
Inventories
Raw materials and consumables		132.2	98.3
Work in progress		34.2	39.8
Finished goods		61.7	64.3

Total inventories		228.1	202.4

Receivables and other current assets
Accounts receivable		190.4	285.1
Other receivables		21.2	43.6
Prepaid expenses and accrued income		7.8	6.3

Total receivables and other current assets		219.4	335.0

Cash and bank balances		54.1	45.8

Total current assets		501.6	583.2

TOTAL ASSETS		1,492.7	1,507.8

The accompanying notes are an integral part of these consolidated financial statements.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

CONSOLIDATED BALANCE SHEETS

Amounts in millions of Swedish kronor (SEK)

		December 31,
	Note	2001	2002
SHAREHOLDERS’ EQUITY AND LIABILITIES

SHAREHOLDERS’ EQUITY	13
Restricted equity
Share capital		30.2	30.2
Restricted reserves		856.1	851.1

Total restricted equity		886.3	881.3

Unrestricted equity
Unrestricted reserves		199.6	161.4
Net profit (loss) for the year		(36.3)	4.4

Total unrestricted equity		163.3	165.8

Total shareholders’ equity		1,049.6	1,047.1

Provisions
Deferred tax liabilities	14	26.8	29.9
Provisions	15	11.5	17.1

Total provisions		38.3	47.0

Long-term liabilities
Liabilities to credit institutions	16	153.0	101.3

Total long-term liabilities		153.0	101.3

Current liabilities	16
Liabilities to credit institutions		116.6	69.7
Accounts payable		71.4	149.8
Tax liabilities		—	13.8
Other liabilities		26.5	11.8
Accrued expenses and prepaid income	17	37.3	67.3

Total current liabilities		251.8	312.4

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES		1,492.7	1,507.8

Pledged assets	18	966.8	962.3
Contingent liabilities		—	0.1

The accompanying notes are an integral part of these consolidated financial statements.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

CONSOLIDATED STATEMENTS OF CASH FLOW

Amounts in millions of Swedish kronor (SEK)

	Years Ended December 31,
	2000	2001	2002
Operating activities
Operating profit (loss)	188.3	(27.2)	29.1
Adjustment for items not included in cash flow:
Depreciation and amortization	82.5	106.7	113.4
Writedown of inventories	—	33.5	29.2
Change in provisions	1.9	3.6	5.5
Loss on sales of fixed assets	(1.4)	(2.2)	(0.3)
SPP pension adjustment for items affecting cash flow	(4.6)	4.3	0.3
Unrealized exchange rate losses	—	(0.9)	(1.4)
Forgiveness of third-party loan	—	—	(3.3)
Interest income	3.6	2.9	6.0
Interest expense	(10.0)	(22.9)	(19.8)
Current taxes	(35.9)	(9.8)	6.5
Other items not included in cash flow	0.3	3.0	(6.8)

Cash flow from operating activities before changes in working capital	224.7	91.0	158.4

Changes in working capital
Inventories	(89.1)	(34.7)	(3.4)
Accounts receivable	(131.9)	83.5	(113.9)
Non interest-bearing liabilities	102.5	(113.6)	95.3

Changes in working capital	(118.5)	(64.8)	(22.0)

Cash flow from operating activities	106.2	26.2	136.4

Investing activities
Purchase of intangible fixed assets	—	—	(8.0)
Purchase (sale) of financial assets	0.3	(0.3)	—
Purchase of tangible fixed assets	(163.6)	(198.5)	(34.3)
Sale of tangible fixed assets	—	5.8	0.9
Acquisition costs	(6.1)	—	—

Cash flow from investing activities	(169.4)	(193.0)	(41.4)

Cash flow after operating and investing activities	(63.2)	(166.8)	95.0

Financing activities
Borrowings from credit institutions	106.9	124.6	—
Repayments to credit institutions	(8.3)	(11.3)	(99.5)
Repayment of line of credit facility	—	(99.5)	—
New share issue	—	187.2	—
Premiums paid for options	6.5	1.4	—
Dividends paid	(29.2)	(37.5)	—

Cash flow from financing activities	75.9	164.9	(99.5)

Cash flow for the year	12.7	(1.9)	(4.5)

Liquid funds at beginning of year	21.8	54.8	54.1
Translation difference in liquid funds	(0.2)	1.2	(3.8)
Acquired liquid funds	20.5	—	—
Change in liquid funds	12.7	(1.9)	(4.5)

Liquid funds at year-end	54.8	54.1	45.8

The accompanying notes are an integral part of these consolidated financial statements.

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

All amounts are in millions of Swedish kronor (SEK) unless otherwise specifically noted.

Parenthetical amounts relate to 2001.

Note 1.     Accounting principles

General accounting principles

LGP Allgon Holding AB (“LGP” or the “Group”), formerly LGP Telecom Holding AB, applies accounting and valuation principles that follow the Swedish Annual Accounts Act and the recommendations and statements of the Swedish Financial Accounting Standards Council.

Changes in accounting principles

Effective January 1, 2002, LGP adopted the following new recommendations of the Swedish Financial Accounting Standards Council: RR 1:00 Consolidated accounting, RR 16 Provisions, RR 17 Writedowns, RR 19 Discontinued operations, RR 21 Borrowing costs and RR 23 Information about closely related parties. The implementation of these new accounting principles did not have a material effect on the reported earnings or the financial position of the Group.

Effective January 1, 2002, LGP applied recommendation RR 15 Intangible assets, published by the Swedish Financial Accounting Standards Council. Upon adoption of RR 15, expenses for the development of new products are capitalized as an intangible asset when LGP believes that such costs meet the criteria set forth in RR 15 to be recorded as an asset in the balance sheet. According to LGP’s previous accounting principles, all costs for the development of new products were expensed as incurred. At the beginning of 2002, LGP had internally generated intangible assets that had been expensed in prior periods. The RR 15 transition rules do not allow previously expensed internally generated intangible assets to be reported as assets and, consequently, the financials statements of prior periods have not been restated for this change in accounting principle.

Effective January 1, 2002, net exchange rate differences attributable to operations are reported on a net basis as other operating income/expense. Comparative data for 2000 and 2001 have not been presented.

Effective January 1, 2003, LGP adopted the following new recommendations issued by the Swedish Financial Accounting Standards Council:

•	RR 22 Presentation of financial statements

•	RR 25 Segment reporting

•	RR 26 Events after the balance sheet date

•	RR 27 Financial instruments: disclosure and presentation

•	RR 28 Accounting for government grants

Principles of consolidation

The consolidated financial statements have been prepared in accordance with recommendations published by the Swedish Financial Accounting Standards Council. LGP Telecom AB, which was acquired in January 2000, has been consolidated since January 1, 2000.

The consolidated financial statements have been prepared in accordance with the purchase method of accounting, with the exception of the merger during 1997 with MG Instrument AB and Bertmann GmbH, which was accounted for in accordance with the pooling of interests method. Under the purchase method of accounting, assets and liabilities are reported at fair value according to an acquisition analysis prepared at the time of acquisition. If the cost exceeds the market value of the company’s net assets, the difference is recorded as goodwill. Under the pooling of interests method, assets and liabilities are reported at the carrying values recorded in each respective company’s balance sheet, without any adjustment other than adjustments prompted by coordination of accounting principles applied. As a result, no positive or negative goodwill arises.

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The financial statements of foreign subsidiaries are translated using the current rate method. Under the current rate method all assets, provisions and other liabilities are translated using the year-end rate of exchange, while all items in the income statement are translated using the year’s average rate of exchange. Any translation differences that arise are recorded directly to consolidated shareholders’ equity.

Revenue recognition

Sales of goods are reported as revenue at the time of shipment and passage of title. All sales are reported less value-added tax, rebates, discounts, returns and shipping.

Leasing

Leasing is reported in accordance with recommendation RR 6:99 of the Swedish Financial Accounting Standards Council, which requires financial leasing contracts to be reported in the balance sheet as a fixed asset and a short-term and long-term liability. In the statement of operations, the leasing cost is split into depreciation expense and interest expense. Operational leasing contracts are reported in the statement of operations as operating expenses.

Pensions

Most of LGP’s pension commitments are secured by different pension plans. These vary as a result of different legislation and agreements for occupational pension systems in the countries in which LGP is active. In the consolidated financial statements, LGP follows each respective country’s local legislation for reporting and valuation of the Group’s pension commitments.

Items affecting comparability

Significant expenses not expected to be of a recurring nature are classified as items affecting comparability and reported separately. Items affecting comparability typically include restructuring costs, costs for disposal of a business, asset write-downs and certain other non-recurring items.

Research and development

Research costs are expensed as incurred. Prior to 2002, product development costs were also expensed as incurred. Beginning in 2002, costs for the development of new products are capitalized only when, with a great degree of certainty, they are believed to provide future economic benefit. LGP’s application of RR 15 requires a careful assessment to be made of all development projects. In order for LGP to report costs incurred as an asset in the balance sheet, it is required that LGP be able to determine with a great deal of certainty that a customer order will be received for the specific product being developed. Costs that significantly improve the product’s functionality are capitalized. Amortization expense commences at the time when the product is commercialized and is amortized over the expected period of the product’s use. Expenses for the maintenance of completed projects are expensed as incurred.

Taxes

Current taxes for the period are based on the results for the period, adjusted for non-deductible expenses and non-taxable income. Current taxes are computed based on the tax rate prevailing at year-end.

The balance sheet method is used for reporting deferred taxes and temporary differences (i.e. differences between reported amounts and amounts for tax purposes result in deferred tax assets or tax liabilities). Deferred

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tax liabilities are normally reported for all taxable, temporary differences, while deferred tax assets are reported to the extent it is probable that taxable income will be created against which the tax deductible temporary difference can be utilized. Deferred tax assets are recorded if tax loss carryforwards and temporary differences between reported results and results for tax purposes are expected to be utilized within a five-year period.

Deferred tax liabilities are reported with respect to all taxable temporary differences attributable to investments in subsidiaries and associated companies, except in cases when the Group can control the timing of reversal of the temporary differences and it is probable that such reversal not will take place within a reasonable period of time.

Deferred taxes are computed based on the tax rates that are expected to prevail in the period when the tax is realized. Deferred taxes are reported in the statement of operations, except in those cases when the underlying transaction is recorded directly to equity, in which case the deferred tax is also recorded directly to equity.

Deferred tax assets and deferred tax liabilities are reported net if the items refer to the same tax authority. LGP’s taxes include taxes on the reported profits of the Group’s companies and tax adjustments relating to earlier periods and changes in deferred tax liabilities. Any tax credits that arise through dividends paid by subsidiaries reduce direct taxes.

Intangible fixed assets

Goodwill is amortized based on its estimated economic life. Goodwill attributable to the acquisition of the LGP Telecom AB, which was regarded as strategic as it represented a fundamental change in the Group’s business, is being amortized over twenty years. Internally generated intangible assets, such as development costs, are amortized over the estimated period of use, typically three to five years.

Tangible fixed assets

Tangible fixed assets are recorded at cost, less accumulated depreciation. Interest on construction loans for construction in progress has not been capitalized. Depreciation is based on the original cost of the asset and its estimated economic life. The following depreciation percentages are applied:

- Buildings, 4%

- Plant and machinery, 10–20%

- Computers and computing systems, 20–33%

- Land improvements, 5%

- Equipment, tools, fixtures and fittings, 10–20%

Inventories

Raw materials and consumables, work in progress and finished goods are valued at the lower of cost or market according to the first-in first-out method. Cost of work in progress and finished goods inventories includes an allocation of indirect costs. Deductions for obsolescence are recorded as necessary.

Receivables

Receivables are recorded at the amounts expected to be collected.

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Liquid funds

For purposes of the cash flow statement, liquid funds represent cash and bank balances.

Receivables and liabilities in foreign currency

Receivables and liabilities in foreign currency are valued at the year-end rate of exchange or at the forward rate of exchange. Foreign exchange differences attributable to operating items are accounted for on a net basis and are recorded in operating results.

Provisions

Provisions are reported when LGP has a current obligation as a result of prior events and if it is probable that a payment will be necessary to fulfill the obligation, whether or not it is legal or informal in nature, and if it is possible to make a reliable assessment of the amount to be paid.

Borrowing costs

Borrowing costs are expensed in the period during which they arise.

Note 2.    Net sales

Net sales by business area and geographic market for the years ended December 31, 2001 and 2002 were as follows:

	2001	2002
Telecom	877.7	1,015.1
Contract manufacturing	257.0	363.5

Total	1,134.7	1,378.6

Net sales by geographic market:

	2001	2002
Sweden	398.9	344.9
Europe(1)	511.6	720.2
North and South America	113.9	171.1
Asia	106.8	122.4
Other	3.5	20.0

Total	1,134.7	1,378.6

1)	Includes OEM sales to Ericsson, Nokia, Siemens and Motorola where the final destination can be outside Europe.

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3.    Other operating income (expense)

Other operating income (expense) for the years ended December 31, 2001 and 2002 was as follows:

	2001	2002
Forgiveness of third party loan	—	3.3
Other	1.6	(2.5)

Total	1.6	0.8

Note 4.    Salaries, other compensation and social benefits

	2001 Salaries and other compensation	Social benefits (of which pension costs)	2002 Salaries and other compensation	Social benefits (of which pension costs)
Parent	5.1	1.7	9.5	5.4
		(1.0)		(2.0)
Subsidiaries	245.2	93.4	246.7	92.6
		(14.7)		(14.6)

Total	250.3	95.1	256.2	98.0

Salaries and other compensation by country and among Board of Directors, Presidents and other employees:

	2001 Board of Directors and Presidents	Of which bonus	Other employees	2002 Board of Directors and Presidents	Of which bonus	Other employees
Parent Company	2.1	—	3.0	4.0	—	5.5
Subsidiaries in Sweden	2.8	0.2	195.4	3.0	0.1	198.7
Foreign subsidiaries:
Australia	0.6	—	0.2	0.6	—	0.2
Brazil	0.6	—	0.4	0.7	—	0.3
Denmark	1.2	—	15.6	1.1	—	14.6
China	0.2	—	0.8	0.3	—	0.9
Singapore	0.8	0.1	0.7	0.8	—	0.9
UK	1.9	—	0.6	2.1	0.5	0.4
Germany	1.0	—	0.8	0.9	—	0.6
USA	1.7	0.9	6.9	1.6	0.5	7.6
Austria	1.4	—	11.4	1.1	—	9.1

Total	14.3	1.2	235.8	16.2	1.1	238.8

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Average number of employees

	2001 Average number of employees	Men	Women	2002 Average number of employees	Men	Women
Parent Company	7	2	5	8	3	5
Subsidiaries in Sweden	743	611	132	747	611	136
Foreign subsidiaries:
Australia	2	1	1	2	1	1
Brazil	2	2	—	2	2	0
Denmark	32	30	2	28	26	2
China	7	5	2	7	5	2
Singapore	4	3	1	4	3	1
UK	4	3	1	4	2	2
Germany	2	1	1	2	1	1
USA	8	6	2	8	6	2
Austria	37	35	2	31	25	6

Total	848	699	149	843	685	158

Note 5.    Compensation to senior management

Principles

Fees are paid to the Chairman of the Board of Directors and to directors according to resolution of the general meeting of shareholders. Employee representatives or other directors in the Company’s employment do not receive directors fees. Compensation of the Chief Executive Officer and other members of senior management consists of basic salary, variable compensation, other benefits, pension and financial instruments, etc. Members of senior management are defined as the three people who along with the Chief Executive Officer constitutes Group management. The distribution between basic salary and variable compensation is proportionate to the officer’s responsibility and authority. Variable compensation for Group management is in the form of a bonus if consolidated earnings after financial items exceeds a certain target. In addition, Group management is awarded bonuses if special reasons exist. Pension benefits and compensation in the form of financial instruments are paid as a part of total compensation.

Compensation and other benefits provided to senior management during the year ended December 31, 2002 was as follows:

	Basic salary	Variable compensation	Other benefits	Pension costs	Financial instruments	Other compensation	Total
Dag Tigerschiöld, Chairman of the Board	0.2	—	—	—	—	—	0.2
Mikael Gottschlich, Vice Chairman	2.1	—	0.1	0.5	—	—	2.7
Sven Hagströmer, Director	0.1	—	—	—	—	—	0.1
Mats Gustavsson, Director	0.5	—	—	—	—	—	0.5
President and Chief Executive Officer	1.7	—	0.1	0.4	—	—	2.2
Other members of senior management	4.3	0.3	0.0	0.7	—	—	5.3

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comments to the preceding table

The Chairman of the Board has received no compensation in addition to the director’s fee. The Vice Chairman of the Board of Directors was President and Chief Executive Officer until April 23, 2002. In connection with his resignation as President and Chief Executive Officer, it was agreed that he would remain employed on unchanged terms for a period of 12 months. Other compensation consists of a company car.

The Group has fee-based pensions for the President and Chief Executive Officer and other members of senior management.

Financial instruments

Neither the President and Chief Executive Officer nor any other member of senior management were awarded or subscribed for options or any other financial instrument during the year ended December 31, 2002.

Pensions

The age of retirement for the President and Chief Executive Officer as well as for other members of senior management is 65 years. The pension premium for the President and Chief Executive Officer is 32% of pensionable income which is the basic salary. For other members of senior management, the pension premium is 17–27%.

Period of notice

A period of notice of 18 months normally applies to the President and Chief Executive Officer for notice at the initiative of the Company, and six months for notice at the initiative of the employee. However, under certain special circumstances, the period of notice at the initiative of the Company may be 24 months. A period of notice at the initiative of the Company of 12–15 months applies to other members of senior management and six months for notice at the initiative of the employee. No severance arrangement has been made with the President and Chief Executive Officer or other members of senior management.

Decision-making process

Compensation to the President and Chief Executive Officer for the 2002 operating year was decided by the Chairman of the Board. Compensation to other members of senior management was decided by the President and Chief Executive Officer in consultation with the Chairman of the Board of Directors.

Note 6.    Audit fees

Professional fees paid for audits and other assignments were as follows for the years ended December 31, 2001 and 2002:

	2001	2002
Audit
Deloitte & Touche	1.6	1.9
Other auditors	0.1	0.3
Other assignments
Deloitte & Touche	2.2	1.5
Other auditors	—	0.2

Total	3.9	3.9

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7.    Depreciation expense by function

Depreciation expense by function for the years ended December 31, 2001 and 2002 was as follows:

	2001	2002
Cost of goods sold	81.5	86.1
Selling expenses	8.3	7.9
Administration expenses	2.8	3.5
Research and development expenses	14.1	15.9

Total	106.7	113.4

Note 8.    Financial income and expense

Financial income and expense for the years ended December 31, 2001 and 2002 was as follows:

		2001	2002
Interest income	Interest income	2.9	1.7
	Other financial income	—	4.8

Total		2.9	6.5

Interest expense	Interest expense	(19.4)	(14.6)
	Other financial expense	(3.8)	(5.0)

Total		(23.2)	(19.6)

Note 9.    Income taxes

Income tax expense (benefit) for the years ended December 31, 2001 and 2002 was comprised of the following:

	2001	2002
Current taxes
Sweden	0.5	—
Other countries	(6.1)	(5.8)

Total current taxes	(5.6)	(5.8)

Deferred taxes	16.8	(5.8)

Total income tax expense (benefit)	11.2	(11.6)

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Taxes in Sweden are computed based on a tax rate of 28% of the taxable income for the financial year. Taxes in other countries have been computed based on the tax rates applicable in each respective country. Below is a reconciliation of taxes at the statutory tax rate to the effective taxes recorded in the statement of operations.

	2001	2002
Reconciliation of effective tax:
Profit (loss) before taxes	(47.5)	16.0

Tax at current rate of Parent Company	13.3	(4.5)
Effect of other tax rates for foreign subsidiaries	0.8	0.0
Amortization of goodwill	(5.5)	(5.5)
Other non-deductible expenses	(0.1)	(0.6)
Non-taxable income	0.3	0.6
Increase in tax loss carryforwards without a tax benefit	(0.2)	(2.3)
Taxes attributable to prior years	0.7	0.6
Deductible expenses recorded directly to equity (new share issue)	1.9	0.1

Reported effective taxes	11.2	(11.6)

Note 10.    Intangible fixed assets

The changes in intangible fixed assets for the year ended December 31, 2002 were as follows:

	Development costs	Goodwill	Total intangible fixed assets
Beginning cost	—	394.5	394.5
Capitalized development costs	8.0	—	8.0

Ending cost	8.0	394.5	402.5

Beginning accumulated amortization	—	(39.5)	(39.5)
Amortization expense	(0.8)	(19.7)	(20.5)

Ending accumulated amortization	(0.8)	(59.2)	(60.0)

Book value	7.2	335.3	342.5

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 11.    Tangible fixed assets

The changes in tangible fixed assets for the year ended December 31, 2002 were as follows:

	Buildings and land	Plant and Machinery	Equipment, tools, fixtures, fittings	Construction in progress	Total tangible fixed assets
Beginning cost	309.9	544.8	91.5	30.8	977.0
Capital expenditures	1.5	26.4	11.9	3.9	43.7
Translation difference	(0.5)	2.3	0.5	0.0	2.3
Sales / disposals	(1.3)	(9.3)	(5.0)	—	(15.6)

Ending cost	309.6	564.2	98.9	34.7	1,007.4

Beginning accumulated depreciation	(52.3)	(240.8)	(52.1)	—	(345.2)
Accumulated depreciation in acquired subsidiary	0.6	4.1	(1.3)	—	3.4
Sales / disposals	0.0	4.9	2.4	—	7.3
Depreciation expense	(7.8)	(69.3)	(15.8)	—	(92.9)

Ending accumulated depreciation	(59.5)	(301.1)	(66.8)	0.0	(427.4)

Book value	250.1	263.1	32.1	34.7	580.0

The book value of buildings and land in Sweden amounted to 250.1 (243.1). The tax assessment value of buildings and land in Sweden amounted to 71.7 (65.3). Most of the construction in progress at December 31, 2002 represents an investment in a new corporate office.

Note 12.    Shares in subsidiaries

Subsidiaries	Organization Number	Registered office	Number of shares	Ownership percentage1)
Arkivator Falköping AB	556134-4788	Falköping	100,000	100
Arkivator Stockholm AB	556533-4934	Falköping	5,000	100
Bertmann GmbH		Vienna	500	100
Duresco Inköps AB(2)	556387-2844	Tullinge	1,500	100
Håmex Hårdmetallverktyg AB	556107-9376	Linköping	10,000	100
Högbergs Verkstad AB(2)	556107-3940	Tidaholm	6,000	100
LGP Telecom AB	556458-0867	Solna	3,535,420	100
LGP Telecom (Cell Site Eq) Inc		USA	4,000	100
LGP Telecom GmbH		Germany	500	100
LGP Telecom Ltda		Brazil	3,000	100
LGP Telecom Ltd		UK	0	100
LGP Telecom Pte (Asia) Ltd		Singapore	10,000	100
LGP Telecom Pty Ltd		Australia	1	100
LGP Telecom Shanghai Ltd		China	0	100
LGP Telecom Sweden Sales AB(2)	556494-0202	Solna	1,000	100
LGP Telecom A/S		Denmark	500	100
MG Instrument AB	556205-5813	Tullinge	10,000	100
KB IR Falevi	916514-3273	Falköping	99	99

1)	Refers to the proportion of capital owned
2)	Under liquidation

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13.    Shareholders’ equity

Changes in shareholders’ equity for the year ended December 31, 2002 were as follows:

	Share capital	Restricted reserves	Unrestricted reserves
Beginning balance, December 31, 2001	30.2	856.1	163.3
Transfers between restricted and unrestricted reserves	—	(3.9)	3.9
Translation difference	—	(1.1)	(5.8)
Net profit for the year	—	—	4.4

Ending balance, December 31, 2002	30.2	851.1	165.8

Number of shares outstanding

The number of shares outstanding as of December 31, 2001 and 2002 was 30,250,000, each with a nominal value of SEK 1.

Option program

In 2000, LGP introduced an option program giving rise to an increase in the share capital of 1,000,000 shares, and a second option program during 2001 giving rise to a maximum increase in the share capital of 500,000 shares. The offer in both programs was directed to all employees, including the members of the Board of Directors, at LGP at a given point in time. Each option in the option program introduced during 2000 entitles its holder to purchase 1 share at a redemption price of SEK 510 during the period May 31, 2002 to June 2, 2003. The employees paid a premium for the options based on a Black-Scholes valuation model.

Each option in the option program introduced during 2001 entitles its holder to purchase one share at a redemption price of SEK 270 during the period May 23, 2003 to May 24, 2004. Based on a Black-Scholes valuation model and an assumed volatility during the term of the options of 50%, the options were priced at SEK 19 each. The volatility was determined based an analysis of the historic volatility of the LGP share and of the shares of similar companies and the expected volatility during the term of the options.

The effect of the above is that the number of outstanding options held by employees was 1,500,000 as of January 1, 2002. No new option programs were introduced during 2002 and no options were issued during the year, nor was there any redemption or maturity of options during the year. The number of options outstanding held by employees thus stood at 1,500,000 as of December 31, 2002. The 2000 option program expired in June 2003 and none of the options had been exercised.

The option programs did not generate a dilutive effect on earnings per share.

LGP has not entered into any hedging options related to the above described option programs.

Note 14.    Deferred taxes

Changes in net deferred tax liabilities for the year ended December 31, 2002 were as follows.

	2001	2002
Beginning balance	41.2	24.7
Change during the year	(16.8)	5.8
Translation difference	0.3	(0.6)

Ending balance	24.7	29.9

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tables below show the Group’s most significant deferred tax assets and liabilities, by category and how the assets and liabilities have changed during the year ended December 31, 2002.

Deferred tax liabilities

	Excess depreciation	Timing difference reserve	Fixed assets	Other	Total
Beginning balance	30.8	17.3	2.7	0.1	50.9
Change during the year	(1.7)	(0.5)	2.6	(0.1)	0.3
Translation differences	(0.3)		(0.1)		(0.4)

Ending balance	28.8	16.8	5.2	0.0	50.8

Deferred tax assets

	Tax loss carry forwards	Inventories	Provisions	Other	Total
Beginning balance	17.0	8.7	0.0	0.5	26.2
Change during the year	(16.7)	8.3	2.6	0.3	(5.5)
Exchange rate differences	(0.0)	0.2	—	—	0.2

Ending balance	0.3	17.2	2.6	0.8	20.9

Total deferred tax liabilities, net					29.9

As of December 31, 2002, the Group had unutilized tax loss carryforwards amounting to 15.0 (62.2). Based on these tax loss carryforwards, the Group reported a deferred tax asset of 0.3 (17.0). For any remaining tax loss carryforwards, 13.9 (2.5), no deferred tax asset has been reported due to the uncertainty as to future profits. All tax loss carryforwards for tax purposes in the Group can be utilized for an indefinite period of time.

As of December 31, 2002, temporary differences relating to undistributed profits of subsidiaries amounted to 7.7 (6.5). No provision for deferred taxes on these temporary differences has been recorded since LGP has decided that these profits will not be distributed within the foreseeable future or, if distributed, they would not be subject to taxation.

Note 15.    Provisions

The changes in provisions for the year ended December 31, 2002 were as follows:

	Warranty	Pensions and similar commitments	Other	Total
Beginning balance	5.3	2.7	3.5	11.5
Increase	4.0	0.5	1.1	5.6

Ending balance	9.3	3.2	4.6	17.1

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 16.    Liabilities to credit institutions

Liabilities to credit institutions as of December 31, 2001 and 2002 were as follows:

	2001	2002
Real estate loans	32.4	89.5
Construction loan	75.0	—
Other interest-bearing liabilities	162.2	81.5

Total liabilities to credit institutions	269.6	171.0

Short-term portion	116.6	69.7

Unutilized credit facilities	150.0	150.0

54.5 of the liabilities to credit institutions outstanding at December 31, 2002 fall due for payment later than five years after December 31, 2002.

Note 17.    Accrued expenses and prepaid income

Accrued expenses and prepaid income as of December 31, 2001 and 2002 were as follows:

	2001	2002
Vacation pay liability	15.2	18.3
Accrued social benefits	10.4	14.6
Other	11.7	34.4

Total	37.3	67.3

Note 18.    Pledged assets

Pledged assets as of December 31, 2001 and 2002 were as follows:

	2001	2002
For own liabilities:
Shares in subsidiaries	653.5	657.6
Real estate mortgages	108.5	109.1
Corporate mortgages	199.1	195.6
Assets with retention of title	5.7	—

Total	966.8	962.3

Note 19.    Leasing

Lease payments due during the next three years for operational and financial leases are as follows:

Years ending December 31:
2003	32.6 (12.8 of which is for financial leasing)
2004	18.8 (3.5 of which is for financial leasing)
2005	10.0 (0.5 of which is for financial leasing)

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial leasing contracts relate to machinery and equipment that are reported as fixed assets. Note 11 “Tangible fixed assets” includes the following amounts in machinery and equipment relating to financial leasing as of December 31, 2001 and 2002:

	2001	2002
Cost	66.0	67.1
Accumulated depreciation	(23.5)	(34.0)

Book value	42.5	33.1

Financial leasing payments for the year	14.7	16.0

Note 20.    Transactions with related parties

During the years ended December 31, 2000, 2001 and 2002, there were no significant contractual relationships or transactions between LGP and its closely related parties. Compensation and terms of employment for members of senior management and individual directors are set forth in Note 5.

During the years ended December 31, 2000, 2001 and 2002, LGP did not provide guaranties or sureties to or on behalf of directors, members of senior management or the auditors of the Group.

During the years ended December 31, 2000, 2001 and 2002, none of the directors or members of senior management have had direct or indirect involvement in any business transaction that was unusual in character in regards to its terms and conditions, and which in any way remains outstanding or is not finalized.

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 21.    Accounting principles generally accepted in the United States of America

LGP’s consolidated financial statements for the years ended December 31, 2001 and 2002 have been prepared in accordance with accounting principles generally accepted in Sweden (“Swedish GAAP”). Swedish GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). A reconciliation of differences as they relate to LGP between Swedish GAAP and US GAAP relating to net income (loss) and shareholders’ equity follows:

	Year Ended December 31,
	2001	2002
Reported net income (loss) in accordance with Swedish GAAP	(36.3)	4.4
Development costs(a)	—	(7.2)
Pension refund receivable(b)	4.3	0.3
Derivative instruments and hedging activities(c)	(0.7)	0.3
Capitalized interest costs(d)	(0.1)	(0.1)
Goodwill and purchased intangible assets(e)	(87.5)	(13.1)
Deferred taxes(f)	(1.0)	1.9

Net loss in accordance with US GAAP	(121.3)	(13.5)

Basic and diluted net loss per share (SEK)	(4.36)	(0.45)

Basic and diluted weighted-average shares outstanding (in thousands)	27,791	30,250

Reported shareholders’ equity in accordance with Swedish GAAP	1,049.6	1,047.1
Development costs(a)	—	(7.2)
Pension refund receivable(b)	(0.3)	—
Derivative instruments and hedging activities(c)	(0.7)	(0.4)
Capitalized interest costs(d)	1.6	1.5
Goodwill and purchased intangible assets(e)	34.5	21.4
Deferred taxes(f)	(0.2)	1.7

Shareholders’ equity in accordance with US GAAP	1,084.5	1,064.1

(a)	Development costs

In 2002, LGP adopted a new Swedish accounting standard RR 15, Intangible Assets. In accordance with the new standard, expenditures for the development of new and existing products should be capitalized if such expenditures with a high degree of certainty will result in future financial benefits for the company. Any such development costs should be amortized over the useful lives of the assets. Under US GAAP, all expenditures for the development of new and existing products should be expensed as incurred.

(b)	Pension refund receivable

Swedish companies participate in a collectively bargained pension plan for all Swedish white-collar employees (a multiemployer pension plan). Required contributions to the plan are charged to earnings as they become due and payable for both Swedish GAAP and US GAAP. In 1998, the plan administrator, a Swedish insurance company named SPP (now named Alecta), announced a significant surplus in the plan and that the surplus would be refunded to plan participants. In 2000, refund terms were announced, which included an initial cash payment based on a formula with the remainder refunded either in cash, applied as a reduction against future premiums or made available to be sold to another company. Until the surplus is refunded to the participating companies, it remains the legal property of the pension plan. In 2000, under

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Swedish GAAP, the remaining refundable amount not initially received in cash was recorded as income and a receivable at its net present value. For US GAAP, such remaining refundable amount is recognized when realized in the form of either cash received, in the form of a reduction in current required pension contributions, or when sold to another company.

(c)	Derivative instruments and hedging activities

LGP applies hedge accounting in accordance with Swedish GAAP. LGP adopted Statement of Financial Accounting Standards (“SFAS”) No. 133 Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), effective January 1, 2001, for US GAAP purposes. Under SFAS 133, LGP may qualify for hedge accounting if it meets certain rigorous documentation criteria. LGP has elected not to apply such hedge accounting and therefore all outstanding derivatives are recognized at fair value in the US GAAP balance sheets and all changes in fair value are recognized in earnings. There was no cumulative effect of adopting SFAS 133 on January 1, 2001.

(d)	Capitalized interest costs

In accordance with Swedish GAAP, LGP has not capitalized interest expense incurred in connection with the financing of the construction of tangible fixed assets. Under US GAAP, interest costs should be capitalized during the construction period as part of the cost of the qualifying asset. The capitalized interest should be amortized over the estimated useful life of the asset as part of the depreciation charge.

(e)	Goodwill and purchased intangible assets

New Accounting Pronouncement for 2002

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. In addition, this statement requires that goodwill be tested for impairment at least annually at the reporting unit level. The adoption of this statement for US GAAP purposes on January 1, 2002, did not result in an impairment of goodwill and resulted in LGP discontinuing the amortization of goodwill for US GAAP purposes. Excluding the amortization of goodwill, LGP’s net loss for the year ended December 31, 2001 in accordance with U.S. GAAP would have been 49.9.

Acquisition of MG Instrument AB and Bertmann GmbH

In December 1997, the Company merged with MG Instrument AB and Bertmann GmbH. Under Swedish GAAP, the merger was accounted for as a pooling of interests. Under US GAAP, the merger was accounted for as an acquisition using the purchase accounting method. Under purchase accounting, the purchase price is determined based on the fair value of the underlying shares for a reasonable period before and after the terms of the transaction are agreed to and publicly announced. The difference between the purchase price and the fair value of the assets acquired and the liabilities assumed was recorded as goodwill and was being amortized using a five-year useful life through December 31, 2001. Upon the adoption of SFAS 142 on January 1, 2002, the remaining goodwill is no longer amortized and is required to be tested annually for impairment.

Acquisition of LGP Telecom AB

In January 2000, the Group acquired LGP Telecom AB in an acquisition accounted for using the purchase method. In accordance with Swedish GAAP, acquired in-process research and development is not

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

separately identified but rather is included within goodwill. Under US GAAP, a portion of the purchase price would be allocated to certain intangibles, including in-process research and development, acquired as part of the acquisition.

Under US GAAP, the excess of the purchase over the net assets acquired exceeded such amount determined for Swedish GAAP primarily due to a difference in the way the consideration is determined. In accordance with existing Swedish GAAP at the time of the acquisition, when a company makes an acquisition by issuing its own shares, the consideration is determined based on the average market price of the shares during the ten days immediately prior to the announcement date. In accordance with US GAAP, such consideration is determined based on the fair value of the underlying shares for a reasonable period before and after the terms of the transaction are agreed to and publicly announced. This difference resulted in consideration for US GAAP exceeding consideration for Swedish GAAP by 83.5.

The adjustments for US GAAP reflect (1) the difference in the way consideration is determined; (2) the allocation of a portion of the purchase price to acquired in-process research and development as well as other identifiable intangible assets; (3) the immediate write-off of acquired in-process research and development; (4) the amortization of the other identifiable assets with useful lives ranging from three to ten years; and (5) the discontinuation of goodwill amortization for US GAAP purposes subsequent to 2001.

(f)	Deferred taxes

The difference between Swedish GAAP and US GAAP with regards to deferred taxes relates to the adjustments identified above, with the exception of the adjustments to goodwill and purchased intangible assets which are not tax deductible.

Supplemental US GAAP disclosures:

Comprehensive Income (Loss)

Swedish GAAP does not require the presentation of comprehensive income (loss) in addition to net income (loss). Comprehensive income (loss) required to be presented under US GAAP is as follows:

	Year Ended December 31,
	2001	2002
Net loss in accordance with US GAAP	(121.3)	(13.5)
Other comprehensive income (loss), net of tax - currency translation adjustments	6.2	(6.9)

Comprehensive loss in accordance with US GAAP	(115.1)	(20.4)

Stock-based Compensation

For US GAAP purposes, LGP accounts for stock-based compensation awards using the intrinsic value method prescribed under APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, compensation cost for US GAAP purposes is only recorded to the extent that the quoted market price at the grant date exceeds the amount the employee must pay to acquire the stock. For Swedish GAAP purposes, LGP applies a similar accounting principle. Consequently, there is no difference between Swedish GAAP and US GAAP with respect to the accounting for stock-based compensation. No compensation expense has been reflected in the consolidated statements of operations because the exercise price of the options granted in the 2000 and 2001 option programs exceeded the quoted market value of the underlying stock at the grant dates.

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Allowance for Bad Debts

The change in allowance for bad debts for the years ended December 31, 2000, 2001 and 2002 is as follows:

	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts (1)	Write-offs of Bad Debts	Balance at End of Period
2000	0.0	0.3	0.2	(0.0)	0.5
2001	0.5	1.0	—	(0.3)	1.2
2002	1.2	2.7	—	(0.1)	3.8

(1)	Amounts acquired in purchase business combinations.

New US Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143, Accounting for the Asset Retirement Obligations (“SFAS 143”). Under SFAS No. 143, an entity shall recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate of fair value cannot be made in the period the asset retirement obligation is incurred, the liability shall be recognized when a reasonable estimate of fair value can be made. Upon initial recognition of a liability for an asset retirement obligation, an entity shall capitalize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. An entity shall subsequently allocate that asset retirement cost to expense using a systematic and rational method over its useful life. SFAS No. 143 applies to legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, or development and/or the normal operation of a long-lived asset, with limited exceptions. SFAS No. 143 does not apply to obligations that arise solely from a plan to dispose of a long-lived asset, nor does it apply to obligations that result from the improper operation of an asset. SFAS No. 143 is effective for fiscal years beginning after December 15, 2002. The adoption of SFAS No. 143 on January 1, 2003 did not have a material effect on LGP’s consolidated financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”), which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (“EITF”) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) . SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost as defined in EITF Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. SFAS 146 is effective for exit and disposal activities initiated after December 31, 2002. The adoption of SFAS 146 for exit and disposal activities initiated during the nine months ended September 30, 2003 did not have a material effect on LGP’s financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others. FIN 45 elaborates on the disclosures to be made by the guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 during the nine months ended September 30, 2003 did not have a material effect on LGP’s consolidated financial position or results of operations.

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2002, the EITF reached a consensus on Issue 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”), providing further guidance on how to account for multiple element contracts. EITF 00-21 is effective for all arrangements entered into on or after January 1, 2004. Although LGP currently is evaluating the impact of this new guidance, it is not expected to have a material impact on its accounting treatment of multiple element contracts.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year beginning after June 15, 2003. LGP expects that the provisions of FIN 46 will not have a material impact on its consolidated financial statements upon adoption since LGP currently has no variable interest entities.

In April 2003, FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is effective for contracts and hedging relationships entered into or modified after June 30, 2003. LGP adopted the provisions of SFAS 149 effective June 30, 2003 and such adoption did not have a material impact on its consolidated financial statements.

In May 2003, FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both debt and equity and requires an issuer to classify the following instruments as liabilities in its balance sheet:

•	a financial instrument issued in the form of shares that is mandatorily redeemable and embodies an unconditional obligation that requires the issuer to redeem it by transferring its assets at a specified or determinable date or upon an event that is certain to occur;

•	a financial instrument, other than an outstanding share, that embodies an obligation to repurchase the issuer’s equity shares, or is indexed to such an obligation, and requires the issuer to settle the obligation by transferring assets; and

•	a financial instrument that embodies an unconditional obligation that the issuer must settle by issuing a variable number of its equity shares if the monetary value of the obligation is based solely or predominantly on (1) a fixed monetary amount, (2) variations in something other than the fair value of the issuer’s equity shares, or (3) variations inversely related to changes in the fair value of the issuer’s equity shares.

SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and is effective for all other financial instruments as of the first interim period beginning after June 15, 2003. SFAS 150 is to be implemented by reporting the cumulative effect of a change in accounting principle. LGP adopted the provisions of SFAS 150 during the nine months ended September 30, 2003 and such adoption did not have a material impact on its consolidated financial statements.

LGP ALLGON HOLDING AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 22.    Subsequent events

Effective March 31, 2003, LGP acquired Allgon AB (“Allgon”) in a tender offer. Allgon, which is based in Täby, Sweden, is a manufacturer of telecom base station antennas and repeaters. LGP issued a total of 19,378,000 shares to acquire Allgon which increased shareholders’ equity by a total of SEK 412.9.

In May 2003, LGP sold its Bertmann GmbH and Håmex Hårdmetallvertktyg AB subsidiaries to a member of the Board of Directors for cash consideration of 38.0 and recorded a 0.6 loss on the sale.

In October 2003, LGP changed its legal name from LGP Telecom Holding AB to LGP Allgon Holding AB.

On December 1, 2003, LGP announced that it agreed to combine its business with Powerwave Technologies, Inc. (“Powerwave”), a company based in Santa Ana, California that is a supplier of high performance radio frequency power amplifiers. The transaction will be effected through a tender offer whereby Powerwave will offer 1.1 newly issued Powerwave shares for each share of LGP Allgon Holding AB. LGP Allgon Holding AB shareholders will also be offered the opportunity, under a cash alternative, to elect for all or a specified number of their shares to be acquired by Powerwave for cash, subject to an aggregate maximum payment of USD 125 million for the cash alternative.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions of Swedish kronor (SEK)

		Nine Months Ended September 30,
		2002	2003
		(unaudited)
Net sales		965.9	1,421.2
Cost of goods sold		(790.1)	(1,139.3)

Gross profit		175.8	281.9
Selling expenses		(68.4)	(120.4)
Administrative expenses		(50.0)	(62.9)
Research and development expenses		(57.2)	(124.3)
Items affecting comparability		—	(122.2)
Other operating expenses		(1.5)	(4.4)

Operating loss		(1.3)	(152.3)
Financial items, net		(9.4)	(12.7)

Loss after financial items		(10.7)	(165.0)
Income taxes		(5.1)	14.9
Minority interest		—	(1.8)

Net loss		(15.8)	(151.9)

Net loss per share, SEK	Before dilution	(0.52)	(3.43)
	Fully diluted basis	(0.52)	(3.43)

Weighted-average number of shares outstanding, thousands	Before dilution	30,250	44,333

Weighted-average number of shares outstanding, thousands	Fully diluted basis	30,250	44,333

Number of shares outstanding at the end of period, thousands		30,250	49,628

The accompanying notes are an integral part of these condensed consolidated financial statements.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in millions of Swedish kronor (SEK)

	September 30,
	2002	2003
	(unaudited)
ASSETS

FIXED ASSETS

Intangible fixed assets
Development costs	7.1	33.5
Goodwill	340.2	342.6

Total intangible fixed assets	347.3	376.1

Tangible fixed assets
Buildings and land	247.3	436.1
Plant and machinery	265.6	225.8
Equipment, tools, fixtures and fittings	32.7	63.7
Construction in progress and advance payments for tangible fixed assets	34.7	11.3

Total tangible fixed assets	580.3	736.9

Financial assets
Investments in shares	0.7	—
Deferred tax assets	2.1	118.4
Long-term receivables	1.2	0.1

Total financial assets	4.0	118.5

Total fixed assets	931.6	1,231.5

CURRENT ASSETS
Inventories
Raw materials and consumables	100.5	196.4
Work in progress	46.5	22.6
Finished goods	59.3	86.3

Total inventories	206.3	305.3

Receivables and other current assets
Accounts receivable	279.7	490.7
Other receivables	29.4	82.9
Prepaid expenses and accrued income	9.9	20.1

Total receivables and other current assets	319.0	593.7

Cash and bank balances (includes 33.4 of restricted cash in 2003)	47.8	106.1

Total current assets	573.1	1,005.1

TOTAL ASSETS	1,504.7	2,236.6

The accompanying notes are an integral part of these condensed consolidated financial statements.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in millions of Swedish kronor (SEK)

	September 30,
	2002	2003
	(unaudited)
SHAREHOLDERS’ EQUITY AND LIABILITIES
SHAREHOLDERS’ EQUITY
Restricted equity
Share capital	30.2	49.6
Restricted reserves	848.4	1,228.7

Total restricted equity	878.6	1,278.3
Unrestricted equity
Unrestricted reserves	163.2	166.4
Net loss for the period	(15.8)	(151.9)

Total unrestricted equity	147.4	14.5

Total shareholders’ equity	1,026.0	1,292.8

Minority interest	—	4.5

Provisions
Deferred tax liabilities	13.6	39.5
Provisions	16.4	194.2

Total provisions	30.0	233.7
Long-term liabilities
Liabilities to credit institutions	108.3	230.7

Total long-term liabilities	108.3	230.7
Current liabilities
Liabilities to credit institutions	88.9	41.2
Accounts payable	141.9	256.8
Accrued liabilities	109.6	176.9

Total current liabilities	340.4	474.9

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	1,504.7	2,236.6

Pledged assets	956.3	1,140.8
Contingent liabilities	0.1	24.7

The accompanying notes are an integral part of these condensed consolidated financial statements.

LGP ALLGON HOLDING AB

(Formerly LGP Telecom Holding AB)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

Amounts in millions of Swedish kronor (SEK)

	Nine Months Ended September 30,
	2002	2003
	(unaudited)
Operating activities
Operating loss	(1.3)	(152.3)
Adjustments for items not included in cash flow:
Depreciation and amortization	80.2	113.5
Change in inventory reserves	36.7	(16.8)
Change in provisions	4.9	20.6
Gain on sale of fixed assets	(0.1)	—
Writedown of fixed assets	—	83.9
Unrealized exchange rate gains (losses)	4.5	(7.4)
Interest income	1.7	23.9
Interest expense	(11.3)	(34.1)
Current taxes	0.4	(13.7)
Other items not included in cash flow	(6.4)	0.6

Cash flow from operating activities before changes in working capital	109.3	18.2

Changes in working capital
Inventories	(14.9)	122.0
Receivables	(103.9)	(0.2)
Noninterest-bearing liabilities	98.9	(23.2)

Changes in working capital	(19.9)	98.6

Cash flow from operating activities	89.4	116.8

Investing activities
Purchase of intangible fixed assets	(7.1)	(11.9)
Purchase of tangible fixed assets	(13.9)	(27.1)
Sale of tangible fixed assets	0.2	—
Sale of subsidiaries	—	35.8
Acquisition costs	—	(8.2)

Cash flow from investing activities	(20.8)	(11.4)

Cash flow after operating and investing activities	68.6	105.4

Financing activities
Repayments of liabilities to credit institutions	(72.5)	(111.3)

Cash flow from financing activities	(72.5)	(111.3)

Cash flow for the period	(3.9)	(5.9)

Liquid funds at beginning of the period	54.1	45.8
Translation difference in liquid funds	(2.4)	(4.9)
Acquired liquid funds	—	71.1

Change in liquid funds	(3.9)	(5.9)

Liquid funds at the end of the period	47.8	106.1

The accompanying notes are an integral part of these condensed consolidated financial statements.

LGP ALLGON HOLDING AB

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

All amounts are in millions of Swedish kronor (SEK) unless otherwise specifically noted.

Note 1.    Accounting principles

The interim condensed consolidated financial statements of LGP Allgon Holding AB (“LGP” or the “Group”), formerly LGP Telecom Holding AB, have with the exception of the new recommendations discussed below, been prepared on the same basis as the audited consolidated financial statements for the year ended December 31, 2002 and on the recommendations from the Swedish Financial Accounting Standards Council that became effective on January 1, 2003. Such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information.

Effective January 1, 2003, LGP adopted the following new recommendations issued by the Swedish Financial Accounting Standards Council:

•	RR 22 Presentation of financial statements

•	RR 25 Segment reporting

•	RR 26 Events after the balance sheet date

•	RR 27 Financial instruments: disclosure and presentation

•	RR 28 Accounting for government grants

The adoption of these new recommendations did not have material effect on the financial position or results of operations of LGP as of and for the nine months ended September 30, 2003.

Note 2.    Net sales

Net sales by business area and geographic market for the nine months ended September 30, 2002 and 2003 were as follows.

Net sales by business area:

	2002	2003
Telecom	691.4	1,177.5
Contract manufacturing	274.5	243.7

Total	965.9	1,421.2

Net sales by geographic market:
	2002	2003
Europe (1)	755.8	981.3
North and South America	125.0	286.6
Asia	72.2	146.0
Other	12.9	7.3

Total	965.9	1,421.2

(1)	Includes OEM sales to Ericsson, Nokia, Siemens and Motorola where the final destination can be outside of Europe.

LGP ALLGON HOLDING AB

NOTES TO THE UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3.    Acquisition of Allgon AB

Effective March 31, 2003, LGP acquired Allgon AB (“Allgon”) in a tender offer. Allgon, which is based in Täby, Sweden, is a manufacturer of telecom base station antennas and repeaters. LGP issued a total of 19,378,000 shares to acquire Allgon which increased shareholders’ equity by a total of 412.9. The excess of the purchase price over the estimated fair value of the net assets acquired was 22.5 which was allocated to goodwill in the preliminary purchase price allocation.

Note 4.    Items affecting comparability

Items affecting comparability for the nine months ended September 30, 2003 were as follows:

Restructuring costs	(39.8)
Write-down of tangible fixed assets	(82.0)
Other	(0.4)

Total	(122.2)

The 82.0 write-down of tangible fixed assets represents (1) a 48.0 write-down of real estate that, prior to the acquisition of Allgon in March 2003, had been designated as the future corporate headquarters of LGP, and (2) a 34.0 write-down of fixed assets in the Bertmann GmbH subsidiary prior to its subsequent sale in May 2003. See Note 5.

Note 5.    Transactions with related parties

In May 2003, LGP sold its Bertmann GmbH and Håmex Hårdmetallverktyg AB subsidiaries to a member of the Board of Directors for cash consideration of 38.0 and recorded a 0.6 loss on the sale.

LGP ALLGON HOLDING AB

NOTES TO THE UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6.    Accounting Principles Generally Accepted in the United States of America

LGP’s consolidated financial statements for the nine months ended September 30, 2002 and 2003 have been prepared in accordance with accounting principles generally accepted in Sweden (“Swedish GAAP”). Swedish GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). A reconciliation of differences as they relate to LGP between Swedish GAAP and US GAAP relating to net loss and shareholders’ equity follows:

	Nine Months Ended September 30,
	2002	2003
Reported net loss in accordance with Swedish GAAP	(15.8)	(151.9)
Development costs(a)	(7.1)	4.3
Pension refund receivable(b)	0.3	0.6
Derivative instruments and hedging activities(c)	1.0	5.3
Capitalized interest costs(d)	(0.1)	(0.1)
Goodwill and purchased intangible assets(e)	(9.8)	(82.7)
Deferred taxes(f)	1.7	(2.8)

Net loss in accordance with US GAAP	(29.8)	(227.3)

Basic and diluted net loss per share (SEK)	(0.99)	(5.13)

Basic and diluted weighted-average shares outstanding (in thousands)	30,250	44,333

Reported shareholders’ equity in accordance with Swedish GAAP	1,026.0	1,292.8
Development costs(a)	(7.1)	(2.9)
Pension refund receivable(b)	—	0.6
Derivative instruments and hedging activities(c)	0.3	4.9
Capitalized interest costs(d)	1.5	1.4
Goodwill and purchased intangible assets(e)	24.7	142.8
Deferred taxes(f)	1.5	(1.1)

Shareholders’ equity in accordance with US GAAP	1,046.9	1,438.5

(a)	Development costs

In 2002, LGP adopted a new Swedish accounting standard RR 15 Intangible Assets. In accordance with the new standard, expenditures for the development of new and existing products should be capitalized if such expenditures with a high degree of certainty will result in future financial benefits for the company. Any such development costs should be amortized over the useful lives of the assets. Under US GAAP, all expenditures for the development of new and existing products should be expensed as incurred.

(b)	Pension refund receivable

Swedish companies participate in a collectively bargained pension plan for all Swedish white-collar employees (a multiemployer pension plan). Required contributions to the plan are charged to earnings as they become due and payable for both Swedish GAAP and US GAAP. In 1998, the plan administrator, a Swedish insurance company named SPP (now named Alecta), announced a significant surplus in the plan and that the surplus would be refunded to plan participants. In 2000, refund terms were announced, which included an initial cash payment based on a formula with the remainder refunded either in cash, applied as a reduction against future premiums or made available to be sold to another company. Until the surplus is refunded to the participating companies, it remains the legal property of the pension plan. In 2000, under

LGP ALLGON HOLDING AB

NOTES TO THE UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Swedish GAAP, the remaining refundable amount not initially received in cash was recorded as income and a receivable at its net present value. For US GAAP, such remaining refundable amount is recognized when realized in the form of either cash received, in the form of a reduction in current required pension contributions, or when sold to another company.

Under Swedish GAAP, the remaining refundable amount was recognized as an asset as part of the net assets of Allgon AB which were acquired effective March 31, 2003. Such accounting treatment differs from the accounting treatment under US GAAP, where any refunds under a defined contribution plan are recognized as income in the period when the refund can actually be utilized. Thus, under US GAAP, no asset for this refund was recognized in connection with the acquisition of Allgon AB.

(c)	Derivative instruments and hedging activities

LGP applies hedge accounting in accordance with Swedish GAAP. Effective January 1, 2001, LGP adopted Statement of Financial Accounting Standards (“SFAS”) No. 133 Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) for US GAAP purposes. Under SFAS 133, LGP may qualify for hedge accounting if it meets certain rigorous documentation criteria. LGP has elected not to apply such hedge accounting and therefore all outstanding derivatives are recognized at fair value in the US GAAP balance sheets and all changes in fair value are recognized in earnings.

(d)	Capitalized interest costs

In accordance with Swedish GAAP, LGP has not capitalized interest expense incurred in connection with the financing of the construction of tangible fixed assets. Under US GAAP, interest costs should be capitalized during the construction period as part of the cost of the qualifying asset. The capitalized interest should be amortized over the estimated useful life of the asset as part of the depreciation charge.

(e)	Goodwill and purchased intangible assets

New Accounting Pronouncement for 2002

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142 Goodwill and Other Intangible Assets (“SFAS 142”). SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. In addition, this statement requires that goodwill be tested for impairment at least annually at the reporting unit level. The adoption of this statement for US GAAP purposes on January 1, 2002, did not result in an impairment of goodwill and resulted in LGP discontinuing the amortization of goodwill for US GAAP purposes.

Acquisition of MG Instrument AB and Bertmann GmbH

In December 1997, the Company merged with MG Instrument AB and Bertmann GmbH (“Bertmann”). Under Swedish GAAP, the merger was accounted for as a pooling of interests. Under US GAAP, the merger was accounted for as an acquisition using the purchase accounting method. Under purchase accounting, the purchase price is determined based on the fair value of the underlying shares for a reasonable period before and after the terms of the transaction are agreed to and publicly announced. The difference between the purchase price and the fair value of the assets acquired and the liabilities assumed was recorded as goodwill and was being amortized using a five-year useful life through December 31, 2001. Upon the adoption of SFAS 142 on January 1, 2002, the goodwill is no longer amortized and is required to be tested annually for impairment.

LGP ALLGON HOLDING AB

NOTES TO THE UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As discussed in Note 5, in May 2003, LGP sold its Bertmann subsidiary. The loss on the sale of Bertmann was higher for US GAAP than for Swedish GAAP because the net assets of Bertmann for US GAAP were greater than the net assets for Swedish GAAP.

Acquisition of LGP Telecom AB

In January 2000, the Group acquired LGP Telecom AB in an acquisition accounted for using the purchase method. In accordance with Swedish GAAP, acquired in-process research and development is not separately identified but rather is included within goodwill. Under US GAAP, a portion of the purchase price would be allocated to certain intangibles, including in-process research and development, acquired as part of the acquisition.

Under US GAAP, the excess of the purchase over the net assets acquired exceeded such amount determined for Swedish GAAP primarily due to a difference in the way the consideration is determined. In accordance with RR1:96 of Swedish GAAP, when a company makes an acquisition by issuing its own shares, the consideration is determined based on the average market price of the shares during the ten days immediately prior to the announcement date. In accordance with US GAAP, such consideration is determined based on the fair value of the underlying shares for a reasonable period before and after the terms of the transaction are agreed to and publicly announced. This difference resulted in consideration for US GAAP exceeding consideration for Swedish GAAP by 83.5.

The adjustments for US GAAP reflect (1) the difference in the way consideration is determined; (2) the allocation of a portion of the purchase price to acquired in-process research and development as well as other identifiable assets; (3) the immediate write-off of acquired in-process research and development; (4) the amortization of other identifiable intangible assets with useful lives ranging from three to ten years; and (5) the discontinuation of goodwill amortization for US GAAP purposes subsequent to 2001.

Acquisition of Allgon AB

Effective March 31, 2003, the Group acquired Allgon AB (“Allgon”) in an acquisition accounted for using the purchase method. In accordance with Swedish GAAP, acquired in-process research and development is not separately identified but rather is included within goodwill. Under US GAAP, a portion of the purchase price would be allocated to certain intangibles, including in-process research and development, acquired as part of the acquisition.

Under US GAAP, the excess of the purchase over the net assets acquired exceeded such amount determined for Swedish GAAP primarily due to a difference in the way the consideration is determined. In accordance with RR1:00 of Swedish GAAP, which LGP adopted in 2002, when a company makes an acquisition by issuing its own shares, the consideration is determined based on the fair value of the issued shares at the time the transaction is consummated. In accordance with US GAAP, such consideration is determined based on the fair value of the underlying shares for a reasonable period before and after the terms of the transaction are agreed to and publicly announced. This difference resulted in consideration for US GAAP exceeding consideration for Swedish GAAP by 204.1.

The adjustments for US GAAP reflect (1) the difference in the way consideration is determined; (2) the allocation of a portion of the purchase price to acquired in-process research and development as well as other identifiable intangible assets; (3) the immediate write-off of acquired in-process research and development; (4) the amortization of other identifiable intangible assets with useful lives ranging from three to ten years; and (5) the discontinuation of goodwill amortization for US GAAP purposes subsequent to 2001.

LGP ALLGON HOLDING AB

NOTES TO THE UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(f)	Deferred taxes

The difference between Swedish GAAP and US GAAP with regards to deferred taxes relates to the adjustments identified above, with the exception of the adjustments to goodwill and purchased intangible assets which are not tax deductible.

Supplemental US GAAP disclosures:

Comprehensive Income (Loss)

Swedish GAAP does not require the presentation of comprehensive income (loss) in addition to net income (loss). Comprehensive income (loss) required to be presented under US GAAP is as follows:

	Nine Months Ended September 30,
	2002	2003
Net loss in accordance with US GAAP	(29.8)	(227.3)
Other comprehensive loss, net of tax—currency translation adjustments	(7.8)	(15.3)

Comprehensive loss in accordance with US GAAP	(37.6)	(242.6)

Stock-based Compensation

For US GAAP purposes, LGP accounts for stock-based compensation awards using the intrinsic value method prescribed under APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, compensation cost for US GAAP purposes is only recorded to the extent that the quoted market price at the grant date exceeds the amount the employee must pay to acquire the stock. For Swedish GAAP purposes, LGP applies a similar accounting principle. Consequently, there is no difference between Swedish GAAP and US GAAP with respect to the accounting for stock-based compensation. No compensation expense has been reflected in the consolidated statements of operations because the exercise price of the options granted in the 2000 and 2001 option programs exceeded the quoted market value of the underlying stock at the grant dates.

New US Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143, Accounting for the Asset Retirement Obligations (“SFAS 143”). Under SFAS No. 143, an entity shall recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate of fair value cannot be made in the period the asset retirement obligation is incurred, the liability shall be recognized when a reasonable estimate of fair value can be made. Upon initial recognition of a liability for an asset retirement obligation, an entity shall capitalize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount as the liability. An entity shall subsequently allocate that asset retirement cost to expense using a systematic and rational method over its useful life. SFAS No. 143 applies to legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, or development and/or the normal operation of a long-lived asset, with limited exceptions. SFAS No. 143 does not apply to obligations that arise solely from a plan to dispose of a long-lived asset, nor does it apply to obligations that result from the improper operation of an asset. SFAS No. 143 is effective for fiscal years beginning after December 15, 2002. The adoption of SFAS No. 143 on January 1, 2003 did not have a material effect on LGP’s consolidated financial position or results of operations.

LGP ALLGON HOLDING AB

NOTES TO THE UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”), which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (“EITF”) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost as defined in EITF Issue 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. SFAS 146 is effective for exit and disposal activities initiated after December 31, 2002. The adoption of SFAS 146 for exit and disposal activities initiated during the nine months ended September 30, 2003 did not have a material effect on LGP’s financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others. FIN 45 elaborates on the disclosures to be made by the guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 during the nine months ended September 30, 2003 did not have a material effect on LGP’s consolidated financial position or results of operations.

In November 2002, the EITF reached a consensus on Issue 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”), providing further guidance on how to account for multiple element contracts. EITF 00-21 is effective for all arrangements entered into on or after January 1, 2004. Although LGP currently is evaluating the impact of this new guidance, it is not expected to have a material impact on its accounting treatment of multiple element contracts.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year beginning after June 15, 2003. LGP expects that the provisions of FIN 46 will not have a material impact on its consolidated financial statements upon adoption since LGP currently has no variable interest entities.

In April 2003, FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is effective for contracts and hedging relationships entered into or modified after June 30, 2003. LGP adopted the provisions of SFAS 149 effective June 30, 2003 and such adoption did not have a material impact on its consolidated financial statements.

LGP ALLGON HOLDING AB

NOTES TO THE UNAUDITED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In May 2003, FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both debt and equity and requires an issuer to classify the following instruments as liabilities in its balance sheet:

•	a financial instrument issued in the form of shares that is mandatorily redeemable and embodies an unconditional obligation that requires the issuer to redeem it by transferring its assets at a specified or determinable date or upon an event that is certain to occur;

•	a financial instrument, other than an outstanding share, that embodies an obligation to repurchase the issuer’s equity shares, or is indexed to such an obligation, and requires the issuer to settle the obligation by transferring assets; and

•	a financial instrument that embodies an unconditional obligation that the issuer must settle by issuing a variable number of its equity shares if the monetary value of the obligation is based solely or predominantly on (1) a fixed monetary amount, (2) variations in something other than the fair value of the issuer’s equity shares, or (3) variations inversely related to changes in the fair value of the issuer’s equity shares.

SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and is effective for all other financial instruments as of the first interim period beginning after June 15, 2003. SFAS 150 is to be implemented by reporting the cumulative effect of a change in accounting principle. LGP adopted the provisions of SFAS 150 during the nine months ended September 30, 2003 and such adoption did not have a material impact on its consolidated financial statements.

Note 7.    Subsequent events

In October 2003, LGP changed its legal name from LGP Telecom Holding AB to LGP Allgon Holding AB.

On December 1, 2003, LGP announced that it agreed to combine its business with Powerwave Technologies, Inc. (“Powerwave”), a company based in Santa Ana, California that is a supplier of high performance radio frequency power amplifiers. The transaction will be effected through a tender offer whereby Powerwave will offer 1.1 newly issued Powerwave shares for each share of LGP Allgon Holding AB. LGP Allgon Holding AB shareholders will also be offered the opportunity, under a cash alternative, to elect for all or a specified number of their shares to be acquired by Powerwave for cash, subject to an aggregate maximum payment of USD 125 million for the cash alternative.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of Allgon AB

In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of income and statement of cash flow present fairly, in all material respects, the financial position of Allgon AB  (publ) and its subsidiaries at December 31, 2002 and the results of their operations and their cash flows for the year ended December 31, 2002, in conformity with accounting principles generally accepted in Sweden. These financial statements are the responsibility of Allgon AB’s management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in Sweden and the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Accounting principles generally accepted in Sweden vary in certain important respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated net loss, expressed in Swedish Kronor, for 2002 and the determination of consolidated shareholders’ equity, expressed in Swedish Kronor, at December 31, 2002, to the extent summarized in Note 24 to the consolidated financial statements. As discussed in the Accounting and Valuation Principles note to the financial statements, with effect from January 1, 2002, Allgon AB prospectively adopted RR 15, Intangible Assets.

Bertil Johanson	Lennart Danielsson

Authorized Public Accountant	Authorized Public Accountant

PricewaterhouseCoopers AB	PricewaterhouseCoopers AB

Stockholm, Sweden

April 10, 2003

ALLGON AB

CONSOLIDATED STATEMENT OF INCOME

Amounts in millions of Swedish kronor (MSEK), unless otherwise noted.

	Note	Year Ended December 31, 2002
Net sales	2	1,411.0
Cost of goods sold		-1,110.5

GROSS INCOME		300.5

Selling expenses		-187.6
Administrative expenses		-104.0
Research and development expenses		-220.5
Other operating income	7	16.6
Other operating expenses	7	-9.4
Items affecting comparability	8	112.6

OPERATING INCOME	2,4,5,6,9	-91.8

RESULT FROM FINANCIAL INVESTMENTS
Interest income and similar profit/loss items	10	41.1
Interest expense and similar profit/loss items	11	-65.4

TOTAL INCOME FROM FINANCIAL INVESTMENTS		-24.3
INCOME AFTER FINANCIAL ITEMS		-116.1
Tax on income for the year	12	17.8
Minority share in income for the year		-2.0

NET LOSS FOR THE YEAR		-100.3

NET LOSS PER SHARE (SEK)	Basic and diluted	-3.43

The accompanying notes are an integral part of these consolidated financial statements.

ALLGON AB

CONSOLIDATED BALANCE SHEET

Amounts in millions of Swedish kronor (MSEK)

	Note	December 31, 2002
ASSETS
FIXED ASSETS
INTANGIBLE FIXED ASSETS	14
Goodwill		2.1
Capitalized expenditure for research and development		30.0
Other intangible fixed assets		0.0

TOTAL		32.1

TANGIBLE FIXED ASSETS	15
Land and buildings		225.8
Plant and machinery		51.1
Equipment tools, fixtures and fittings		62.1

TOTAL		339.0

FINANCIAL ASSETS
Deferred income taxes recoverable	13	86.2
Other long-term receivables		—

TOTAL		86.2

TOTAL FIXED ASSETS		457.3

CURRENT ASSETS
INVENTORIES
Raw materials and consumables		159.4
Work-in-progress		8.3
Finished products		63.7

TOTAL		231.4

CURRENT RECEIVABLES
Accounts receivable—trade		219.4
Income taxes recoverable		15.2
Other receivables		42.2
Prepaid expenses and accrued income		8.7

TOTAL		285.5

CASH AND BANK BALANCES	23	112.0

TOTAL CURRENT ASSETS		628.9

TOTAL ASSETS		1,086.2

The accompanying notes are an integral part of these consolidated financial statements.

ALLGON AB

CONSOLIDATED BALANCE SHEET

Amounts in millions of Swedish kronor (MSEK)

	Note	December 31, 2002
SHAREHOLDERS’ EQUITY AND LIABILITIES
EQUITY	16
RESTRICTED EQUITY
Share capital		58.5
Restricted reserves		123.7

TOTAL		182.2

NON-RESTRICTED EQUITY
Non-restricted reserves		371.4
Net income for the year		-100.3

TOTAL		271.1

TOTAL EQUITY		453.3

MINORITY INTERESTS		3.4

PROVISIONS
Provisions, pensions	4	—
Provisions, taxes	13	59.3
Other provisions	17	174.6

TOTAL		233.9

LONG-TERM LIABILITIES
Other long-term liabilities	18	154.2

TOTAL		154.2

CURRENT LIABILITIES
Advance payments from customers		1.9
Accounts payable - trade		149.0
Income tax liabilities		0.4
Other liabilities		28.2
Accrued expenses and deferred income	19	61.9

TOTAL		241.4

TOTAL EQUITY AND LIABILITIES		1,086.2

PLEDGED ASSETS		—
CONTINGENT LIABILITIES	20	20.9

The accompanying notes are an integral part of these consolidated financial statements.

ALLGON AB

CONSOLIDATED STATEMENT OF CASH FLOW

Amounts in millions of Swedish kronor (MSEK)

	Note	Year Ended December 31, 2002
OPERATING ACTIVITIES
Operating loss before financial items		-91.8
Adjustments for non-cash items:
Depreciation/amortization		93.1
Write-down of inventories		10.5
Capital gain/loss on sold subsidiaries/lines of business		-112.6
Other non-cash allocations and items		48.6

TOTAL		-52.2
Interest received		5.2
Interest paid		-20.1
Income tax paid		-10.3

CASH FLOW FROM OPERATING ACTIVITIES
BEFORE CHANGES IN WORKING CAPITAL		-77.4
Increase (-)/decrease (+) in inventories		40.8
Increase (-)/decrease (+) in accounts receivable		92.3
Increase (-)/decrease (+) in other current receivables		45.3
Increase (+)/decrease (-) in accounts payable—trade		-47.0
Increase (+)/decrease (-) in other current liabilities		-76.1

CASH FLOW FROM OPERATING ACTIVITIES		-22.1
INVESTMENT ACTIVITIES
Investments in intangible fixed assets	14	-44.9
Investments in tangible fixed assets	15	-22.0
Tangible fixed assets sold		—
Capital contribution/acquisition		—
Sales of subsidiaries/lines of business	22	155.1

CASH FLOW FROM INVESTMENT ACTIVITIES		88.2
FINANCING ACTIVITIES
Increase (+)/decrease (-) in financial liabilities		-115.1
Paid dividend, minority		-2.0

CASH FLOW FROM FINANCIAL ACTIVITIES		-117.1
CASH FLOW FOR THE YEAR		-51.0
Liquid funds at beginning of the year	23	109.0
Exchange differences in liquid funds		-0.5

LIQUID FUNDS AT YEAR-END	23	57.5

The accompanying notes are an integral part of these consolidated financial statements.

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

All amounts are in millions of Swedish kronor (MSEK) unless otherwise noted.

Note 1.    Accounting principles

The Annual Report has been prepared in accordance with the Swedish Annual Accounts Act. Allgon follows the accounting and evaluation principles of the Swedish Accounting Standards Board and the Swedish Accounting Standards Council. From January 1, 2002, Allgon applies the Swedish Financial Accounting Standards Council’s new recommendation RR15, Intangible Assets, and RR19, Discontinuing Operations. The adoption of these new recommendations has been adopted prospectively and did not result in significant changes to the condensed consolidated financial statements.

Consolidated accounts

The Consolidated Accounts include subsidiaries in which the Parent Company directly or indirectly owns more than 50 percent of the voting rights. The Consolidated Accounts have been prepared in accordance with the Swedish Financial Accounting Standard Council’s recommendation regarding consolidated accounts which means that the equity of the subsidiaries on the date of acquisition, stated as the difference between the actual values of the assets and liabilities, are eliminated in full. As a result, the consolidated equity includes only that portion of the subsidiaries’ equity which has been added after the acquisition.

When the acquisition value of the shares on consolidation exceeds the value of the Company’s net assets stated in the acquisition analysis, the difference is reported as goodwill on consolidation.

Companies acquired during the year are included in the Consolidated Accounts in amounts referring to the period after acquisition. Results of companies sold during the year have been included in the Consolidated Statement of Income for the period until the date of divestment.

Allgon applies the current method for translation of accounts of foreign subsidiaries. This means that assets and liabilities of the foreign subsidiaries are translated at closing day rate. All items in the Statement of Income are translated at the year’s average rate. Translation differences are posted direct to consolidated equity.

The tax effect on different valuation of assets and liabilities at Group and company level is reported as deferred income taxes recoverable and deferred tax liability, respectively.

Intra-Group profit is eliminated in full without taking minority interest into consideration.

In the Consolidated Statement of Income, minority interest is reported in net income for the year. Minority interest in equity of subsidiaries is reported in a separate item in the Consolidated Balance Sheet.

Receivables

Receivables are reported at the amounts at which they are expected to be paid following individual evaluation.

Receivables and liabilities in foreign currency

Receivables and liabilities in foreign currency have been valued at closing day rate.

When currency is hedged via forward contracts, the current rate on the day on which the currency is hedged is used on valuation of the underlying receivable or liability. The difference compared with the forward rate on the date the contract was entered into is accrued over the term of the contract and is reported among financial income and expenses.

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Exchange gains and exchange losses

Realized exchange rate differences including forward cover attributable to sales revenues and operating expenses are reported among other operating income and operating expenses. Exchange rate differences, which have arisen on revaluation of loans and receivables in foreign currency and other financial allocations, are reported as financial income or expense.

Revenue

Sale of goods is reported on delivery of the goods to the customer, in accordance with the terms of sale. Sales are reported net of VAT.

Estimated production warranty costs are charged to operating expenses when the product is sold.

Reporting of income taxes

Reported income taxes consist of tax to be paid or received in the current year, adjustments relating to current tax for the previous year and changes in deferred tax. All tax liabilities/assets are valued at nominal amounts and valuation is performed in accordance with the fiscal regulations and tax rates that have been adopted or advised and are certain to be confirmed.

For items reported in the statement of income, any related tax effects are also reported in the statement of income. Tax effects of items that are reported directly as equity are also reported as equity. Deferred tax is calculated in accordance with the balance sheet method for all temporary differences that arise between reported and written down values of assets and liabilities. The temporary differences have arisen mainly from tax deficits and untaxed reserves. Deferred income taxes recoverable relating to deficit allowances or other future tax allowances are reported to the extent that it is likely that the allowance can be deducted from a surplus in future tax assessments.

Inventories

The company utilizes the FIFO method for recording inventories. Inventories are valued at the lower of cost and actual value or replacement value on closing date.

Leasing

The Group applies the Swedish Accounting Standards Council’s recommendation RR6 concerning financial leasing.

Fixed assets

Tangible and intangible fixed assets are systematically depreciated over their anticipated economic life. The following depreciation periods apply:

Capitalized development expenditure	1.5-3 yrs	33-67%
Goodwill	5 yrs	20%
Offices/industrial buildings	50 yrs	2%
Land improvement	20 yrs	5%
Plant and machinery	2–10 yrs	10–50%
Equipment tools, fixtures and fittings	3–5 yrs	20–33%

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Research and development expenses

From January 1 2002, Allgon applies the Swedish Financial Accounting Standards Council’s new recommendation RR15, Intangible Assets. Costs for research are expensed immediately. Costs for developing new products are reported as intangible assets if such expenses, with great certainty, are expected to generate future economic benefits for the company. Other product development costs are expensed as and when they arise. Development costs which have been previously expensed cannot be capitalized in subsequent periods. Development costs that have been capitalized are amortized according to the straight-line method during the estimated period during which it is expected that the company will receive economic benefits beginning at the time at which commercial production is begun. Amortization is included in the income statement item “Research and development expenses”.

Cash flow analysis

The cash flow statement is prepared in accordance with the indirect method. The reported cash flow comprises only transactions which involve deposits or payments. For purposes of the cash flow statement, liquid funds represent cash and bank holdings, as well as short-term financial investments which are subject to only insignificant risks for fluctuations in value, are traded on the open market at known amounts, and have a remaining maturity of less than three months from the date of acquisition.

Exchange rates

The following exchange rates (in SEK) have been applied on translation of the statements of income and balance sheets of foreign subsidiaries to Swedish kronor.

Statements of income (average rate during the year)	2002
USD	9.72
GBP	14.58
EUR	9.16
HKD	1.25
BRL	3.48
JPY	0.08
CNY	1.17
AUD	5.28
CLP	0.01
ARS	4.62

Balance sheets (closing day rate)	2002
USD	8.83
GBP	14.15
EUR	9.19
HKD	1.13
BRL	2.50
JPY	0.07
CNY	1.07
AUD	4.98
CLP	0.01
ARS	2.56

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 2.    Net sales and operating income

Net sales specified according to geographical market:

	2002	Share
Europe	530.3	37%
North and South America	620.7	44%
Asia	251.5	18%
Rest of world	8.5	1%

Total(1)	1,411.0	100%

Net sales specified according to line of business were as follows:

	2002	Share
Systems	1,063.3	75%
Mobile Communications(2)	267.0	19%
Microwave	80.7	6%

TOTAL	1,411.0	100%

Operating income specified according to line of business was as follows:

2002
Systems	-100.1
Mobile Communications(2)	-4.5
Microwave	-65.8

TOTAL	-170.4
Group-wide items(3)	83.4
Goodwill amortization	-4.8

Operating income(4)	-91.8

1)	Includes sales to OEM customer where the final destination is unknown.
2)	Mobile Communications was included up to and including October 2002.
3)	Includes capital gains in conjunction with the sale of the business area Mobile Communications in the amount of MSEK 113.
4)	Income has been positively affected by the net amount of MSEK 42 on the basis of capitalizing expenses for developing new products.

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3.    Discontinued operations

On November 7, 2002, Allgon announced that it had sold two subsidiaries, Allgon Mobile Communications AB and Allgon Telecom Beijing Co. Ltd. Sales, income, the cash flow and net assets from these subsidiaries are included in the consolidation up to and including October 31, 2002 and are reported as discontinued operations below.

	Remaining operations	Discontinued operations	Total
Net sales	1,144.1	266.9	1,411.0
Operating expenses	-1,214.9	-287.9	-1,502.8

Operating income	-70.8	-21.0	-91.8
Income from financial investments	-23.1	-1.2	-24.3

Income before tax	-93.9	-22.2	-116.1
Tax	14.2	3.6	17.8
Minority shares in net income for the year	-2.0		-2.0

Net income for the year	-81.7	-18.6	-100.3

Cash flow from:
Operating activities	-39.2	17.2	-22.0
Investing activities	89.4	-1.3	88.1
Financing activities	-116.2	-0.9	-117.1

Total cash flow	-66.0	15.0	-51.0
Fixed assets	433.8	23.5	457.3
Current assets	534.7	94.2	628.9

Total assets	968.5	117.7	1,086.2
Total liabilities	523.4	109.5	632.9

Net assets	445.1	8.2	453.3

Calculation of capital gain in conjunction with the sale of these subsidiaries was as follows:

Sales proceeds	211.7
Net assets sold	-31.2
Provisions	-67.9

Income arising from sales	112.6
Tax on this amount	-41.4

Profit from sale, after tax	71.2

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4.    Wages, salaries, other compensation and social benefits

	2002 Wages, salaries and other compensation	Social benefits (of which pension costs)
Parent	-14.6	-9.1
		(-2.5)
Subsidiaries	-287.5	-115.1
		(-34.7)

Total	-302.1	-124.2
		(-37.2)

Wages, salaries and other compensation by country and specified according to Board of Directors, Presidents and other employees was as follows:

	Board of Directors and Presidents	Of which bonus	Other employees
Parent	-3.4	-0.1	-11.2
Subsidiaries in Sweden	-5.1	-0.3	-211.5
Subsidiaries in USA	-2.7	-0.4	-33.0
Other Subsidiaries	-3.2	—	-32.0

Total	-14.4	-0.8	-287.7

Terms and remuneration, etc for senior managers:

Jeff Bork, the President of the Parent Company and Chief Executive Officer, received during the year 2.2 in salary and other remuneration, and 0.1 in share-related bonuses. Of the Parent Company’s pension costs,–0.6 refers to the President. The equivalent amount for the Group is–2.1.

The chairman of the Board received 0.2 in board fees. The other members of the Board, elected by the general meeting of shareholders received 0.1 each in board fees.

There is an agreement regarding severance pay with the CEO in the maximum amount of one year’s annual salary, in addition to a notice period of one year, when employment is terminated by the company. There are similar agreements regarding severance pay, as described above, for two additional members of the management group. For all employees, there is the usual pension commitments within the framework of the national pension insurance plan.

Note 5.    Depreciation according to plan of tangible and intangible fixed assets by function

Cost of goods sold	-41.1
Selling expenses	-4.5
Administration expenses	-28.4
Research and development expenses	-19.1

Total	-93.1

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6.    Audit fees

Audit
PricewaterhouseCoopers AB	-1.5
Other assignments
PricewaterhouseCoopers AB	-0.5

Total	-2.0

Note 7.    Other operating income and other operating expenses

Operating income includes primarily exchange rate difference regarding operating receivables, operating liabilities and forward rate differences on forward agreements as follows:

Exchange gains	15.3
Exchange losses	-9.4
Other operating income and expenses	1.3

Total	7.2

Note 8.    Items affecting comparability

Capital gain on sale of subsidiaries	112.6

Total	112.6

Note 9.    Leasing Arrangements

During the year, leasing expenses related to rental agreements and other operational leasing agreements amounted to 37.2. The nominal value of agreed future leasing payments for agreements where the remaining lease period is greater than one year and where provisions have not been made for commitments, are specified as follows:

Falling due for payment in 2003	-22.6
Falling due for payment in 2004-2007	-62.6
Falling due for payment in 2008 or later	-25.3

Note 10.    Interest income and similar profit/loss items

Interest income	5.2
Exchange gains	35.1
Other financial income	0.8

Total	41.1

Note 11.    Interest expense and similar profit/loss items

Interest expenses	-20.2
Exchange losses	-44.0
Other financial expenses	-1.2

Total	-65.4

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 12.    Tax on income for the year

Current tax for the year	-5.8
Current tax attributable to previous years	-19.6
Deferred tax (specified in Note 13)	43.2

Total	17.8

Note 13.    Provisions, taxes

Deferred tax expenses/income for the year:

Tax expense regarding temporary differences	-1.8
Tax income regarding temporary differences	35.8
Income taxes recoverable regarding unutilized loss carry forward	9.2

Total	43.2

Difference between Group’s tax and taxes based on current tax rates:

Net income before tax	-116.1
Tax according to current tax rate of 28%	32.5
Tax effect on non-deductible expenses/income	-1.5
Adjustments for taxes from previous years	-19.6
Non-deductible goodwill	-2.3
Loss carry-forward for future set off	4.6
Effects of foreign tax rates	-1.2
Other	5.5

Total	18.0

Tax rate

The current tax rate is the tax rate for income tax in the group.

The tax rate is 28%.

Temporary differences

Temporary differences exist in those cases when the reported and tax values of the assets or liabilities vary. Temporary differences regarding the following items have resulted in deferred income tax liabilities and deferred income taxes recoverable.

Untaxed reserves	-5.6
Provisions	42.7
Loss carry-forward	37.6
Other	5.9

Total deferred income taxes recoverable	86.2
Net deferred taxes	80.6
Other tax provisions	-53.7

Total	26.9

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 14.    Intangible fixed assets

Goodwill:
Beginning acquisition value	26.2
Sales	—

Ending accumulated acquisition value	26.2
Beginning amortization	-19.3
Amortization for the year	-4.8
Sales	—

Ending accumulated amortization	-24.1

Ending residual value	2.1

Capitalized expenditures for research and development costs:

Beginning acquisition value	—
Capitalized expenditure for the year	44.9
Sold subsidiaries	-12.7

Closing accumulated acquisition value	32.2
Beginning accumulated amortization	—
Amortization for the year	-3.5
Sold subsidiaries	1.3

Ending accumulated amortization	-2.2

Ending residual value	30.0

Other intangible fixed assets:

Beginning acquisition value	11.8
Capitalized expenditure for the year	0.1
Disposals	-0.2

Ending accumulated acquisition value	11.7
Beginning amortization	—
Amortization for the year	-3.0
Disposals	0.1

Ending accumulated amortization	-2.9

Ending residual value	8.8
Beginning write-downs	—
Write-downs for the year	-8.8

Ending accumulated write-downs	-8.8

Ending book value	0.0

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15.    Tangible fixed assets

Land and buildings:

Beginning acquisition value	237.1
Purchases	—

Ending accumulated acquisition value	237.1
Beginning depreciation	-7.1
Depreciation for the year	-4.2

Ending accumulated depreciation	-11.3

Ending residual value	225.8
Tax assessment value of properties	81.7
Of which land is	12.5

Plant and machinery:

Beginning acquisition value	258.3
Purchases	10.2
Sold subsidiaries	-75.9
Sales	-0.5
Disposals	-80.0
Re-classifications	10.6
Translation differences	-5.1

Ending accumulated acquisition value	117.6
Beginning depreciation	-180.8
Depreciation for the year	-30.7
Sold subsidiaries	69.0
Sales	0.2
Disposals	78.6
Re-classifications	-1.3
Translation differences	1.3

Ending accumulated acquisition value	-63.7

Ending residual value	53.9
Beginning write-downs	—
Write-downs for the year	-2.8

Ending accumulated write-downs	-2.8

Ending book value	51.1

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Equipment tools, fixtures and fittings:

Beginning acquisition value	338.5
Purchases	11.8
Sold subsidiaries	-44.2
Sales	-12.9
Financial leasing	-11.6
Disposals	-4.8
Re-classifications	-9.3
Translation differences	-10.8

Ending accumulated acquisition value	256.7

Beginning depreciation	-204.0
Depreciation for the year	-41.9
Depreciation for the year - leasing	-5.0
Sold subsidiaries	33.6
Sales	8.1
Financial leasing	11.6
Disposals	5.0
Translation differences	4.5

Ending accumulated depreciation	-188.1

Ending residual value	68.6

Beginning write-downs	—
Write-downs for the year	-6.5

Ending accumulated write-downs	-6.5

Ending book value	62.1

Note 16.    Shareholders’ equity

	Share Capital	Restricted Reserves	Unrestricted Reserves	Total
Beginning balance, January 1, 2002	58.5	178.7	339.0	576.2
Translation difference	—	-13.0	-9.6	-22.6
Transfers between restricted and unrestricted reserves	—	-42.0	42.0	0.0
Net profit for the year	—	—	-100.3	-100.3

Ending balance, December 31, 2002	58.5	123.7	271.1	453.3

Number of shares outstanding

The number of outstanding shares as of December 31, 2001 and 2002 was 29,265,912, each with a nominal value of SEK 2. The shares are distributed among 1,000,000 A shares and 28,265,912 B shares. At December 31, 2002 the statutory reserve fund amounted to SEK 115.2 million, of which SEK 65.5 million refers to the share premium reserve.

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 17.    Other provisions

Product warranties	9.5
Provision for restructuring	29.1
Provision for sale of businesses	116.8
Other items	19.2

Total	174.6

Remaining provisions for the sale of businesses from 2001 amount to 58.6 and are attributable to the sale of Allgon Wireless Solutions. During 2002, additional provisions amounting to 60.3 have been made in conjunction with the sale of Allgon Mobile Communications and Allgon Telecom Beijing Co., Ltd. of which 2.1 has been utilized during the year.

Note 18.    Other long-term liabilities

Loan denominated in USD 7,500,000	66.2
Loan denominated in MSEK	87.0
Other liabilities	1.0

Total	154.2

All liabilities mature for payment within 5 years.

Note 19.    Accrued expenses and deferred income

Vacation pay liability and other salary-related provisions	39.5
Accrued commissions	4.1
Accrued interest	0.3
Goods received but not invoiced	4.8
Other items	13.2

Total	61.9

Note 20.    Contingent liabilities

Guarantee commitment	7.1
Guarantee(1)	13.8

Total	20.9

1)	Guarantee commitment relates to premises lease agreement.

Note 21.    Average number of employees

	Average number of employees	of which women
Parent Company	24	6
Subsidiaries in Sweden	571	111
Subsidiaries abroad	253	97

Total	848	214

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 22.    Sold subsidiaries

On November 7, 2002, Allgon made public that it had sold two subsidiaries: Allgon Mobile Communications AB and Allgon Telecom Beijing Co. Ltd. These subsidiaries are included in the consolidation up to and including October 31 2002. The total value of the sold assets and liabilities, purchase price and the affect on the Group’s liquid funds were as follows:

Intangible fixed assets	11.4
Tangible fixed assets	12.1
Inventories	14.2
Other current assets	80.0
Current liabilities	-109.5
Capital gain	180.5

Total purchase price	188.7
Increase (-)/decrease (+) in receivables regarding the sold subsidiaries	-33.5

Total cash flow attributable to the sale of subsidiaries	155.2

Note 23.    Liquid funds

Cash and bank balances	112.0
Escrow	-54.5

Liquid funds at year-end	57.5

In conjunction with the sale of Allgon Mobile Communications, a portion of the purchase price has been placed in escrow pursuant to the sales agreement. Bank overdraft facilities granted amounted in the Group to 30.0. The bank overdraft facilities, that have been offered but for which final, detailed negotiations have not been completed at December 31, 2002, amounted to 100.

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 24.    Accounting Principles Generally Accepted in the United States of America

Allgon’s consolidated financial statements for the year ended December 31, 2002 have been prepared in accordance with accounting principles generally accepted in Sweden (“Swedish GAAP”). Swedish GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). A reconciliation of differences as they relate to Allgon between Swedish GAAP and US GAAP relating to net loss and shareholders’ equity follows:

Year ended December 31, 2002
Reported net loss in accordance with Swedish GAAP	-100.3
Goodwill(a)	2.2
Internal use software(b)	-2.5
Capitalized interest costs(c)	-0.1
Foreign exchange contracts(d)	1.2
Provisions(e)	21.8
SPP refund receivables(f)	1.4
Capitalized development costs(g)	-30.0
Restructuring reserve(h)	-3.0
Tax effect of US GAAP adjustments(i)	9.2

Net loss in accordance with US GAAP	-100.1

Basic and diluted net loss per share (SEK)	-3.42
Basic and diluted weighted-average shares outstanding (in thousands)	29,266

Reported shareholders’ equity in accordance with Swedish GAAP	453.3
Goodwill(a)	2.2
Internal use software(b)	0.3
Capitalized interest costs(c)	7.9
Foreign exchange contracts(d)	1.2
Provisions(e)	—
SPP refund receivables(f)	-2.2
Capitalized development costs(g)	-30.0
Restructuring reserve(h)	—
Tax effect of US GAAP adjustments(i)	6.4

Shareholders’ equity in accordance with US GAAP	439.1

Adjustments affecting equity and net loss

The consolidated financial statements have been prepared in accordance with Swedish accounting standards, which differ in certain significant respects from U.S. GAAP. The following is a description of those differences that have a significant effect on net income and shareholders’ equity.

(a)  Goodwill

Financial Accounting Standards Board No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), requires that goodwill be tested for impairment at least annually at the reporting unit level, or whenever impairment indicators require. The adoption of this statement for US GAAP purposes on January 1, 2002, did not result in an impairment of goodwill and resulted in the Company discontinuing the amortization of goodwill for US GAAP purposes.

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b)  Internal use software

Prior to January 1, 2002, Swedish GAAP permitted expensing all costs associated with the purchase and development of software used for internal use purposes. AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”), requires costs that are incurred in the preliminary project stage to be expensed as incurred. Once certain criteria relating to the development of the software have been met, external direct costs of materials and services consumed should be capitalized. It is not permitted to capitalize costs incurred in the preliminary stage once the project has moved into the development stage. Once the internal use software enters service, the amounts capitalized are amortized over the useful economic life of the asset.

(c)  Capitalized interest costs

In accordance with Swedish GAAP, Allgon has not capitalized interest expense incurred in connection with the financing of the construction of tangible fixed assets. Under US GAAP, interest costs should be capitalized during the construction period as part of the cost of the qualifying asset. The capitalized interest is amortized over the estimated useful life of the asset as part of the depreciation charge.

(d)  Foreign exchange contracts

Allgon applies hedge accounting in accordance with Swedish GAAP. Effective January 1, 2001, Allgon adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) for US GAAP purposes. Under SFAS 133, Allgon may qualify for hedge accounting if it meets certain rigorous documentation criteria. Allgon has elected not to apply such hedge accounting and therefore all outstanding derivatives are recognized at fair value in the US GAAP balance sheets and all changes in fair value are recognized in earnings.

(e)  Provisions

Prior to 2002, Swedish GAAP had limited guidance on accounting for provisions. Following the release from the Swedish Financial Accounting Standard Boards of RR16, “Accounting for provisions, contingent liabilities and contingent assets”, effective for January 1, 2002, Swedish GAAP, as under US GAAP, requires recognition when a liability is estimable and probable. The liability is measured at the amount most likely to be payable, representing the Company’s best estimate of the liability.

(f)  SPP refund receivable

Swedish companies participate in a collectively bargained pension plan for all Swedish white-collar employees (a multiemployer pension plan). Required contributions to the plan are charged to earnings as they become due and payable for both Swedish GAAP and US GAAP. In 1998, the plan administrator, a Swedish insurance company named SPP (now named Alecta), announced a significant surplus in the plan and that the surplus would be refunded to plan participants. In 2000, refund terms were announced, which included an initial cash payment based on a formula with the remainder refunded either in cash, applied as a reduction against future premiums or made available to be sold to another company. Until the surplus is refunded to the participating companies, it remains the legal property of the pension plan. In 2000, under Swedish GAAP, the remaining refundable amount not initially received in cash was recorded as income and a receivable at its net present value. For US GAAP, such remaining refundable amount is recognized when realized in the form of either cash received, in the form of a reduction in current required pension contributions, or when sold to another company.

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(g)  Capitalized development costs

Prior to 2002, development costs were not required to be capitalised under Swedish GAAP. Following the adoption of RR 15, “Accounting for intangible assets”, in January 2002, product development costs associated with the creation of intangible assets should be capitalized under Swedish GAAP if the following can be demonstrated (i) the technical feasibility of completing the intangible asset, (ii) the intention to complete it, (iii) the ability to use or sell the intangible asset, (iv) how the asset will generate future economic benefits, and (v) the ability to measure reliably the expenditure attributable to the intangible asset during the development. U.S. GAAP requires that research and development costs be expensed as incurred, except for certain costs associated with the development of software.

(h)  Restructuring reserves

Prior January 1 2002, Swedish GAAP had limited guidance on accounting for restructuring provisions and permitted the inclusion of relocation and start-up costs within restructuring reserves at the time the Company committed to a restructuring plan. Under US GAAP, relocation and start-up costs cannot be included within reserves for restructuring costs and must be expensed as incurred. Following adoption under Swedish GAAP of RR 16 in January 2002, this GAAP difference was eliminated.

(i)  Tax effect of US GAAP adjustments

The difference between Swedish GAAP and US GAAP with regards to deferred taxes relates to the adjustments identified above, with the exception of the adjustments to goodwill which are not tax deductible.

Supplemental US GAAP disclosures:

Comprehensive Income (Loss)

Swedish GAAP does not require the presentation of comprehensive income (loss) in addition to net income (loss). Comprehensive income (loss) required to be presented under US GAAP is as follows:

Year ended December 31, 2002
Net loss in accordance with US GAAP	-100.1
Other comprehensive income (loss), net of tax - currency translation adjustments	-22.6

Comprehensive loss in accordance with US GAAP	-122.7

Stock-based Compensation

For US GAAP purposes, Allgon accounts for stock-based compensation awards using the intrinsic value method prescribed under APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, compensation cost for US GAAP purposes is only recorded to the extent that the quoted market price at the grant date exceeds the amount the employee must pay to acquire the stock. Swedish GAAP has no prescriptive accounting principles for accounting for stock based compensation. For Swedish GAAP purposes, Allgon applies a similar accounting principle as for US GAAP. Consequently, there is no difference between Swedish GAAP and US GAAP with respect to the accounting for stock-based compensation.

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

No compensation expense has been reflected in the condensed consolidated statement of income because the exercise price of the options granted in the 2000 option programs exceeded the quoted market value of the underlying stock at the grant dates.

Taxes

Under US GAAP, Allgon records deferred taxes on temporary differences between the book and tax basis of assets and liabilities as well as operating loss carry forwards (see also Note 13).

Under US GAAP, a deferred tax asset is recognized only to the extent that it is more likely than not that future taxable profits will be available against with the asset can be utilized. Deferred tax assets are then reduced by a valuation allowance if it is more likely than not that some portion or all, of the deferred tax asset will not be realized. Based on the unstable markets, Allgon decided to use a valuation allowance of 100% for its foreign subsidiaries.

Pensions

Allgon’s pension commitments are defined contribution or multiemployer type plans in which regular payments are made to independent authorities or bodies that administer pension plans. There is no difference between US GAAP and Swedish GAAP for these pension plans. No liability is recorded on the books.

Advertising costs

Advertising costs are expensed as incurred.

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses recognized during the reporting periods. The actual future outcomes could differ from those estimates.

Recently issued accounting standards:

Swedish GAAP

For the convenience of US readers, Allgon has included the following information about new accounting standards under Swedish GAAP.

RR22—Presentation of financial statements. (effective January 1, 2003)    The objective of this standard is to prescribe the basis for presentation of general purpose financial statements, in order to ensure comparability both with Allgon’s own financial statements of previous periods and with the financial statements of other companies.

RR24—Investment property. (effective January 1, 2003)    This standard prescribes the accounting treatment for investment property held to earn rentals or for capital appreciation or both, and related disclosure requirements. The adoption of RR24 has not had an impact on the business, results of operations, and financial position of Allgon

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

RR25—Segment reporting. (effective January 1, 2003)    The objective of this standard is to establish principles for reporting financial information by segment to help users of financial statements to better understand different types of products and services a company produces and in which geographical areas it operates. The effect of implementing RR25 has not had a material effect on the presentation of Allgon’s segment information.

RR26—Events after the balance sheet date (effective January 1, 2003)    This statement prescribes when a company should adjust its financial statements for events after the balance sheet date and the disclosures that a company should provide about the date when the statements were authorized for issue and about events after the balance sheet date. The adoption of RR26 has not had an impact on the business, results of operations, and financial position of Allgon.

RR27—Financial instruments: disclosure and presentation. (effective January 1, 2003)    The objective of this standard is to enhance financial statement user’s understanding of the significance of on-balance-sheet and off-balance-sheet financial instruments to a company’s business, results of operations, and financial position. The standard prescribes certain requirements for presentation of on-balance sheet (recognized) and off-balance sheet (unrecognised) financial instruments. The adoption of RR27 has not had an impact on the business, results of operations, and financial position of Allgon.

RR28—Accounting for government grants. (effective January 1, 2003)    This standard applies for financial reporting and disclosure of government grants and other forms of government assistance. The adoption of RR28 has not had an impact on the business, results of operations, and financial position of Allgon.

RR29—Employee benefits. (effective January 1, 2004)    The objective of this standard is to prescribe the accounting and disclosure for employee benefits. The standard requires an enterprise to recognize a liability when an employee has provided service in exchange for employee benefits to be paid in the future, and an expense when the enterprise consumers the economic benefits arising from service provided by an employee in exchange for employee benefits. Management is in the process of assessing the impact of adopting RR29 on its consolidated financial statements.

US GAAP

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others. FIN 45 elaborates on the disclosures to be made by the guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. This accounting pronouncement is not expected to have a significant impact on the Allgon’s financial position or results of operations.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin (ARB) 51. FIN 46 addresses the consolidation of entities for which control is achieved through means other than through voting rights (‘variable interest entities’ or ‘VIE’) by clarifying the application of ARB No. 51, Consolidated Financial Statements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 provides

ALLGON AB

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

guidance on how to determine when and which business enterprise (the ‘primary beneficiary’) should consolidate the VIE. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The disclosure provisions of FIN 46 are effective in all financial statements initially issued after 31 January 2003. FIN 46 is required to be immediately applied by all entities with a variable interest in a VIE created after 31 January 2003. A public entity with a variable interest in a VIE created before 1 February 2003 is required to apply FIN 46 to that entity no later than the beginning of the first interim or annual reporting period beginning after 15 June 2003. This accounting pronouncement is not expected to have a significant impact on the Allgon’s financial position or results of operations.

In November 2002, the EITF reached a consensus on Issue 00-21 Revenue Arrangements with Multiple Deliverables (“EITF 00-21”), providing further guidance on how to account for multiple element contracts. EITF 00-21 is effective for all arrangements entered into on or after January 1, 2004. Although Allgon currently is evaluating the impact of this new guidance, it is not expected to have a material impact on its accounting treatment of multiple element contracts under US GAAP.

Note 25.    Subsequent event

Effective March 31, 2003, Allgon AB was acquired by LGP Telecom Holding AB in a tender offer, in which Allgon shareholders received 0.77 shares of LGP Telecom Holding AB for each share of category A and 0.70 shares of LGP Telecom Holding AB for each share of category B of Allgon AB common stock.

ALLGON AB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Amounts in millions of Swedish kronor (MSEK)

	Note	Three Months Ended March 31, 2003
		(unaudited)
Net sales	2	228
Cost of goods sold		-174

Gross profit		54

Selling expenses		-24
Administrative expenses		-14
Research and development expenses		-28
Other operating income		2
Items affecting comparability	3	4

Operating loss		-6

Financial items		-5

Loss after financial items		-11

Income taxes		1
Minority interest		-1

Net loss for the period		-11

Net loss per share, SEK	Basic and diluted	-0.36

Weighted-average number of shares outstanding, thousands	Basic and diluted	29,266

Number of shares outstanding at the end of period, thousands		29,266

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALLGON AB

CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in millions of Swedish kronor (MSEK)

	Note	March 31, 2003
		(unaudited)
Assets

Intangible fixed assets		32
Tangible fixed assets		330
Financial fixed assets		89
Inventories		229
Current receivables		270
Cash and bank		71

Total assets		1,021

Shareholders’ equity and liabilities

Shareholders’ equity	4	440
Minority interest		5
Provisions		161
Long-term liabilities		152
Current liabilities		263

Total shareholders’ equity and liabilities		1,021

Pledged assets	5	300
Contingent liabilities		20

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALLGON AB

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

Amounts in millions of Swedish kronor (MSEK)

Three Months Ended March 31, 2003
(unaudited)
Cash flow analysis

Cash flow from current operations before changes in working capital	-46
Change in working capital	-3

Cash flow from current operations	-49

Cash flow from investment operations	-10

Cash flow before financial operations	-59

Cash flow from financial operations	39

The period’s cash flow	-20

Cash and cash equivalents at the beginning of the period	58
Cash and cash equivalents at the end of the period	38

Net decrease in cash and cash equivalents	-20

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALLGON AB

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

All amounts are in millions of Swedish Kronor (MSEK) Unless otherwise noted.

Note 1.    Accounting principles

The interim condensed consolidated financial statements of Allgon AB (“Allgon” or the “Group”), have been prepared in accordance with the Swedish Financial Accounting Standard Council’s recommendation on interim reporting (RR20). The condensed consolidated financial statements are based on the same accounting policies as the 2002 consolidated financial statements and on the recommendations from the Swedish Financial Accounting Standards Council that came into effect on January 1, 2003. The adoption of these new recommendations has been adopted prospectively and did not result in significant changes to the condensed consolidated financial statements.

Note 2.    Net sales

Net sales by business area and geographic market for the three months ended March 31, 2003 were as follows:

Net sales by business area:

Telecom	228

Total	228

Net sales by geographic market:

Europe	115
North and South America	80
Asia	31
Other	2

Total	228

Note 3.    Items affecting comparability

Items affecting comparability for the three months ended March 31, 2003 were as follows:

Reversal of provisions related to 2001 sale of Wireless Solutions	18
Bid costs attributable to LGP Telecom Holdings AB’s offer to Allgon shareholders	-14

Total	4

Note 4.    Change in consolidated equity

March 31, 2003
Equity brought forward in accordance with the balance sheet at December 31	453
Translation difference	-2
Net loss for the period	-11

Equity carried forward in accordance with the balance sheet at March 31	440

ALLGON AB

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 5.    Pledged assets

The pledged assets of 150 consist of land and building pledged and 150 consists of chattel mortgage as a security to a credit institution.

Note 6.    Accounting Principles Generally Accepted in the United States of America

The accompanying unaudited condensed consolidated financial statements of Allgon (“the Company”) have been prepared in accordance with generally accepted accounting principles in Sweden for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included.

The condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto, together with management’s discussion and analysis of financial condition and results of operations. The results of operations for the period ended March 31, 2003 is not necessarily indicative of the results for the year ending December 31, 2003 or any future interim period.

Allgon’s condensed consolidated financial statements for the three months ended March 31, 2003 have been prepared in accordance with accounting principles generally accepted in Sweden (“Swedish GAAP”). Swedish GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). A reconciliation of differences as they relate to the Company between Swedish GAAP and US GAAP relating to net loss and shareholders’ equity follows:

Three Months Ended March 31, 2003
Reported net loss in accordance with Swedish GAAP	-10.6
Goodwill(a)	0.7
Internal use software(b)	-0.2
Capitalized interest costs(c)	-0.1
Foreign exchange contracts(d)	-1.0
SPP refund receivables(e)	0.2
Capitalized development costs(f)	-0.6
Tax effect of US GAAP adjustments(g)	0.5

Net loss in accordance with US GAAP	-11.1

Basic and diluted net loss per share (SEK)	-0.38

Basic and diluted weighted-average shares outstanding (in thousands SEK)	29,266

Reported shareholders’ equity in accordance with Swedish GAAP	440.0
Goodwill amortization/write down(a)	2.9
Internal use software(b)	0.1
Capitalized interest costs(c)	7.8
Foreign exchange contracts(d)	0.2
SPP refund receivables(e)	-2.0
Capitalized development costs(f)	-30.6
Tax effect of US GAAP adjustments(g)	6.9

Shareholders’ equity in accordance with US GAAP	425.3

ALLGON AB

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(a)  Goodwill amortization/write down

Financial Accounting Standards Board No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), requires that goodwill be tested for impairment at least annually at the reporting unit level, or whenever impairment indicators require. The adoption of this statement for US GAAP purposes on January 1, 2002, did not result in an impairment of goodwill and resulted in the Company discontinuing the amortization of goodwill for US GAAP purposes.

(b)  Internal use software

Prior to January 1, 2002 Swedish GAAP permitted expensing all costs associated with the purchase and development of software used for internal use purposes. AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”), requires costs that are incurred in the preliminary project stage to be expensed as incurred. Once certain criteria relating to the development of the software have been met, external direct costs of materials and services consumed should be capitalized. It is not permitted to capitalize costs incurred in the preliminary stage once the project has moved into the development stage. Once the internal use software enters service, the amounts capitalized are amortized over the useful economic life of the asset.

(c)  Capitalized interest costs

In accordance with Swedish GAAP, the Company has not capitalized interest expense incurred in connection with the financing of the construction of tangible fixed assets. Under US GAAP, interest costs should be capitalized during the construction period as part of the cost of the qualifying asset. The capitalized interest is amortized over the estimated useful life of the asset as part of the depreciation charge.

(d)  Foreign exchange contracts

The Company applies hedge accounting in accordance with Swedish GAAP. Under US GAAP, Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), the Company may qualify for hedge accounting only if it meets certain rigorous documentation criteria. The Company has elected not to apply such hedge accounting and, therefore, all outstanding derivatives are recognized at fair value in the US GAAP balance sheets and all changes in fair value are recognized in earnings.

(e)  SPP refund receivable

Swedish companies participate in a collectively bargained pension plan for all Swedish white-collar employees (a multiemployer pension plan). Required contributions to the plan are charged to earnings as they become due and payable for both Swedish GAAP and US GAAP. In 1998, the plan administrator, a Swedish insurance company named SPP (now named Alecta), announced a significant surplus in the plan and that the surplus would be refunded to plan participants. In 2000, refund terms were announced, which included an initial cash payment based on a formula with the remainder refunded either in cash, applied as a reduction against future premiums or made available to be sold to another company. Until the surplus is refunded to the participating companies, it remains the legal property of the pension plan. In 2000, under Swedish GAAP, the remaining refundable amount not initially received in cash was recorded as income and a receivable at its net present value. For US GAAP, such remaining refundable amount is recognized when realized in the form of either cash received, in the form of a reduction in current required pension contributions, or when sold to another company.

ALLGON AB

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under Swedish GAAP, the remaining refundable amount was recognized as an asset as part of the net assets of the Company that were acquired effective March 31, 2003. Such accounting treatment differs from the accounting treatment under US GAAP, where any refunds under a defined contribution plan are recognized as income in the period when the refund can actually be utilized. Thus, under US GAAP, no asset for this refund was recognized in connection with the acquisition of Allgon AB.

(f)  Capitalized development costs

Under Swedish GAAP, prior to 2002, research and development costs were not required to be capitalised. Following the adoption of RR 15 in 2002, product development costs associated with the creation of intangible assets are capitalized if the following can be demonstrated (i) the technical feasibility of completing the intangible asset, (ii) the intention to complete it, (iii) the ability to use or sell the intangible asset, (iv) how the asset will generate future economic benefits, and (v) the ability to measure reliably the expenditure attributable to the intangible asset during the development.

US GAAP requires that research and development costs be expensed as incurred, except for certain costs associated with the development of software

(g)  Tax effect of US GAAP adjustments

The difference between Swedish GAAP and US GAAP with regards to deferred taxes relates to the adjustments identified above, with the exception of the adjustments to goodwill that are not tax deductible.

Supplemental US GAAP disclosures:

Comprehensive Income (Loss)

Swedish GAAP does not require the presentation of comprehensive income (loss) in addition to net income (loss). Comprehensive income (loss) is required to be presented under US GAAP is as follows:

Three Months Ended March 31, 2003
Net loss in accordance with US GAAP	-11.1
Other comprehensive income (loss), net of tax—currency translation adjustments	-2.0

Comprehensive income (loss) in accordance with US GAAP	-13.1

Stock-based Compensation

For US GAAP purposes, the Company accounts for stock-based compensation awards using the intrinsic value method prescribed under APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, compensation cost for US GAAP purposes is only recorded to the extent that the quoted market price at the grant date exceeds the amount the employee must pay to acquire the stock. For Swedish GAAP purposes, the Company applies a similar accounting principle. Consequently, there is no difference between Swedish GAAP and US GAAP with respect to the accounting for stock-based compensation. No compensation expense has been reflected in the condensed consolidated income statement because the exercise price of the options granted in the Company’s option programs exceeded the quoted market value of the underlying stock at the grant dates.

ALLGON AB

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) 51. FIN 46 addresses the consolidation of entities for which control is achieved through means other than through voting rights (“variable interest entities” or “VIE”) by clarifying the application of ARB No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 provides guidance on how to determine when and which business enterprise (the “primary beneficiary”) should consolidate the VIE. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures.

The disclosure provisions of FIN 46 are effective in all financial statements initially issued after January 31, 2003. FIN 46 is required to be immediately applied by all entities with a variable interest in a VIE created after January 31, 2003. A public entity with a variable interest in a VIE created before February 1, 2003 is required to apply FIN 46 to that entity no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003. This accounting pronouncement is not expected to have a significant impact on the Group’s financial position or results of operations.

In November 2002, the EITF reached a consensus on Issue 00-21 Revenue Arrangements with Multiple Deliverables (“EITF 00-21”), providing further guidance on how to account for multiple element contracts. EITF 00-21 is effective for all arrangements entered into on or after January 1, 2004. Although the Company currently is evaluating the impact of this new guidance, it is not expected to have a material impact on its accounting treatment of multiple element contracts under US GAAP.

Note 7.    Subsequent Event

Effective March 31, 2003, Allgon AB was acquired by LGP Telecom Holding AB in a tender offer, in which Allgon shareholders received 0.77 shares of LGP Telecom Holding AB for each share of category A and 0.70 shares of LGP Telecom Holding AB for each share of category B of Allgon AB common stock.

ANNEX A

OPINION OF FINANCIAL ADVISOR

November 30, 2003

Board of Directors

Powerwave Technologies, Inc.

1801 E. St. Andrew Place

Santa Ana, CA 92705

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to the Board of Directors of Powerwave Technologies, Inc., a Delaware corporation (“Powerwave”) in connection with Powerwave’s proposed exchange offer (the “Exchange Offer”) for up to all of the shares issued and outstanding as of November 30, 2003 (the “Company Shares”), of LGP Allgon Holding AB, a company organized under the laws of Sweden (the “Company”), pursuant to the expected commencement of a public exchange offer (the “Transaction”). As more fully described in the Offer Related Documents (as defined below), and subject to the terms and conditions contained therein, the Offer Related Documents provide for the exchange of Company Shares for Powerwave common stock, at an exchange ratio of 1.1000 shares of Powerwave common stock for each Company Share (the “Exchange Ratio”), up to a maximum aggregate of 54.6 million shares of Powerwave common stock. The terms of the Offer Related Documents also provide that holders of Company Shares may elect to receive cash upon exchange of their shares in lieu of Powerwave common stock, in an amount equal to SEK 61.87 per share (approximately $8.20 based on the SEK/USD exchange rate of 7.550 as of November 28, 2003), up to a maximum aggregate amount of $125 million. The aggregate amount of the cash and stock consideration proposed to be paid by Powerwave to holders of Company Shares in the Transaction as described in the Offer Related Documents is herein collectively referred to as the “Consideration”. The Exchange Offer is subject to a number of conditions, including that the Exchange Offer is accepted, pursuant to the terms of the Offer Related Documents, to such an extent that Powerwave becomes the owner of more than 90% of the Company Shares (and the voting power represented thereby) and that Powerwave stockholders approve the issuance of Powerwave common stock in the Transaction and an amendment to Powerwave’s Certificate of Incorporation to increase the authorized number of shares of Powerwave common stock. As used herein, “Offer Related Documents” shall mean, collectively, (i) the press release announcing the Transaction and setting forth the terms of the Transaction, provided to us on the date hereof and released on December 1, 2003, (ii) the agreement entered into by and between Powerwave and the Company, dated November 30, 2003, regarding, among other things, non-solicitation, (iii) the option agreements, dated November 30, 2003, entered into between Powerwave and each of Dag Tigerschiöld, members of the Gottschlich family, and certain Skanditek group parties, pursuant to which such shareholders agree, subject to certain conditions, to exchange their Company Shares for Powerwave common stock and (iv) the lock-up agreements, dated November 30, 2003, entered into between Powerwave and each of Dag Tigerschiöld, members of the Gottschlich family, and certain Skanditek group parties, pursuant to which such shareholders agree, subject to certain conditions, not to dispose of the Powerwave shares they receive in the Transaction for a period of six months following the commencement of settlement of the Consideration of the Exchange Offer, subject to the terms set forth therein.

You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, to Powerwave of the Consideration to be paid to the shareholders of the Company.

In connection with Deutsche Bank’s role as financial advisor to the Board of Directors of Powerwave, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and Powerwave and certain internal analyses and other information prepared and furnished to it by the Company and Powerwave. Deutsche Bank has also held discussions with members of the senior management of each of the Company and Powerwave regarding the businesses and prospects of their respective companies and the joint prospects of the combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for the Company Shares and Powerwave’s common stock, (ii) compared certain financial and stock market information for the Company and Powerwave with similar information for selected companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent similar transactions which it deemed comparable in whole or in part, (iv) reviewed the pro forma impact of the Transaction on Powerwave’s earnings per share, (v) reviewed the Offer Related Documents, and (vi) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, the accuracy or completeness of any information, whether publicly available or furnished to it, concerning the Company or Powerwave, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Deutsche Bank has also relied upon, without independent verification, the assessment by the management of the Company and Powerwave of their respective technology and products, and the integration of Powerwave’s technology with the Company’s technology and the timing of introduction of future products incorporating such technology. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information (and, for certain of the information, the English language translations thereof) and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or Powerwave. With respect to the Company, Deutsche Bank has been furnished with financial statements and data indicated to have been prepared in accordance with Swedish generally accepted accounting principles (“GAAP”). Deutsche Bank has, with your concurrence, relied upon such information in preparing its opinion, made no independent review, reconciliation or investigation of differences, or the materiality thereof, that may exist between Swedish GAAP and United States GAAP, and makes no representation as to the effect such differences, if any, might have on the comparability of such information for purposes of its analyses. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, strategic or other information regarding operating efficiencies and financial synergies expected by Powerwave and the Company to be achieved as a result of the Transaction (collectively, the “Synergies”), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or Powerwave, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no opinion as to the reasonableness of any financial data or estimates, forecasts or projections, including the Synergies, or the assumptions on which they are based.

For purposes of rendering its opinion, Deutsche Bank has assumed that all necessary conditions to the obligations of each of Powerwave and the Company to consummate the Transaction will be satisfied, without any waiver thereof, resulting in the acquisition of all the outstanding Company Shares. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Powerwave or the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would be materially adverse to Powerwave or the Company or materially reduce the contemplated benefits of the Transaction to Powerwave. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will be tax-free to each of Powerwave and the Company.

Deutsche Bank’s opinion speaks only as of the date hereof, is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it, or otherwise used, as of the date hereof, and is without regard to any market, economic, financial, currency exchange, legal or other circumstances or event of any kind or nature which may exist or occur after such date. Deutsche Bank has not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and does not have any obligation to update, revise or reaffirm this opinion.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of Powerwave and is not a recommendation to the stockholders of Powerwave to approve the Transaction, including the issuance of shares of Powerwave common stock in the Transaction and an amendment to Powerwave’s Certificate of Incorporation to increase the authorized number of shares of Powerwave common stock. This opinion is limited to the fairness, from a financial point of view, to Powerwave of the Consideration to be paid to the shareholders of the Company, and does not address any other term or agreement relating to the Transaction or the ability of Powerwave to finance or otherwise successfully consummate the Transaction. Deutsche Bank expresses no opinion as to the merits of the underlying decision by Powerwave to engage in the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Powerwave in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking services to Powerwave and the Company or their affiliates for which it has received compensation, including the issuance of Powerwave’s convertible debt on July 18, 2003. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Powerwave and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations and, we have informed you, as of the date hereof, of the amount of Powerwave securities which the DB Group holds.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Consideration to be paid to the holders of the Company Shares is fair, from a financial point of view, to Powerwave.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

ANNEX B

NON-SOLICITATION AGREEMENT

This agreement (this “Agreement”) has, on the date hereof, been entered into by and between

(A)  LGP Allgon Holding AB (556346 – 2620), a company duly organised and existing under the laws of Sweden and having offices at Antennvägen 6, SE – 187 80 Täby, Sweden (the “Company”); and

(B)  Powerwave Technologies, Inc., a company duly organised and existing under the laws of the State of Delaware and having offices at 1801 E. St. Andrew Place, Santa Ana, CA 92705, USA (the “Offeror”).

The Company and the Offeror are also referred to as “Party” or, collectively, “Parties”.

WHEREAS the Offeror and the Company believe that a combination of their respective businesses will create a world-wide leader in design and manufacture of a broad suite of wireless infrastructure products and result in a broad coverage of both the US and the European markets. A combined company will offer the opportunity to realise significant strategic and cost saving benefits. A combination will improve the companies’ ability to generate long term growth and shareholder value and will give the shareholders of both companies the opportunity to participate in the significant potential strategic and financial benefits expected to result from the combination;

WHEREAS the transaction is intended to be implemented by way of a tender offer (the “Offer”) by the Offeror for all the outstanding shares (the “Shares”) in the Company (the “Transaction”), in accordance with the draft press release enclosed hereto as Exhibit A;

WHEREAS as a condition to the Offeror’s willingness to commence the Offer, the Offeror has required that the Company enter into, and the Company has agreed to enter into, this Agreement;

WHEREAS this Agreement will be available to the public, inter alia as a result of its being filed by Offeror with the U.S. Securities and Exchange Commission and being a part of the prospectus in relation to the Offer; and

WHEREAS the Parties have a joint interest to make the Transaction possible and have therefore agreed as follows.

1.    Implementation of the Transaction

As outlined above, the Parties believe that it is in the best interest of both Parties and of their respective shareholders, to implement the Transaction. Each Party therefore undertakes, to the extent permissible under applicable law and stock exchange rules and regulations, to take any reasonable and necessary actions and measures in order to facilitate and make possible the completion of the Transaction. As a result of the above, the Parties shall inter alia, where any exemption, approval or similar from any authority or other regulatory entity is necessary in order to fulfil any obligation of the Parties under this Agreement, make all necessary filings, submissions, applications or similar and take all other reasonable actions in order to obtain such exemption or approval.

2.    Terms of the Transaction

The terms and conditions of the Transaction are set forth in the aforementioned Exhibit A, which exhibit is incorporated herein by reference. The Board of Directors of each of Offeror and the Company has unanimously approved the Transaction and agreed to recommend the Transaction to the respective shareholders of the Offeror and the Company.

3.    Exclusivity Period

3.1  Each Party agrees to deal exclusively with the other Party, pursuant to the principles set out in this Agreement, for the period (the “Exclusivity Period”) commencing on the date hereof and ending on the earliest of (i) June 30, 2004, and (ii) the date the Offeror completes or withdraws the Offer. Accordingly, each Party will immediately cease and cause to be terminated any existing discussions or negotiations with any parties other than the other Party during the Exclusivity Period with respect to any potential Acquisition Proposal (as defined in section 3.2 (ii) below).

3.2  Neither of the Parties, nor any of their representatives (including but not limited to its directors, officers, affiliates, employees, advisors and counsel) will during the Exclusivity Period, without the other Party’s prior written consent:

(i)  take any act, directly or indirectly, which is intended to in any way adversely affect the ability to successfully complete the Transaction on or before June 30, 2004; or

(ii)  directly or indirectly, make, solicit, initiate or encourage enquiries from, or the submission of proposals or offers from, any other person, corporation, partnership or other business organisation whatsoever (including any of its officers, employees or representatives) relating to any acquisition of any of the shares or other equity-related financial instruments issued by any of the Parties or any recapitalisation, merger, asset sale or non-ordinary course license or other business combination or acquisition of all or a material portion of the assets of any of the Parties or any of its subsidiaries or any other similar transaction involving a Party or any of its subsidiaries (each an “Acquisition Proposal”) or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise co-operate in any way with or facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing.

4.    Unsolicited Offers

4.1  Nothing in this Agreement shall prevent either of the Parties from responding to a bona fide written unsolicited offer or proposal relating to a Company Superior Acquisition Proposal or an Offeror Superior Acquisition Proposal (as defined in sections 4.6 and 4.7 below), for which financing, to the extent required, is then committed or is capable of being obtained (as determined in good faith by the relevant Party’s Board of Directors after consultation with its financial and other advisors), made by a third party after the date hereof and which does not result from a breach of this Agreement if, and to the extent that, in the judgement of the Board of Directors of such Party acting in good faith and after consultation with its financial and legal advisors the failure to do so would be in breach of the fiduciary duties of the Board of Directors of such Party under applicable law or stock exchange rules and regulations.

4.2  Nothing in this Agreement will prevent the Board of Directors of any of the Parties from responding to a publicly announced Acquisition Proposal to the extent such response is required under applicable law or stock exchange rules and regulations.

4.3  To the extent permissible under applicable law and stock exchange rules and regulations the Parties make the following undertakings. Each Party will, as soon as practicable (but in no event later than 24 hours) following receipt thereof, provide notice to the other Party of any written Acquisition Proposal or any request for non-public information relating to, or for access to the properties, books or records of a Party or its subsidiaries in connection with such an Acquisition Proposal. Such notice to the other Party shall include a copy of any such written Acquisition Proposal (identifying the third party) and provide information related to the proposed transaction structure, form and amount of consideration and material conditions, and will provide or will be supplemented by such other details of the proposal or request as the other Party may reasonably request. Any information provided to a third party will be subject to a confidentiality agreement, the terms of which shall be no less restrictive than the Confidentiality Agreement, dated as of July 22, 2003, between the Parties (the “Confidentiality Agreement”). Any information provided to a third party that was not previously provided to the other Party shall be provided to such Party at the time it is provided to the third party. The Party receiving information pursuant to this paragraph, agrees that such information will be subject to the Confidentiality Agreement. The Parties shall, as soon as practicable, where any exemption or approval or similar from any authority or other regulatory entity is necessary in order to fulfil any of the obligations in this paragraph, make all necessary filings, submissions, applications or similar and take all other reasonable actions in order to obtain such exemption or approval.

4.4  If at any time during the Exclusivity Period the Company gives notice to the Offeror of any Company Superior Acquisition Proposal, as defined in section 4.6 below, the Parties shall negotiate in good faith during a period of five business days following such notice, for the purpose of affording a possibility to complete the Transaction by agreeing on a revised offer on terms which the Company’s Board of Directors determines, based on advice from the Company’s financial and legal advisors, are at least as favourable to the Company’s shareholders as the Company Superior Acquisition Proposal.

4.5  If at any time during the Exclusivity Period the Offeror gives notice to the Company of any Acquisition Proposal in respect of the Offeror not being an Offeror Superior Acquisition Proposal, as defined in section 4.7 below, the Parties shall negotiate in good faith during a period of five business days following such notice, for the purpose of affording a possibility to complete the Transaction by agreeing on a revised offer on terms which the Company’s Board of Directors determines, based on advise from the Company’s financial and legal advisors, will not put the Company’s shareholders in a less favourable financial position than if the Acquisition Proposal had not been made.

4.6  For purposes of this Agreement, a “Company Superior Acquisition Proposal” means an unsolicited bona fide written Acquisition Proposal in respect of the Company which, in the judgement of the Board of Directors of the Company, acting in good faith and after consultation with its financial and legal advisors, is financially superior to the Company’s shareholders compared to the Transaction.

4.7  For purposes of this Agreement, an “Offeror Superior Acquisition Proposal” means an unsolicited bona fide written Acquisition Proposal in respect of the Offeror which, in the judgement of the Board of Directors of the Offeror, acting in good faith and after consultation with its financial and legal advisors, will not put the Company’s shareholders in a less favourable financial position than if the Offeror Superior Acquisition Proposal had not been made.

5.    Reimbursement Fee

If:

a)  any Party violates this Agreement in any material respect, provided that such violation has not been rectified by the breaching Party within two business days after rectification has been requested by the other Party; or

b)  the Board of Directors of any Party withdraws or materially adversely modifies its recommendation to its shareholders (with respect to Offeror, the recommendation to the shareholders to approve the issuance of its Common Stock in the Transaction and the amendment to its Certification of Incorporation to increase its authorized shares of Common Stock, and with respect to the Company, the recommendation to the shareholders to accept the Offer), provided that such withdrawal or adverse modification is not the result of either (i) such Party becoming aware that any information made public by the other Party in any material respect is incorrect or misleading, or that any material fact which should have been made public by the other Party has not been made public; or (ii) a “Material Adverse Effect” with respect to the other Party, as defined here below; such Party shall be required to pay to the other Party a reimbursement of US$ 4 million, which amount represents a reasonable estimate of the amount necessary to compensate the other Party for all costs and expenses that such Party has incurred in connection with the Transaction, including without limitation (A) the expenses incurred in connection with the authorization, negotiation, preparation, execution and completion of the Transaction, the preparation, printing, filing and mailing of any disclosure documents, the solicitation of shareholder approvals and all other matters related to the Transaction and (B) other costs incurred by a Party by virtue of dedicating significant management and board attention to the investigation, negotiation and other matters relating to the Transaction. The Parties agree that such reimbursement shall be the sole and exclusive remedy of the Parties in the situations described in (a) and (b) above.

Material Adverse Effect shall for the purpose of this Agreement mean any event (an “Effect”) that materially negatively affects the other Party’s liquidity or results; provided, however, that, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any change in the other Party’s share price or trading volume in and of itself, (B) any failure by the other Party to meet revenue or earnings projections in and of itself, (C) any Effect that results from conditions affecting the wireless communications industry generally or the economy of any country where the other Party’s has conducted operations generally, (D) any Effect that results from conditions affecting general worldwide economic, business or capital market conditions, (E) any Effect that results from changes in applicable laws after the date hereof, or (F) any Effect resulting from an outbreak or escalation of hostilities involving the United States or Sweden, the declaration by the United States or Sweden of a national emergency or war, or the occurrence of any acts of terrorism (except any such acts specifically aimed at the other Party’s business).

6.    Investor Relations

Nothing in this Agreement shall be interpreted as prohibiting any Party and its representatives from engaging during the Exclusivity Period in normal course investor relations activities consistent with past practice including, without limitation, by issuing press releases in respect of business activities, financial results, reserve reports and other corporate developments or which are otherwise required by applicable law or stock exchange rules and regulations, or by participating in investor relation meetings and discussions with analysts and/or institutional shareholders provided such Party’s representatives in any such meetings or discussions do not in fact solicit the making of any Acquisition Proposal in any such meetings or discussions.

7.    Confidentiality

The Parties acknowledge that this Agreement and the discussions between the Parties can not remain confidential and are not subject to the confidentiality agreement between the Parties dated July 22, 2003. Further, this Agreement shall be made public to the extent required by applicable law or stock exchange rules and regulations.

8.    Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Sweden without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.

9.    Arbitration

Any dispute, claim or controversy, arising out of or relating to this Agreement, shall be referred to and finally settled by arbitration by three arbitrators in accordance with the arbitration rules of the London Court of International Arbitration. The Offeror shall nominate one arbitrator and the Company shall nominate one arbitrator, and the two Party nominated arbitrators shall nominate the third arbitrator, who shall act as chair of the tribunal. The arbitration proceedings shall take place in London, England, and shall be conducted in the English language.

This Agreement has been prepared in two originals, of which the Parties have taken one each.

November 30, 2003

POWERWAVE TECHNOLOGIES, INC.	LGP ALLGON HOLDING AB

/s/ BRUCE C. EDWARDS	/s/ BENGT BROMAN

Bruce C. Edwards President and Chief Executive Officer	Bengt Broman President

/s/ DAG TIGERSCHIÖLD

Dag Tigerschiöld Chairman

EXHIBIT A

(Reference is hereby made to the English translation of the joint press release issued by Powerwave and LGP Allgon in Sweden, dated December 1, 2003 filed pursuant to Rule 425 of the Securities Act of 1933, as amended)

ANNEX C

FORM OF OPTION AGREEMENT

This option agreement (the “Option Agreement”) dated as of November 30, 2003 has been entered into by and between

(A)                 , (                ), (the “Option Issuer”); and

(B) Powerwave Technologies, Inc. (the “Option Holder”).

WHEREAS the Option Issuer is the owner of              shares in LGP Allgon Holding AB (556346 – 2620), (the “Company”). These shares, together with any other shares of the Company acquired by the Option Issuer after the date of this Option Agreement until the right to purchase the Shares is exercised by the Option Holder, shall for the purpose of this Option Agreement constitute the “Shares”;

WHEREAS the Option Holder shall publicly announce an offer for all of the shares of the Company on December 1, 2003 (the “Offer”) pursuant to which the Option Holder will offer the shareholders of the Company, inter alia, to exchange each of their Company shares tendered for 1.1 newly issued shares in the Option Holder.

WHEREAS the Option Holder has required that the Option Issuer grants to the Option Holder the right (an option) to purchase, subject to the conditions set out herein, the Shares for consideration in the form of newly issued shares in Option Holder.

WHEREAS, the shares of capital stock of the Option Holder which the Option Issuer shall receive as consideration for the shares to be purchased by the Option Holder under this Option Agreement shall be subject to a lock-up period as set forth in the lock-up agreement (the “Lock-Up Agreement”) between the Option Holder and the Option Issuer dated as of the date hereof.

WHEREAS as a condition to the Option Holder’s willingness to commence the Offer, the Option Holder has required the Option Issuer enter into, and the Option Issuer has agreed to enter into, this Option Agreement and the Lock-Up Agreement.

NOW THEREFORE the Option Issuer and the Option Holder (the “Parties”, each a “Party”) have agreed to enter into this Option Agreement.

1.    Option Terms and Conditions

1.1  The Option Issuer hereby grants to the Option Holder the right (an option) to purchase the Shares from the Option Issuer for a consideration which for each Company share corresponds to 1.1 newly issued shares in the Option Holder (the “Consideration Shares”). If the Option Holder exercises its right to purchase the Shares and during a nine month period from the commencement of payment of consideration under the Offer increases the purchase price or if any additional or other consideration or compensation is paid for any shares issued by the Company other than pursuant to compulsory acquisition proceedings under Swedish law, the Option Holder shall pay to the Option Issuer an additional consideration per Share equal to such increase per Company share.

1.2  The right (an option) conferred upon the Option Holder to purchase the Shares from the Option Issuer set out in section 1.1 above is subject to (i) that the recommendation by the board of directors of the Company that the shareholders of the Company accept the Offer has not been withdrawn or materially adversely modified prior to the public announcement by the Option Holder that the Offer is implemented and (ii) that the Option Holder implements the Offer and that the implementation is carried out by a public announcement no later than June 30, 2004.

1.3  The Option Holder shall be entitled to exercise its right to purchase the Shares from the Option Issuer by written notice to the Option Issuer in the period commencing after the expiration of the initial application period of the Offer and ending before the public announcement is made by the Option Holder that the Offer is implemented, whereupon (i) the Option Issuer shall as soon as possible thereafter deliver the Shares to the Option Holder in accordance with the instructions of the Option Holder, and (ii) the Option Holder shall deliver to the Option Issuer the Consideration Shares in accordance with the instructions of the Option Issuer. The ownership to the Shares shall be transferred from the Option Issuer to the Option Holder upon delivery by the Option Holder to the Option Issuer of the Consideration Shares. An exercise of the right (an option) to purchase the Shares shall cover all and not less than all of the Shares.

1.4  The granting of the right (an option) to purchase the Shares and the other undertakings by the Option Issuer set out in this section 1 shall become effective only if the Option Holder makes and announces the Offer, in the form of the enclosed draft press release (Exhibit 1 hereto), on December 1, 2003 and shall automatically terminate on such date the Option Holder announces that it withdraws from the Offer.

2.    Representations and Warranties by the Parties

2.1  The Option Issuer represents and warrants to the Option Holder that as of the date hereof the Option Issuer has valid title to the Shares, and, as of the date of the public announcement by the Option Holder that the Offer is implemented, will have valid title to the Shares. The Option Issuer further represents and warrants to the Option Holder that it has all necessary authority, corporate or otherwise, to enter into this Option Agreement and perform its obligations hereunder.

2.2  The Option Holder represents and warrants to the Option Issuer that it has all necessary authority, corporate or otherwise, to enter into this Option Agreement and perform its obligations hereunder. The Option Holder further represents and warrants that the Option Holder, following the implementation of the Offer and also at the expiration of the calendar year 2004, will be the holder of a total number of Company shares (including the Shares purchased upon exercise of the right (an option) granted in this Option Agreement and any other Company shares purchased at the same time upon exercise of rights (options) granted in other agreements, which in all material respects are identical to this Option Agreement) representing in total more than 50 per cent of the total number of votes in the Company (on a fully diluted basis).

3.    Covenants of the Option Issuer

The Option Issuer agrees that, from the date on which this Option Agreement is signed by both Parties until the Option is exercised or has expired, the Option Issuer shall not cause or permit any Transfer (as defined below) of any of the Shares or enter into any agreement, option or arrangement with respect to a Transfer. For purposes of this Option Agreement, the Option Issuer shall be deemed to have effected a “Transfer” of the Shares if the Option Issuer directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such Shares or any interest therein; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Shares or any interest therein.

4.    Entire Agreement

This Option Agreement constitutes the entire agreement of the Parties hereto in respect of the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and representations of the Parties in respect of the subject matter hereof.

5.    Notices

Any notices or other communications required or permitted hereunder shall be in writing and will be deemed duly given upon (i) transmitter’s confirmation of a receipt of a facsimile transmission or (ii) confirmed delivery by a standard overnight carrier, addressed at the following addresses (or at such other address as the parties hereto may specify by like notice):

If to Option Holder, to:

Powerwave Technologies, Inc.,

Att. Bruce Edwards,

1801 E. St. Andrew Place,

Santa Ana, CA 92705, USA,

Fax No. +1-714466-5801

If to the Shareholder, to:

6.    Governing Law

The construction, validity and performance of this Option Agreement shall be governed by and construed in accordance with the laws of Sweden, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.

7.    Arbitration

7.1  Any dispute, controversy or claim arising out of or in connection with this Option Agreement, or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce.

7.2  The arbitral tribunal shall be composed of three arbitrators who shall be appointed by the Stockholm Chamber of Commerce.

7.3  The place of the arbitration shall be Stockholm, Sweden.

7.4  The language to be used in the arbitral proceedings shall be English, unless otherwise agreed.

7.5  The arbitration costs shall, unless otherwise agreed, be borne by the Option Holder irrespective of the outcome, provided that the Option Issuer’s request for arbitration was not manifestly unfounded, in which event the costs incurred shall be borne by the Option Issuer.

This Option Agreement has been drawn up in two (2) originals, of which one original is being retained by the Option Issuer and one original is being retained by the Option Holder.

November 30, 2003

POWERWAVE TECHNOLOGIES, INC.

Name:	Name:
Title:

ANNEX D

FORM OF LOCK-UP AGREEMENT

This lock-up Agreement (this “Lock-Up Agreement”), dated as of November 30, 2003, has been entered into by and between

(A) Powerwave Technologies, Inc., a company duly organized and existing under the laws of the State of Delaware and having offices at 1801 E. St Andrew Place, Santa Ana, CA 92705, USA, (“Parent”); and

(B)                 , (                ), (the “Shareholder”).

WHEREAS, the Parent and LGP Allgon Holding AB, (556346 – 2620), a company organized under the laws of Sweden (the “Company”), have agreed to a strategic combination transaction, pursuant to which the Parent will effect a tender offer for the Company’s outstanding shares (the “Offer”).

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner or record holder of                  shares of capital stock of the Company and has granted the Parent an option to purchase (the “Option”) these shares and any other shares of the Company acquired by the Shareholder after the date hereof and prior to the Parent exercising the Option as set forth in the option agreement between the Parent and the Shareholder dated as of the date hereof (the “Option Agreement”).

WHEREAS, upon Parent’s exercise of the Option, the Parent will issue to the Shareholder, and the Shareholder will be the beneficial owner or record holder of such number of newly issued shares of Parent Common Stock as the Shareholder shall receive as consideration for the shares sold to the Parent under the Option Agreement (the “Parent Shares”). For the sake of clarity, shares or any other securities relating to the Parent purchased in the market or otherwise acquired by the Shareholder shall not be considered to be Parent Shares.

WHEREAS, as a condition to the Parent’s willingness to commence the Offer, the Parent has required that the Shareholder enter into, and the Shareholder has agreed to enter into, this Lock-Up Agreement and the Option Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Restrictions on Transfer

During a period commencing on the date upon which the Shareholder becomes the beneficial owner or record holder of the Parent Shares and ending six (6) months after the date of commencement of settlement of consideration in the Offer (the “Lock-Up Period”), the Shareholder will not, without the prior written consent of the Parent, which consent shall not be unreasonably withheld or delayed, (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of any Parent Shares, (ii) enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of the Parent Shares or securities convertible into or exchangeable into Parent Shares, or (iii) engage in any short selling of the Parent Shares. The Parent may impose stop-transfer instructions with respect to the Parent Shares subject to the foregoing restrictions until the end of the Lock-Up Period.

2.    Permitted Transfers

Notwithstanding Section 1 of this Lock-Up Agreement, the Shareholder may transfer all or part of the Parent Shares as follows: (i) the Shareholder may transfer the Parent Shares as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing to be bound by the restrictions set forth herein, (ii) if the Shareholder is an individual, the Parent Shares may be transferred either during the Shareholder’s lifetime or on death by will or intestacy to any immediate family member or to any trust for the direct or indirect benefit of the Shareholder or the immediate family of the Shareholder, provided that such immediate family member or the trustee of the trust agrees in writing to be bound by the restrictions set forth herein, and provided further that any such transfer does not involve a disposition for value, (iii) the Shareholder may transfer the Parent Shares to any entity over which the Shareholder has a controlling influence (alone or together with other shareholders of the Parent who are bound by an agreement similar to this Lock-Up Agreement), to any company within the Skanditek Industriförvaltning AB group of companies or to any member of the Gottschlich family, provided that such entity or individual agrees in writing to be bound by the restrictions set forth herein, (iv) if the Shareholder comes into serious financial difficulty (considerable risk of bankruptcy), the Shareholder may, after consultation with the Parent regarding how such measure should be taken in order to take the best interest of the shareholders of the Parent into account, transfer, use as collateral for a loan to the Shareholder or enter into any similar financial arrangement in respect of the necessary number of the Parent Shares, and (v) if a public offer relating to the Parent Shares will be launched either by a third party or by the Parent itself during the Lock-Up Period, the Shareholder may accept such offer for the Parent Shares held by the Shareholder.

3.    Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to the Parent as follows:

(a)  Authority; No Violation.    The Shareholder has all necessary power and authority to enter into this Lock-Up Agreement and perform all of the Shareholder’s obligations hereunder. This Lock-Up Agreement has been duly and validly authorized, executed and delivered by the Shareholder and constitutes a valid and binding agreement of and is enforceable against the Shareholder and the Shareholder’s spouse, if the Parent Shares will constitute community property in accordance with its terms.

(b)  Ownership of Shares.    Upon the settlement of consideration in the Offer, the Shareholder will become the beneficial owner or record holder of the Parent Shares. With respect to the Parent Shares, the Shareholder will have, upon the settlement of consideration in the Offer, sole voting power, sole power of disposition and sole power to demand appraisal rights, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Lock-Up Agreement.

(c)  No Conflicts.    The execution, delivery and performance of this Lock-Up Agreement and the consummation by the Shareholder of the transactions contemplated hereby will not conflict with or constitute a violation of or default under any written contract, commitment, agreement or restriction of any kind to which the Shareholder is a party or by which the Shareholder is bound including, without limitation, any voting agreement, shareholders agreement, trust agreement or voting trust.

4.    Representations and Warranties of the Parent

The Parent hereby represents and warrants to the Shareholder as follows:

(a)  Authority; No Violation.    The Parent has all necessary power and authority to enter into this Lock-Up Agreement and perform all of the Parent’s obligations hereunder. This Lock-Up Agreement has been duly and validly authorized, executed and delivered by the Parent and constitutes a valid and binding agreement of and is enforceable against the Parent in accordance with its terms.

(b)  No Conflicts.    The execution, delivery and performance of this Lock-Up Agreement and the consummation by the Parent of the transactions contemplated hereby will not conflict with or constitute a violation of or default under any written contract, commitment, agreement or restriction of any kind to which the Parent is a party or by which the Parent is bound.

5.    Miscellaneous

5.1    Legend

If the Parent Shares are held in physical form, each certificate representing Parent Shares owned by a Shareholder or any permitted transferee shall contain the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A LOCK-UP AGREEMENT DATED NOVEMBER 30, 2003, BY AND BETWEEN THE COMPANY AND THE SHAREHOLDER, WHICH INCLUDES, WITHOUT LIMITATION, RESTRICTIONS ON TRANSFER, A COPY OF WHICH WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

5.2    Entire Agreement

This Lock-Up Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

5.3    Parties in Interest

This Lock-Up Agreement is binding upon and inures solely to the benefit of parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Lock-Up Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Lock-Up Agreement.

5.4    Assignment

No party may assign this Lock-Up Agreement without the prior written consent of the other parties, provided that each of the Parent and the Shareholder may assign any of its rights and obligations hereunder to any of its affiliates.

5.5    Specific Performance

The parties to this Lock-Up Agreement acknowledge that damages would be an inadequate remedy to a party hereto for an actual or prospective breach of this Lock-Up Agreement and that the obligations of a party hereto will be specifically enforceable.

5.6    Modifications

This Lock-Up Agreement may not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

5.7    Severability

The provisions of this Lock-Up Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Lock-Up Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Lock-Up Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

5.8    Governing Law

The construction, validity and performance of this Lock-Up Agreement shall be governed by and construed in accordance with the laws of Sweden, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.

5.9    Arbitration

Any dispute, controversy or claim arising out of or in connection with this Lock-Up Agreement, or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce.

The arbitral tribunal shall be composed of three arbitrators who shall be appointed by the Stockholm Chamber of Commerce.

The place of the arbitration shall be Stockholm, Sweden.

The language to be used in the arbitral proceedings shall be English, unless otherwise agreed.

The arbitration costs shall, unless otherwise agreed, be borne by the Parent irrespective of the outcome, provided that the Shareholder’s request for arbitration was not manifestly unfounded, in which event the costs incurred shall be borne by the Shareholder.

5.10    Counterparts

This Lock-Up Agreement may be executed in two or more counterparts or facsimile counterparts, each of which is deemed to be an original, but all of which constitute one and the same agreement.

5.11    Notices

Any notices or other communications required or permitted hereunder shall be in writing and will be deemed duly given upon (i) transmitter’s confirmation of a receipt of a facsimile transmission or (ii) confirmed delivery by a standard overnight carrier, addressed at the following addresses (or at such other address as the parties hereto may specify by like notice):

If to Parent, to:

Powerwave Technologies, Inc.,

Att. Bruce Edwards,

1801 E. St. Andrew Place,

Santa Ana, CA 92705, USA,

Fax No. +1-714466-5801.

If to the Shareholder, to:

IN WITNESS WHEREOF, the parties hereto have executed this Lock-Up Agreement as of the date first above written.

POWERWAVE TECHNOLOGIES, INC.

Name:	Name:
Title:	Title:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

(a)  As permitted by the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation eliminates the liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a directors, except to the extent otherwise required by the Delaware General Corporation Law.

(b)  The Registrant has entered into indemnification agreements with each of its directors and officers which provide for the indemnification of such persons against any an all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form-S-1 (File No. 333-13679) as filed with the Securities and Exchange Commission on December 3, 1996).

3.1.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q as filed with the Securities and Exchange Commission on August 15, 2000).

3.1.3	Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 2.1 to Registrant’s Form 8-A as filed with the Securities and Exchange Commission on June 4, 2001).

3.2.1	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form-S-1 (File No. 333-13679) as filed with the Securities and Exchange Commission on December 3, 1996).

4.1	Rights Agreement, dated as of June 1, 2001 between Powerwave Technologies, Inc. and U.S. Stock Transfer Corporation, as Rights Agent, which includes as Exhibit A thereto the form of Certificate of Designation for the Series A Junior Participating Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Terms of Stockholder Rights Plan (incorporated by reference to Exhibit 2.1 to Registrant’s Form 8-A12G as filed with the Securities and Exchange Commission on June 4, 2001).

4.1.1	First Amendment to Rights Agreement, dated June 19, 2003, between Powerwave Technologies, Inc. and U.S. Stock Transfer Corporation, as Rights Agent (incorporated by reference to Exhibit 2 to Registrant’s Form 8-A12G/A as filed with the Securities and Exchange Commission on July 10, 2003).

4.2	Indenture, dated as of July 18, 2003, by and between Powerwave Technologies, Inc. and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.2 to Registrant’s Form S-3 as filed with the Securities and Exchange Commission on August 4, 2003).

4.3	Registration Rights Agreement, dated as of July 18, 2003, by and between Powerwave Technologies, Inc. and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 4.3 to Registrant’s Form S-3 as filed with the Securities and Exchange Commission on August 4, 2003).

Exhibit Number	Description
4.4	Form of Global 1.25% Convertible Subordinated Note Due 2008 (incorporated by reference to Exhibit 4.4 to Registrant’s Form S-3 as filed with the Securities and Exchange Commission on August 4, 2003).

5.1	Opinion of Stradling Yocca Carlson & Rauth.

12.1	Computation of Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Registrant’s Form S-3 as filed with the Securities and Exchange Commission on August 4, 2003).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche AB.

23.3	Consent of PricewaterhouseCoopers AB.

23.4	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1 (incorporated by reference to Exhibit 25.1 to Registrant’s Form S-3 as filed with the Securities and Exchange Commission on August 4, 2003).

99.1	Opinion of Deutsche Bank Securities Inc., Financial Advisor to Powerwave (included as Annex A to the Proxy Statement/Prospectus contained in this registration statement).

99.2	Non-solicitation Agreement dated November 30, 2003, by and between LGP Allgon Holding AB and the registrant (included as Annex B to the Proxy Statement/Prospectus contained in this registration statement).

99.3	Form of Option Agreement dated November 30, 2003, by and between the registrant and each of Mikael Gottschlich, Eva Gottschlich, Manfred Gottschlich, Skanditek Industriförvaltning AB, G. Kallström & Co AB and Dag Tigerschiöld (included as Annex C to the Proxy Statement/Prospectus contained in this registration statement).

99.4	Form of Lockup Agreement dated November 30, 2003, by and between the registrant and each of Mikael Gottschlich, Eva Gottschlich, Manfred Gottschlich, Skanditek Industriförvaltning AB, G. Kallström & Co AB and Dag Tigerschiöld (included as Annex D to the Proxy Statement/Prospectus contained in this registration statement).

99.5	Form of Proxy Card for shareholders of the registrant (included at end of the Proxy Statement/Prospectus contained in this registration statement).

99.6	Consent of Deutsche Bank Securities Inc.

99.7	Letter of Transmittal.*

99.8	Notice of Guaranteed Delivery.*

99.9	Letter from the Information Agent to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.10	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.11	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

*	To be filed by amendment.

Item 22.	Undertakings

(a)(1)  Powerwave hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2)  Powerwave undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)  Powerwave hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Powerwave’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)(1)  Powerwave hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (2)  Powerwave hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on January 23, 2004.

POWERWAVE TECHNOLOGIES, INC.

By:	/s/ BRUCE C. EDWARDS

Bruce C. Edwards
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Powerwave Technologies, Inc., do hereby constitute and appoint Bruce C. Edwards and Kevin T. Michaels, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRUCE C. EDWARDS Bruce C. Edwards	President, Chief Executive Officer and Director (Principal Executive Officer)	January 23, 2004

/s/ KEVIN T. MICHAELS Kevin T. Michaels	Senior Vice President, Finance, Chief Financial Officer and Secretary (Principal Financial and Principal Accounting Officer)	January 23, 2004

/s/ JOHN L. CLENDENIN John L. Clendenin	Chairman of the Board of Directors	January 23, 2004

/s/ GREGORY M. AVIS Gregory M. Avis	Director	January 23, 2004

/s/ EUGENE L. GODA Eugene L. Goda	Director	January 23, 2004

/s/ DAVID L. GEORGE David L. George	Director	January 23, 2004

Signature	Title	Date

/s/ ANDREW SUKAWATY Andrew Sukawaty	Director	January 23, 2004

/s/ SAFI U. QURESHEY Safi U. Qureshey	Director	January 23, 2004

/s/ CARL W. NEUN Carl W. Neun	Director	January 23, 2004

/s/ DANIEL A. ARTUSI Daniel A. Artusi	Director	January 23, 2004

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form-S-1 (File No. 333-13679) as filed with the Securities and Exchange Commission on December 3, 1996).

3.1.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q as filed with the Securities and Exchange Commission on August 15, 2000).

3.1.3	Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 2.1 to Registrant’s Form 8-A as filed with the Securities and Exchange Commission on June 4, 2001).

3.2.1	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form-S-1 (File No. 333-13679) as filed with the Securities and Exchange Commission on December 3, 1996).

4.1	Rights Agreement, dated as of June 1, 2001 between Powerwave Technologies, Inc. and U.S. Stock Transfer Corporation, as Rights Agent, which includes as Exhibit A thereto the form of Certificate of Designation for the Series A Junior Participating Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Terms of Stockholder Rights Plan (incorporated by reference to Exhibit 2.1 to Registrant’s Form 8-A12G as filed with the Securities and Exchange Commission on June 4, 2001).

4.1.1	First Amendment to Rights Agreement, dated June 19, 2003, between Powerwave Technologies, Inc. and U.S. Stock Transfer Corporation, as Rights Agent (incorporated by reference to Exhibit 2 to Registrant’s Form 8-A12G/A as filed with the Securities and Exchange Commission on July 10, 2003).

4.2	Indenture, dated as of July 18, 2003, by and between Powerwave Technologies, Inc. and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.2 to Registrant’s Form S-3 as filed with the Securities and Exchange Commission on August 4, 2003).

4.3	Registration Rights Agreement, dated as of July 18, 2003, by and between Powerwave Technologies, Inc. and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 4.3 to Registrant’s Form S-3 as filed with the Securities and Exchange Commission on August 4, 2003).

4.4	Form of Global 1.25% Convertible Subordinated Note Due 2008 (incorporated by reference to Exhibit 4.4 to Registrant’s Form S-3 as filed with the Securities and Exchange Commission on August 4, 2003).

5.1	Opinion of Stradling Yocca Carlson & Rauth.

12.1	Computation of Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Registrant’s Form S-3 as filed with the Securities and Exchange Commission on August 4, 2003).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche AB.

23.3	Consent of PricewaterhouseCoopers AB.

23.4	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Exhibit Number	Description

25.1	Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1 (incorporated by reference to Exhibit 25.1 to Registrant’s Form S-3 as filed with the Securities and Exchange Commission on August 4, 2003).

99.1	Opinion of Deutsche Bank Securities Inc., Financial Advisor to Powerwave (included as Annex A to the Proxy Statement/Prospectus contained in this registration statement).

99.2	Non-solicitation Agreement dated November 30, 2003, by and between LGP Allgon Holding AB and the registrant (included as Annex B to the Proxy Statement/Prospectus contained in this registration statement).

99.3	Form of Option Agreement dated November 30, 2003, by and between the registrant and each of Mikael Gottschlich, Eva Gottschlich, Manfred Gottschlich, Skanditek Industriförvaltning AB, G. Kallström & Co AB and Dag Tigerschiöld (included as Annex C to the Proxy Statement/Prospectus contained in this registration statement).

99.4	Form of Lockup Agreement dated November 30, 2003, by and between the registrant and each of Mikael Gottschlich, Eva Gottschlich, Manfred Gottschlich, Skanditek Industriförvaltning AB, G. Kallström & Co AB and Dag Tigerschiöld (included as Annex D to the Proxy Statement/Prospectus contained in this registration statement).

99.5	Form of Proxy Card for shareholders of the registrant (included at end of the Proxy Statement/Prospectus contained in this registration statement).

99.6	Consent of Deutsche Bank Securities Inc.

99.7	Letter of Transmittal.*

99.8	Notice of Guaranteed Delivery.*

99.9	Letter from the Information Agent to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.10	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

99.11	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

POWERWAVE TECHNOLOGIES, INC.

REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY     , 2004

The undersigned shareholder(s) of Powerwave Technologies, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated January 19, 2004 and nominates, constitutes and appoints Bruce C. Edwards and Kevin T. Michaels, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Powerwave which the undersigned is entitled to vote at the Special Meeting of Shareholders of Powerwave to be held at the offices of the Company located at 1801 E. St. Andrew Place, Santa Ana, California on Friday, February     , 2004 at 9:00 a.m., and any and all adjournments thereof, as fully with the same force and effect as the undersigned might or could do if personally present thereat, upon and in respect of the matters described below and in accordance with the instructions below:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS ONE AND

TWO. THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “FOR” PROPOSALS ONE

AND TWO UNLESS OTHERWISE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN

ACCORDANCE WITH SUCH INSTRUCTIONS.

•	MARK, SIGN AND DATE YOUR PROXY CARD
•	DETACH YOUR PROXY CARD
•	RETURN YOUR PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED

Please Detach Here

ê    You Must Detach This Portion of the Proxy Card    ê

Before Returning it in the Enclosed Envelope

ê    DETACH PROXY CARD HERE    ê

1.	To approve the issuance and exchange of up to 54,600,000 shares of Powerwave common stock to LGP Allgon shareholders in connection with the Exchange Offer.	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To approve an amendment to Powerwave’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 135,000,000 shares, $0.0001 par value per share, to 250,000,000 shares, $0.0001 par value per share.	☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting.

Number of Shares:

Dated: , 2004

I/We ☐ do ☐ do not expect to attend the Special Meeting.	(Please Print Name)

Number of Persons to attend:

(Signature of Shareholder(s))

(Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc. should give their full titles. All joint owners should sign.)